Filed Pursuant to Rule 424(b)(3)

Registration No. 333-204905

Prospectus Supplement No. 40

(To Prospectus dated October 14, 2015)

4,000,000 shares of common stock issuable
upon the exercise of the 4,000,000
outstanding Class A warrants

and

2,000,000 shares of common stock issuable
upon the exercise of the 4,000,000
outstanding Class B warrants

This prospectus supplement No. 36 supplements the prospectus dated October 14, 2015 filed pursuant to Rule 424(b)(4) by Cerecor Inc. (the “Company” or “we”), as supplemented by the prospectus supplement No. 1 dated October 20, 2015, the prospectus supplement No. 2 dated November 13, 2015, the prospectus supplement No. 3 dated November 23, 2015, the prospectus supplement No. 4 dated December 17, 2015, the prospectus supplement No. 5 dated December 21, 2015, the prospectus supplement No. 6 dated December 29, 2015, the prospectus supplement No. 7 dated January 5, 2016, the prospectus supplement No. 8 dated January 12, 2016, the prospectus supplement No. 9 dated January 19, 2016, the prospectus supplement No. 10 dated February 2, 2016, the prospectus supplement No. 11 dated April 11, 2016, the prospectus supplement No. 12 dated May 25, 2016, the prospectus supplement No. 13 dated May 26, 2016, the prospectus supplement No. 14 dated May 26, 2016, the prospectus supplement No. 15 dated July 20, 2016, the prospectus supplement No. 16 dated August 15, 2016, the prospectus supplement No. 17 dated August 29, 2016, the prospectus supplement No. 18 dated September 6, 2016, the prospectus supplement No. 19 dated September 12, 2016, the prospectus supplement No. 20 dated September 21, 2016, the prospectus supplement No. 21 dated September 26, 2016, the prospectus supplement No. 22 dated November 8, 2016, the prospectus supplement No. 23 dated November 29, 2016, the prospectus supplement No. 24 dated December 5, 2016, the prospectus supplement No. 25 dated January 20, 2017, the prospectus supplement No. 26 dated January 27, 2017, the prospectus supplement No. 27 dated January 30, 2017, the prospectus supplement No. 28 dated March 2, 2017, the prospectus supplement No. 29 dated March 13, 2017, the prospectus supplement No. 30 dated March 15, 2017, the prospectus supplement No. 31 dated May 9, 2017, the prospectus supplement No. 32 dated July 7, 2017, the prospectus supplement No. 33 dated July 7, 2017, the prospectus supplement No. 34 dated August 14, 2017, the prospectus supplement No. 35 dated August 14, 2017, the prospectus supplement No. 36 dated August 25, 2017, the prospectus supplement No. 37 dated October 17, 2017,  the prospectus supplement No. 38 dated October 20, 2017 and the prospectus supplement dated November 6, 2017, each filed pursuant to Rule 424(b)(3) by the Company (collectively, the “Prospectus”).  Pursuant to the Prospectus, this prospectus supplement relates to the continuous offering of 4,000,000 shares of common stock underlying our Class A warrants.  Each warrant was a component of a unit that we issued in our initial public offering, which closed on October 20, 2015.  The components of the units began to trade separately on November 13, 2015.  Each Class A warrant became exercisable on the date when the units detached and the components began to trade separately and will expire on October 20, 2018, or earlier upon redemption.

This prospectus supplement incorporates into our Prospectus the information contained in our attached Current Report on Form 8-K, which was filed with the Securities and Exchange Commission on November 17, 2017.

You should read this prospectus supplement in conjunction with the Prospectus, including any supplements and amendments thereto. This prospectus supplement is qualified by reference to the Prospectus except to the extent that the information in this prospectus supplement supersedes the information contained in the Prospectus.

This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any supplements and amendments thereto.

Our common stock, the Class A warrants are traded on The NASDAQ Capital Market under the symbols “CERC,” and “CERCW,” respectively.

AN INVESTMENT IN OUR SECURITIES INVOLVES A HIGH DEGREE OF RISK. SEE THE SECTION ENTITLED “RISK FACTORS” BEGINNING ON PAGE 16 OF THE PROSPECTUS

FOR A DISCUSSION OF INFORMATION THAT SHOULD BE CAREFULLY CONSIDERED IN CONNECTION WITH AN INVESTMENT IN OUR SECURITIES

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is November 17, 2017

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) November 17, 2017

Cerecor Inc.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

001-37590	45-0705648
(Commission File Number)	(IRS Employer Identification No.)

400 E. Pratt Street, Suite 606, Baltimore, Maryland 21202

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (410) 522-8707

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐                     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging Growth Company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 1.01            Entry into a Material Definitive Agreement.

On November 17, 2017, Cerecor Inc. (the “Company”) entered into, and consummated the transactions contemplated by, an Equity Interest Purchase Agreement (the “Purchase Agreement”) by and among the Company, TRx Pharmaceuticals, LLC, a North Carolina limited liability company (“TRx”), Fremantle Corporation and LRS International LLC, the selling members of TRx (collectively, the “Sellers”) and, for the limited purposes set forth therein, Randal O. Jones and Robert C. Moscato, Jr., which agreement provided for the purchase of all of the equity and ownership interests of TRx by the Company.  The consideration for the acquisition consists of $18.9 million in cash, as adjusted for Estimated Working Capital, Estimated Cash on Hand, Estimated Indebtedness and Estimated Transaction Expenses, as well as shares of the Company’s common stock having an aggregate value on the Closing Date of $4.1 million and certain Contingent Payments, if any become payable.  Capitalized terms not defined herein are defined in the Purchase Agreement.

The Purchase Agreement includes customary representations, warranties and covenants of the Company, TRx and the Sellers, including provisions that require the Company to indemnify the Sellers for losses resulting from any breach by the Company of its representations, warranties or covenants in the Purchase Agreement.

The foregoing description of the Purchase Agreement is qualified in its entirety by reference to the complete text of the Purchase Agreement, a copy of which is filed as Exhibit 2.1 hereto and is incorporated herein by reference.

On November 17, 2017, the Company, ZPC Merger Corp., a North Carolina corporation and a direct wholly owned subsidiary of the Company (“Merger Sub”), Zylera Pharma Corp., a North Carolina corporation (“Zylera Corp”), Zylera Pharmaceuticals, LLC, a North Carolina limited liability company (the “Shareholder”) and Fremantle Corporation and LRS International LLC (the “Sellers”) entered into an Agreement and Plan of Merger and Reorganization (the “Merger Agreement”) providing for the merger of Merger Sub with and into Zylera Corp (the “Merger”), with Zylera Corp surviving as a wholly owned subsidiary of the Company.  In connection with the Merger, the Company issued to the Shareholder shares of the Company’s common stock having an aggregate value on the Closing Date of $4.0 million, which was ultimately transferred to the Sellers.

The Merger Agreement includes customary representations, warranties and covenants of the Company, Merger Sub and Zylera Corp, including provisions that require the Company to indemnify the Sellers for losses resulting from any breach by the Company of its representations, warranties or covenants in the Merger Agreement.

The foregoing description of the Merger Agreement is qualified in its entirety by reference to the complete text of the Merger Agreement, a copy of which is filed as Exhibit 2.2 hereto and is incorporated herein by reference.

The Purchase Agreement and the Merger Agreement contain representations and warranties that the parties made to, and are solely for the benefit of, each other. Investors and security holders should not rely on the representations and warranties as characterizations of the actual state of facts, since they were made only as of the date of the Purchase Agreement and Merger Agreement. Moreover, information concerning the subject matter of such representations and warranties may change after the date of the Purchase Agreement and Merger Agreement, which subsequent information may or may not be fully reflected in public disclosures.

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Item 2.01 Completion of Acquisition or Disposition of Assets.

On November 17, 2017, concurrently with the execution and delivery of the Purchase Agreement described in Item 1.01, the Company, TRx and the Sellers completed the transactions contemplated thereby. The information disclosed in response to Item 1.01 is incorporated herein by reference.

On November 17, 2017, concurrently with the execution and delivery of the Merger Agreement described in Item 1.01, the Company, Merger Sub, Zylera Corp and the Shareholder completed the transactions contemplated thereby. The information disclosed in response to Item 1.01 is incorporated herein by reference.

Item 3.02 Unregistered Sales of Equity Securities.

The issuance of shares of the Company’s common stock pursuant to the Purchase Agreement and the Merger Agreement, as described in Item 1.01, was not registered under the Securities Act of 1933, as amended (the “Securities Act”), in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act because such issuance does not involve a public offering. The information disclosed in response to Item 1.01 is incorporated herein by reference.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c)  Appointment of Officer

Effective November 21, 2017, Robert C. Moscato, Jr. was appointed President and Chief Operating Officer of the Company and as such serves as the Company’s principal executive officer.  Effective November 21, 2017, the Company’s interim Chief Executive Officer, John Kaiser, and Dr. Ronald Marcus, Chief Medical Officer, resigned from their respective positions with the Company.

The Company and Mr. Moscato have not entered into an employment agreement at this time.  There are no arrangements or understandings between Mr. Moscato and any other person pursuant to which he was selected as an officer of the Company.

Mr. Moscato has a breadth of healthcare and pharmaceutical industry experience.  In June 2011, he co-founded and has since been the Chief Executive Officer of Zylera Pharmaceuticals, LLC, a pediatric focused specialty pharmaceutical company.  From February 2006 until May 2011, Mr. Moscato served as the Chief Operating Officer of Deston Therapeutics, LLC, which was a specialty pharmaceutical company concentrating on acute care therapies.  Prior to that he held various positions in sales, sales management, business analysis and product marketing.  Mr. Moscato has extensive experience with product launches, sales force development and channel marketing.  He holds an AS degree in Food Science and Nutrition from SUNY Farmingdale, BS degree in Healthcare Management from St. Francis College and an MBA with a concentration in Marketing from IONA College.

Mr. Moscato is 42 years old and has no familial relationships with any executive officer or director of the Company. There have been no transactions in which the Company has participated and in which Mr. Moscato had a direct or indirect material interest that would be required to be disclosed under Item 404(a) of Regulation S-K.

3

(d)  Election of Directors

Effective November 21, 2017, the Board of the Company appointed Mr. Moscato as a Class I director to fill one of the vacant Board seats and to hold office until the Company’s 2019 Annual Meeting of Stockholders or until his successor is duly elected and qualified.

There are no arrangements or understandings between Mr. Moscato and any other person pursuant to which he was selected as a director of the Company, and there is no family relationship between Mr. Moscato and any of the Company’s other directors or executive officers. There have been no transactions in which the Company has participated and in which Mr. Moscato has a direct or indirect material financial interest that would be required to be disclosed under Item 404(a) of Regulation S-K.

Effective November 21, 2017, the Board of the Company also appointed Randal O. Jones as a Class III director to fill one of the vacant Board seats and to hold office until the Company’s 2018 Annual Meeting of Stockholders or until his successor is duly elected and qualified.

There are no arrangements or understandings between Mr. Jones and any other person pursuant to which he was selected as a director of the Company, and there is no family relationship between Mr. Jones and any of the Company’s other directors or executive officers. There have been no transactions in which the Company has participated and in which Mr. Jones has a direct or indirect material financial interest that would be required to be disclosed under Item 404(a) of Regulation S-K.

Pursuant to the Company’s Non-Employee Director Compensation Plan, Mr. Jones received an initial stock option grant for the purchase of up to 16,714 shares of the Company’s common stock. The grant shall vest one third on each of the first, second and third anniversaries of the date of grant, provided Mr. Jones is then a director of the Company.

Since January 2006, Mr. Jones has served as the President of Fremantle Corporation, a management and consulting service and has been the manager and Chief Financial Officer of Zylera Pharmaceuticals, LLC and its subsidiaries, a pediatric focused specialty pharmaceutical company.  He has been a manager and the Chief Executive Officer of TRx Pharmaceuticals, LLC since December 2005. Mr. Jones is a former CPA and holds a BS in Finance from Arizona State University, as well as an MBA with an emphasis in Managerial Accounting from the University of Denver.

Item 7.01.                                        Regulation FD Disclosure.

On November 17, 2017, the Company issued press releases announcing (i) the completion of the transactions contemplated by the Purchase Agreement and the Merger Agreement described above in Item 1.01; and (ii) Mr. Moscato’s and Mr. Jones’ appointments described above in Item 5.02. A copy of each press release is furnished herewith as Exhibits 99.1 and 99.2, respectively, to this Current Report on Form 8-K and is incorporated herein by reference.

The information contained in this Item 7.01 of this Current Report on Form 8-K (including Exhibits 99.1 and 99.2) is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Exchange Act, or otherwise subject to the liabilities of that Section.  The information in this Current Report shall not be deemed incorporated by reference in any filing under the Securities Act or the Exchange Act, except as expressly set forth by specific reference in such a filing.

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Item 9.01.  Financial Statements and Exhibits.

a) Financial Statements of Businesses Acquired.

To the extent required, the Company intends to file the financial statements required by Item 9.01(a) as part of an amendment to this Current Report on Form 8-K no later than 71 calendar days after the required filing date for this Current Report on Form 8-K.

(b) Pro Forma Financial Information.

To the extent required, the Company intends to file the pro forma financial information required by Item 9.01(b) as an amendment to this Current Report on Form 8-K no later than 71 days after the required filing date for this Current Report on Form 8-K.

(d)                                 Exhibits

Exhibit No.	Description

2.1*

Equity Interest Purchase Agreement, dated November 17, 2017, by and among Cerecor Inc., TRx Pharmaceuticals, LLC, Fremantle Corporation and LRS International LLC, the selling members of TRx, and, solely for the limited purposes stated therein, Randal O. Jones and Robert C. Moscato, Jr.

2.2*

Agreement and Plan of Merger and Reorganization, dated November 17, 2017, by and among Cerecor Inc., ZPC Merger Corp., a direct wholly owned subsidiary of Cerecor Inc., Zylera Pharma Corp., Zylera Pharmaceuticals, LLC, Fremantle Corporation and LRS International LLC

99.1	Press release, dated November 17, 2017, entitled “Cerecor Acquires TRx Pharmaceuticals.”

99.2	Press release, dated November 17, 2017, entitled “Cerecor Announces Leadership Changes.”

*                                         The schedules to each of the Purchase Agreement and the Merger Agreement have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The Company agrees to furnish a copy of any schedule omitted from the Purchase Agreement and/or Merger Agreement to the SEC upon   request.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CERECOR INC.

Date: November 17, 2017	/s/ Mariam Morris
Mariam Morris
Chief Financial Officer

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Exhibit 2.1

EXECUTION VERSION

EQUITY INTEREST PURCHASE AGREEMENT

by and among

CERECOR INC.,

TRx PHARMACEUTICALS, LLC,

THE SELLERS NAMED HEREIN

and

RANDAL JONES AND ROBERT MOSCATO
(SOLELY FOR PURPOSES OF SECTION 6.2 HEREOF)

Dated as of November 17, 2017

i

(continued)

ii

(continued)

iii

EQUITY INTEREST PURCHASE AGREEMENT

This EQUITY INTEREST PURCHASE AGREEMENT, dated as of November 17, 2017 (the “Agreement”), is by and among Cerecor Inc., a Delaware corporation (“Purchaser”), TRx Pharmaceuticals, LLC, a North Carolina limited liability company (the “Company”), the members of the Company listed on the signature pages hereof (each a “Seller” and collectively, the “Sellers”), and, solely for purposes of Section 6.2 hereof, Randal Jones and Robert Moscato (the “Owners” and, together with the Sellers, the “Restricted Parties”).

RECITALS

A.                                    The Sellers own all of the issued and outstanding equity interests of the Company.

B.                                    As of the date hereof, the Company owns, directly or indirectly, all of the issued and outstanding equity interests of the other Company Entities.

C.                                    Sellers desire to sell to Purchaser, and Purchaser desires to purchase from Sellers, 100% of the equity and ownership interests of the Company (the “Membership Interests”) for the purchase price and upon the terms and conditions hereinafter set forth (the “Acquisition”).

D.                                    Prior to the closing of the Acquisition, the Sellers, the Company and Purchaser desire to effect a merger and reorganization of Zylera Pharma Corp., a North Carolina corporation (“Zylera Corp”), pursuant to the Agreement and Plan of Merger and Reorganization attached hereto as Exhibit A (the “Merger Agreement”).

E.                                     As an inducement for Purchaser to enter into this Agreement, each of the Restricted Parties has agreed to enter into certain restrictive covenants as set forth in Section 6.2 hereof in consideration of the material benefits received hereunder by the Sellers and, as the owners of the Sellers, by the Owners in their individual capacities.

F.                                      The Sellers and Purchaser desire to provide the respective representations, warranties, covenants and indemnities contained herein.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter contained, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1                         Certain Definitions.  For purposes of this Agreement, the following terms shall have the meanings specified in this Section 1.1:

“Accounting Methodology” means GAAP applied using the accounting principles, methods and practices utilized in preparing the Financial Statements, applied on a consistent basis, and with consistent classifications used in the Financial Statements, provided that in each case, in the event of any disagreement between consistency and GAAP, GAAP shall prevail.

“Adjustment Time” means 11:59 p.m. on the Closing Date.

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person, and the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting interests or securities, by contract or otherwise.

“Business Day” means any day of the year on which national banking institutions in North Carolina are open to the public for conducting business and are not required or authorized to close.

“Cash on Hand” means (without duplication) the sum of all unrestricted cash and cash equivalents of the Company Group as determined in accordance with the Accounting Methodology, including cash on hand, positive bank balances, other cash accounts held by the Company Group, certificates of deposit, money market funds and security deposits, reduced for outstanding checks and wires and increased for checks and drafts deposited for the account of the Company Group.

“Closing Date Cash on Hand” means the aggregate amount of the Cash on Hand as of the Adjustment Time, as finally determined in accordance with Section 2.6.

“Closing Date Equity Consideration” means the portion of the Equity Consideration equal to 19.9% of Purchaser’s total outstanding voting securities as of the Closing Date, less the amount of Purchaser’s common stock issued as merger consideration pursuant to the Merger Agreement, and such Closing Date Equity Consideration will not exceed in any event the number of shares of Purchaser’s common stock that Purchaser may issue in the aggregate pursuant to the transactions contemplated hereunder without breaching Purchaser’s obligations under the rules and regulations of the NASDAQ Capital Markets.

“Closing Date Indebtedness” means the aggregate Indebtedness of the Company Group as of the Adjustment Time, as finally determined in accordance with Section 2.6.

“Closing Date Working Capital” means the value of the Working Capital as of the Adjustment Time, as finally determined in accordance with Section 2.6.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and the regulations promulgated pursuant thereto.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Entities” means the Company, Zylera Pharmaceuticals, LLC, a North Carolina limited liability company, and Princeton Therapeutics, LLC, a North Carolina limited liability company.

“Company Group” means the Company Entities and Zylera Corp.

“Company Intellectual Property” means Intellectual Property owned by the Company Entities.

“Company Products” means the products listed in Section 1.1A of the Disclosure Schedule.

“Company Transaction Expenses” means the aggregate amount of all out-of-pocket fees and expenses, incurred by or on behalf of, or to be paid by, the Company Group in connection with the negotiation, preparation or execution of this Agreement or any documents or agreements contemplated hereby or the performance or consummation of the transactions contemplated hereby, including: (i) any fees and expenses associated with obtaining necessary or appropriate waivers, consents or approvals of third parties on behalf of the Company Group; (ii) any fees or expenses associated with obtaining the release and termination of any Liens; (iii) all brokers’ or finders’ fees, including all fees payable to Torreya Partners, LLC; and (iv) fees and expenses of counsel, advisors, consultants, investment bankers, accountants, and auditors and experts.

“Contract” means any contract, agreement, indenture, note, bond, mortgage, loan, instrument, lease, license, commitment or other arrangement, understanding, undertaking, commitment or obligation, whether written or oral.

“Contract Manufacturing Agreement” means any manufacturing or supply agreement with a manufacturer or supplier of raw materials, bulk product, final packaged doses or any intermediate form of any drug product to which any Company Entity is a party.

“Environmental Law” means any Law, as now or hereafter in effect, in any way relating to the protection of human health and safety, the environment or natural resources including the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. App. § 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), the Clean Water Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.) the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. § 136 et seq.), and the Occupational Safety and Health Act (29 U.S.C. § 651 et seq.), as each has been or may be amended and the regulations promulgated pursuant thereto.

“ERISA” means the Employment Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any entity which is (or at any relevant time was) a member of a “controlled group of corporations” with, under “common control” with, or a member of an “affiliated service group” with, or otherwise required to be aggregated with, any Company Entity as set forth in Section 414(b), (c), (m) or (o) of the Code.

“Estimated Working Capital Adjustment” means an amount (which may be positive or negative) equal to the difference between (i) Estimated Working Capital and (ii) Target Working Capital.

“FDA” means the United States Food and Drug Administration.

“FDA Approval” means the approval, license, clearance or authorization of the FDA necessary for the marketing and sale of a product for human use in the United States.

“FDA Approval Milestone Payment” means Two Million Dollars ($2,000,000), which amount shall be payable in cash or shares of Purchaser common stock or a combination thereof, as determined in the discretion of Purchaser, with any equity component thereof valued at a price per share of common stock equal to the Volume-Weighted Average Stock Price for the twenty (20) consecutive trading days prior to the date that the FDA Approval Milestone is achieved.

“GAAP” means generally accepted accounting principles in the United States as of the date hereof.

“Good Manufacturing Practice” means, as applicable, the current good manufacturing practices of pharmaceutical products in accordance with the U.S. Federal Food, Drug, and Cosmetic Act (21 U.S.C. § 301 et. seq.), the regulations promulgated thereunder, as amended from time to time, including the current Good Manufacturing Practice Regulations of the United States Code of Federal Regulations Title 21 (21 C.F.R. §§ 210-211), guidance pertaining to the production of finished pharmaceutical products, pharmaceutical intermediates and active pharmaceutical ingredients, and such standards of good manufacturing practices as are required by the applicable regulatory authorities of any foreign Governmental Body, if applicable, and; current good manufacturing practices of dietary supplements in accordance with the U.S. Federal Food, Drug, and Cosmetic Act (21 U.S.C. § 301 et. seq.), the regulations promulgated thereunder, as amended from time to time, including the current Good Manufacturing Practice Regulations of the United States Code of Federal Regulations Title 21 (21 C.F.R. § 111), guidance pertaining to the production of dietary supplements, and such standards of good manufacturing practices as are required by the applicable regulatory authorities of any foreign Governmental Body, if applicable.

“Governmental Body” means any government or governmental or regulatory body thereof, or political subdivision thereof, whether federal, state, local or foreign, or any agency, instrumentality or authority thereof, or any court or arbitrator (public or private).

“Gross Profit” means the aggregate gross amount received by any Company Entity, Purchaser or any of Purchaser’s Affiliates for any of such party’s bona fide sales to third parties of the Company Products.

“Gross Profit Earnout Amount” means Three Million Dollars ($3,000,000).

“Hazardous Material” means any substance, material or waste that is regulated, classified, or otherwise characterized under or pursuant to any Environmental Law as “hazardous,” “toxic,” “pollutant,” “contaminant,” “radioactive,” or words of similar meaning or effect, including petroleum and its by-products, asbestos, polychlorinated biphenyls, radon, mold and urea formaldehyde insulation.

“Health Care Laws” means Title XVIII of the Social Security Act, 42 U.S.C. §§ 1395-1395hhh (Medicare), including specifically, the Ethics in Patient Referrals Act, as amended, 42 U.S.C. § 1395nn; Title XIX of the Social Security Act, 42 U.S.C. §§ 1396-1396v (Medicaid); the Federal Health Care Program Anti-Kickback Statute, 42 U.S.C. § 1320a-7b(b); the False Claims Act, 31 U.S.C. §§ 3729-3733 (as amended); the Program Fraud Civil Remedies Act, 31 U.S.C. §§ 3801-3812; the Anti-Kickback Act of 1986, 41 U.S.C. §§ 51-58; the Civil Monetary Penalties Law, 42 U.S.C. §§ 1320a-7a and 1320a-7b; the Exclusion Laws, 42 U.S.C. § 1320a-7; the Physician Payments Sunshine Act, 42 USC § 1320a—7h; the Health Insurance Portability and Accountability Act of 1996, 42 U.S.C. §§ 1320d-1329d-8 and all applicable implementing regulations, rules, ordinances, judgments, and orders; and any similar state and local statutes, regulations, rules, ordinances, judgments, and orders; and all applicable federal, state, and local licensing, certificate of need, regulatory and reimbursement statutes, regulations, rules, ordinances, orders, and judgments applicable to healthcare service providers providing the items and services that any Company Entity provides.

“Health Care Regulatory Authorizations” means any approvals, clearances, authorizations, registrations, certifications or licenses granted by any Governmental Body which administers Health Care Laws, including the FDA, FTC, DEA or other equivalent agencies.

“Indebtedness” of any Person means, without duplication, (i) the principal, accreted value, accrued and unpaid interest, prepayment and redemption premiums or penalties (if any), unpaid fees or expenses and other monetary obligations in respect of (A) indebtedness of such Person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable; (ii) all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding trade accounts payable and other accrued current liabilities arising in the Ordinary Course of Business (other than the current liability portion of any indebtedness for borrowed money)); (iii) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction; (iv) all obligations of such Person under interest rate or currency swap transactions (valued at the termination value thereof); (v) any obligations of such Person as lessee under leases for personal property that, in accordance with GAAP, are required to be classified and accounted for as a capital lease on the balance sheet of such Person; (vi) all obligations of such Person due under earn out or similar provisions of any Contracts, including the buyout of all remaining obligations of the Company to pay the health care insurance premiums of David Preston, but specifically excluding all other outstanding obligations to Presmar Associates under the Agreement to Redeem Membership Interest dated as of May 31, 2011; (vii) all bonuses or severance payments or similar obligations that are payable as a result of the transactions contemplated by this Agreement; (viii) all obligations of the type referred to in clauses (i) through (vii) of any Persons for the payment of which such Person is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise, including guarantees of such obligations; and (ix) all obligations of the type referred to in clauses (i) through (viii) of other Persons secured by (or for which the holder of such obligations has an existing right, contingent or otherwise, to be secured by) any

Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person).

“Indemnity Escrow Amount” means One Million Eight Hundred Ninety Thousand Dollars ($1,890,000).

“Indemnity Equity Shares” means that number of shares of common stock of Purchaser to be held back from the Contingent Equity Payment having an aggregate value as of the Closing Date of Four Hundred Ten Thousand Dollars ($410,000), with each individual share of common stock of Purchaser to have a value equal to the Volume-Weighted Average Stock Price for the twenty (20) consecutive trading days prior to the Closing Date (which, for the avoidance of doubt, is an amount equal to $1.075 per share).

“Intellectual Property” means (i) patents and patent applications (including divisions, extensions, continuations, continuations-in-part, PCTs, provisionals, non-provisionals, reexaminations and reissues) including counterparts claiming priority therefrom, foreign equivalents and utility models (collectively, “Patents”), and inventions, inventions disclosures, discoveries and improvements, whether or not patentable, (ii) copyrights and copyrightable works, moral rights, rights of privacy and publicity, software and databases, (iii) trademarks, service marks, domain names, business names, trade dress, and any other names, marks or indicators of origin together with all goodwill associated with any of the foregoing, (iv) trade secrets (including, those trade secrets defined in the Uniform Trade Secrets Act or under corresponding foreign statutory law or common law), confidential, proprietary and non-public information, marketing and technical information, product specifications, compositions, formulae, proprietary processes, know-how, methods and techniques (collectively, “Trade Secrets”), and (v) any other intellectual property or proprietary rights, in any jurisdiction, including, for each of the foregoing (i) through (v), all rights thereto and any applications or registrations therefor.

“IRS” means the United States Internal Revenue Service.

“Knowledge” or any other similar knowledge qualification means, with respect to an individual, the actual knowledge of such individual after reasonable inquiry. A Person (other than an individual) will be deemed to have “Knowledge” of a fact or matter if any individual currently serving as a director, officer, manager or managing-member of such Person has Knowledge of such fact or matter.

“Law” means any foreign, federal, state or local law (including common law), statute, code, ordinance, rule, regulation, Order or other requirement.

“Legal Proceeding” means any judicial, administrative or arbitral actions, suits, mediation, investigation, inquiry, proceedings or claims (including counterclaims) by or before a Governmental Body.

“Liability” means any debt, loss, damage, adverse claim, fines, penalties, liability or obligation, and including all costs and expenses relating thereto, including all fees,

disbursements and expenses of legal counsel, experts, engineers and consultants and costs of investigation.

“License Agreements” means all Contracts for which the principal purpose is the licensing of (or covenanting not to assert) any Intellectual Property by or to (or by or against) any Company Entity (but excluding licenses for off-the-shelf Software commercially-available on standard terms and having an aggregate acquisition cost of $50,000 or less).

“Licensed IP” means all Intellectual Property that is licensed to any Company Entity, excluding (i) software that is generally available for license on a mass market commercial basis pursuant to a standard form agreement that is not subject to negotiation for annual fees that exceed $25,000, and (ii) other software that is not material to the conduct of the business of the Company Entities and can be readily replaced for $100,000 or less with software that provides substantially the same features, functionalities and overall performance.

“Lien” means any lien, pledge, mortgage, deed of trust, security interest, claim, lease, charge, option, right of first refusal, easement, servitude, proxy, voting trust or agreement, transfer restriction under any shareholder or similar agreement, encumbrance or any other restriction or limitation whatsoever.

“Material Adverse Effect” means any event, condition, effect, change, development or circumstance (each an “Effect”) that, individually or when considered together with all other Effects, has or would reasonably be expected to have a materially adverse effect on (a) the business, assets, financial condition or results of operations of the Company Entities, taken as a whole, or (b) the ability of the Sellers or the Company to consummate the transactions contemplated by this Agreement or perform their obligations under this Agreement or the Seller Documents; provided, however, that Material Adverse Effect shall not include, alone or in combination:  (i) Effects resulting from changes in applicable Law or GAAP; (ii) Effects resulting from factors generally affecting the economy, financial markets or capital markets; (iii) Effects resulting from changes or conditions generally affecting the industry in which the Company Entities operate; (iv) Effects directly resulting from the announcement or pendency of the transactions contemplated by this Agreement (including any loss of employees, customers, suppliers, vendors, licensors, licensees or distributors); (v) Effects of any war, act of terrorism, civil unrest or similar event; or (vi) Effects resulting from any action taken, or any omission to act, by Purchaser or any of its Affiliates; provided, further, however, that any Effect referred to in clauses (i), (ii), (iii) or (v) may be taken into account in determining whether or not there has been a Material Adverse Effect to the extent any such Effect adversely affects the Company Entities in a disproportionate manner relative to other companies in the same industry.

“NDA Transfer Milestone Payment” means Two Million Dollars ($2,000,000).

“New Ulesfia” means an FDA-approved Ulesfia® (benzyl alcohol) Lotion having a unique form and/or strength as compared to the currently marketed product — 5% benzyl alcohol (50mg/g of lotion) — that is approved pursuant to Section 505(b)(2) of the Federal Food, Drug, and Cosmetic Act in reliance on the Ulesfia NDA.

“Order” means, with respect to any Person, any order, stipulation, injunction, judgment, doctrine, decree, ruling, writ, assessment or arbitration award of a Governmental Body applying to such Person.

“Ordinary Course of Business” means the ordinary and usual course of day-to-day operations of the business of the Company Entities through the date hereof consistent with past practice.

“Percentage Interest” means, with respect to each Selling Member, the percentage specified opposite its name in the following table:

Selling Member	Percentage Interest
Fremantle Corporation	50%
LRS International, LLC	50%
Total:	100%

“Permits” means any approvals, authorizations, consents, licenses, permits or certificates of a Governmental Body.

“Permitted Exceptions” means (i) statutory Liens for current Taxes, assessments or other governmental charges not yet delinquent or the amount or validity of which is being contested in good faith by appropriate proceedings and for which adequate reserves, to the extent required by GAAP, have been taken, (ii) mechanics’, carriers’, workers’, landlords’ and repairers’ Liens arising or incurred in the Ordinary Course of Business that are not material to the assets so encumbered and that are not resulting from a breach, default or violation by any of the Company Entities of any Contract or Law and (iii) other Liens that are not material to the assets so encumbered.

“Person” means any individual, corporation, limited liability company, partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Body or other entity.

“Post-Closing Ulesfia Losses” means the amount by which, from and after the Closing, net sales by the Company Entities of Ulesfia® in any fiscal year is less than the sum of (a) the cost of goods sold attributable to such net sales and (b) the amount of minimum payments, in whatever form, that are payable by any member of the Company Group to any third party for such fiscal year related to Ulesfia®.

“Pre-Closing Tax Period” means any Tax period (and that portion of any Straddle Period) ending on or before the Closing Date.

“Pre-Closing Ulesfia Losses” means all Losses or Liabilities related to, arising out of or incurred by any member of the Company Group in connection with the Ulesfia Dispute,

including all legal costs, fees and expenses incurred in connection therewith and all payments made in settlement thereof or upon any adverse judgment and any royalty amounts or other payments required to be made by the Company Group in connection therewith that relate to periods prior to the Closing.

“Purchaser Stockholder Approval” means the requisite stockholder approval under the rules and regulations of the NASDAQ Capital Markets to approve the Contingent Equity Payment to be made pursuant to Section 2.5(a).

“Release” means any release, spill, emission, leaking, pumping, pouring, injection, deposit, dumping, emptying, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor environment, or into, from or out of any property.

“Remedial Action” means all actions including any capital expenditures undertaken to (i) clean up, remove, treat or in any other way address any Hazardous Material; (ii) prevent the Release or threat of Release, or minimize the further Release of any Hazardous Material so it does not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment; (iii) perform pre-remedial studies and investigations or post-remedial monitoring and care; or (iv) to correct a condition of noncompliance with Environmental Laws.

“Securities Act” means the Securities Act of 1933, as amended.

“Software” means any and all (i) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code; (ii) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise; (iii) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons; and (iv) all documentation, including user manuals and other training documentation, related to any of the foregoing.

“Straddle Period” means any Tax period beginning on or before the Closing Date and ending after the Closing Date.

“Subsidiary” means any Person of which (i) a majority of the outstanding share capital, voting securities or other equity interests are owned, directly or indirectly, by the Company or (ii) the Company is entitled, directly or indirectly, to appoint a majority of the board of directors, board of managers or comparable body of such Person.

“Target Gross Profit” means Twelve Million Six Hundred Thousand Dollars ($12,600,000); provided, however, that if Purchaser causes the Company Entities to discontinue sales of any of the Company Products or reduce the marketing efforts with respect to any of the Company Products below the marketing efforts requirements set forth in 2.5(b)(iv) following the Closing and prior to December 31, 2018, then Target Gross Profit shall be proportionally reduced by the amount included in such Target Gross Profit amount that was attributable to the Company Products that was discontinued or for which marketing efforts were so reduced.  For the avoidance of doubt, poor performance of a Company Product that is not due to a reduction in the marketing efforts for such Company Product below the marketing efforts requirements set forth in 2.5(b)(iv) and that results in a reallocation of resources to other Company Products, such reallocation to be determined in the reasonable discretion of Purchaser, shall not result in any reduction of Target Gross Profit.

“Target Working Capital” means a negative One Million Six Hundred Fifty-Five Thousand Six Hundred Fifty Dollars ($-1,655,650).

“Tax” means any federal, state, local or foreign income, franchise, social security, gross receipts, profits, estimated, alternative minimum, add on minimum, sales, use, transfer, real property gains, registration, value added, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Section 59A of the Code), customs, duties, real property, personal property, capital stock, social security, unemployment, health, pension, insurance, disability, payroll, license, employee or other withholding, or other tax or similar duty, charge or impost, as well as any escheat or unclaimed property charges or obligations, of any kind, that in each case is imposed by any Governmental Body, including any interest, penalties or additions to tax or additional amounts in respect of the foregoing and including any obligations to indemnify or otherwise assume or succeed to the Tax liability of any other Person.

“Tax Return” means any report, declaration, return, claim for refund, or information return or other statement relating to Taxes, including any schedule or attachment thereto, and including any amendments thereof or supplements thereto.

“TCPA Matters” means (i) the putative class action that is the subject of the complaint filed on March 29, 2016 by S.A.S.B Corporation d/b/a Okeechobee Discount Drug against Concordia Pharmaceuticals, Inc., Shionogi Pharma, Inc., Zylera Pharmaceuticals, LLC and John Does (Case No. 2:16-cv-14108-KAM, United States District Court for the Southern District of Florida) and (ii) any other claims made against any of the Company Entities arising from the same or similar activities engaged in by the Company Entities prior to Closing.

“Technology” means, collectively, all designs, formulae, algorithms, procedures, methods, techniques, ideas, know-how, results of research and development, Software, programs, tools, data, inventions, apparatus, creations, improvements, works of authorship and other similar materials, and all recordings, graphs, drawings, reports, analyses, and other writings, and any other embodiments of the above, in any form whether or not specifically listed herein, and all related technology, that are used in, incorporated or embodied in or displayed by any of the foregoing or used in the design, development, reproduction, maintenance or modification of any of the foregoing.

“Treasury Regulations” means the final and temporary Regulations promulgated under the Code by the United States Department of the Treasury.

“True-Up Escrow Amount” means Two Hundred Seventy-Five Thousand Dollars ($275,000).

“Ulesfia Agreement” means the First Amended and Restated Exclusive Wholesale Distribution Agreement dated December 18, 2015 by and between Lachlan Pharmaceuticals and Zylera Pharmaceuticals, LLC.

“Ulesfia Dispute” means the dispute between the Company Entities and certain other Persons, on the one hand, and Summers Lab, on the other hand, in connection with the license of Ulesfia® and payments required to be made in connection therewith.

“Ulesfia NDA” means New Drug Application 22129 filed with the FDA with respect to Ulesfia®, and all supplements or amendments filed pursuant to the requirements of the FDA, currently owned by Shionogi, Inc. and/or its affiliates.

“Ulesfia Recovery Amount” means any amount previously paid by a member of the Company Group pursuant to the Ulesfia Agreement that is recovered by the Company Group in connection with the settlement or other resolution of the Ulesfia Dispute, net of any amounts paid by Purchaser or any member of the Company Group after the Closing in connection with the Ulesfia Dispute, the settlement or resolution thereof, the recovery of such Ulesfia Recovery Amount or in connection with achieving the NDA Transfer Milestone pursuant to Section 2.5(c).

“Volume-Weighted Average Stock Price” means, for the relevant measurement period, the cumulative sum of the daily dollar volume-weighted closing price for the common stock of Purchaser, for each Business Day during which the common stock of Purchaser trades on the principal exchange, quotation system or reporting system upon which the common stock of Purchaser trades; divided by the cumulative number of shares of common stock of Purchaser that are traded during such period of measurement (as reported by Bloomberg, L.P.).

“WARN Act” means the Worker Adjustment and Retraining Notification Act, 29 U.S.C. § 2101 et seq. (1988).

“Working Capital” means, as of a particular time and date, the difference between the consolidated current assets (excluding Cash on Hand and income Tax receivables) and current liabilities (excluding Indebtedness, Company Transaction Expenses and income Tax payables) of the Company Group, with the line items constituting Working Capital set forth in Section 1.1B of the Disclosure Schedule.

1.2                               Terms Defined Elsewhere in this Agreement.  For purposes of this Agreement, the following terms have meanings set forth in the sections indicated:

Term	Section

Acquisition	Recitals

Actual Cash on Hand	2.7(d)

Actual Indebtedness	2.7(b)

Actual Transaction Expenses	2.7(c)

Actual Working Capital	2.7(a)

Agreement	Preamble

Term	Section

Allocable Purchase Price	2.8(b)

Arbiter	2.5(b)(iii)

Audited Financial Statements	4.7(a)

Balance Sheet	4.7(a)

Balance Sheet Date	4.7(a)

Basket	7.4(a)

Cap	7.4(b)

Closing	2.9

Closing Date	2.9

Closing Date Cash Payment	2.3(a)

Closing Date Statement	2.6(a)

Closing Statement	2.6(b)

Company	Preamble

Company Documents	4.2

Company Marks	6.4

Company Permits	4.18(b)

Company Plan	4.15(a)

Contingent Equity Payment	2.5(a)

Contingent Payments	2.3(c)

DEA	4.23(a)

Disclosure Schedule	Article IV

Equity Consideration	2.3(b)

Escrow Agent	7.5

Escrow Agreement	7.5

Estimated Cash on Hand	2.6(a)

Estimated Indebtedness	2.6(a)

Estimated Transaction Expenses	2.6(a)

Estimated Working Capital	2.6(a)

FCPA	4.18(a)

Final Closing Statement	2.6(d)

Final Determination Date	2.6(d)

Financial Statements	4.7(a)

FTC	4.23(a)

Fundamental Representations	7.1

Term	Section

Gross Profit Statement by Product Line	2.5(b)(ii)

HIPPA	4.23(h)

IP Agreements	4.13(h)

Insurance Policies	4.19

Leased Real Property	4.11(a)

Loss or Losses	7.2(a)

Material Contracts	4.14(a)

Multiemployer Plan	4.15(b)

Membership Interests	Recitals

Merger Agreement	Recitals

Multiple Employer Plan	4.15(b)

NDA Transfer Milestone	2.5(c)

Net Adjustment Amount	2.7(e)(i)

Owners	Preamble

Preliminary Gross Profit Statement by Product Line	2.5(b)(i)

Previously Leased Real Property	4.11(a)

Purchase Price	2.3

Purchaser	Preamble

Purchaser Documents	5.2

Purchaser Indemnified Parties	7.2(a)

Real Property Lease	4.11(a)

Related Persons	4.20

Restricted Business	6.2(a)

Restricted Parties	Preamble

Restricted Territory	6.2(a)

Seller Documents	3.1

Seller Indemnified Parties	7.2(b)

Sellers	Preamble

Survival Period	7.1

Tax Claim	8.3

Third Party Claim	7.3(b)

Transfer Taxes	8.4

Unaudited Financial Statements	4.7(a)

USDA	4.23(a)

Term	Section

Zylera Corp	Recitals

1.3                               Other Definitional and Interpretive Matters.

(a)                                 Unless otherwise expressly provided, for purposes of this Agreement, the following rules of interpretation shall apply:

(i)                       Calculation of Time Period.  When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded.  If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day.

(ii)                    Time Zone.  Except as otherwise expressly provided herein, all references to a specific time of day refer to the specific time of day in the Eastern time zone of the United States of America.

(iii)                 Delivered.  Any reference to documents previously delivered by the Company and/or the Sellers to Purchaser means that the Company and/or the Sellers have either delivered such documents to Purchaser or made them available for Purchaser’s inspection in the online data room hosted by ansarada Pty Ltd.

(iv)                Dollars.  Any reference in this Agreement to $ shall mean U.S. dollars.

(v)                   Exhibits/Schedules.  The Exhibits and Schedules to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement.  All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein.  Any capitalized terms used in any Schedule or Exhibit but not otherwise defined therein shall be defined as set forth in this Agreement.

(vi)                Gender and Number.  Any reference in this Agreement to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa.

(vii)             Headings.  The provision of a Table of Contents, the division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement.  All references in this Agreement to any “Section” or “Article” are to the corresponding Section or Article of this Agreement unless otherwise specified.

(viii)          Herein; Including.  The words such as “herein,” “hereinafter,” “hereof,” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires.  The word “including” or any variation thereof means “including, without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.

(ix)                Successor Statutes, Regulations and Governmental Bodies.  Any reference contained in this Agreement to specific statutory or regulatory provisions or to any specific Governmental Body shall include any successor statute or regulation, or successor Governmental Body, as the case may be.

(b)                                 The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

ARTICLE II

SUBSIDIARY MERGER AND REORGANIZATION; SALE AND PURCHASE OF MEMBERSHIP INTERESTS, PURCHASE PRICE; CLOSING

2.1                               Merger and Reorganization of Subsidiary.  Upon the terms and subject to the conditions contained herein, on the Closing Date and prior to the Closing, Purchaser, the Company and the Sellers shall take all actions necessary to complete the closing of the transactions contemplated by the Merger Agreement.  Promptly after such closing, Zylera Pharmaceuticals, LLC and then the Company will distribute the proceeds received by Zylera Pharmaceuticals, LLC in the merger (consisting of shares of common stock of Purchaser) to its members, so as to result in the Sellers owning such shares before the closing of the Acquisition becomes effective.

2.2                               Sale and Purchase of Membership Interests.  Upon the terms and subject to the conditions contained herein, on the Closing Date, and following completion of the transactions set forth in Section 2.1, Sellers agree to and shall sell to Purchaser, free and clear of any and all Liens (other than any transfer restrictions imposed by reason of the issuance of securities without registration under federal and state securities Laws), and Purchaser agrees to and shall purchase from Sellers, all of the Membership Interests.

2.3                               Purchase Price.  The aggregate consideration to be paid by Purchaser for the Membership Interests (the “Purchase Price”) shall be:

(a)                                 an amount in cash equal to (i) Eighteen Million Nine Hundred Thousand Dollars ($18,900,000) plus (ii) the Estimated Working Capital Adjustment plus (iii) the Estimated Cash on Hand less (iv) the Estimated Indebtedness less (v) the Estimated Transaction Expenses (the “Closing Date Cash Payment”);

(b)                                 such number of shares of common stock of Purchaser having an aggregate value as of the Closing Date of Four Million One Hundred Thousand Dollars ($4,100,000) (the “Equity Consideration”), with each individual share of common stock of

Purchaser to have a value equal to the Volume-Weighted Average Stock Price for the twenty (20) consecutive trading days prior to the Closing Date (which, for the avoidance of doubt, is an amount equal to $1.075 per share); and

(c)                                  the amounts, if any, that become payable pursuant to Sections 2.5(b)-2.5(d) of this Agreement (the “Contingent Payments”).

The Closing Date Cash Payment will be subject to adjustment after the Closing pursuant to Section 2.6.

2.4                               Payments on Closing Date.

(a)                                 On the Closing Date, Purchaser shall (i) pay to the Sellers an amount in cash equal to (A) the Closing Date Cash Payment less (B) the sum of the True-Up Escrow Amount and the Indemnity Escrow Amount, and (ii) issue to the Sellers the Closing Date Equity Consideration, in each case allocated between the Sellers in proportion to their Percentage Interests.  The Closing Date Cash Payment shall be paid by wire transfer of immediately available funds into the account(s) designated in writing by the Sellers prior to the Closing Date.

(b)                                 On the Closing Date, Purchaser shall pay to the Escrow Agent by wire transfer of immediately available funds for deposit into the Escrow Account (i) the True-Up Escrow Amount to be held by the Escrow Agent as security for any adjustments to the Closing Date Cash Payment in favor of Purchaser pursuant to Section 2.6 and (ii) the Indemnity Escrow Amount to be held by the Escrow Agent as security for the Sellers’ indemnification obligations under this Agreement.  The True-Up Escrow Amount and the Indemnity Escrow Amount shall be held and released by the Escrow Agent in accordance with the provisions of this Agreement and the Escrow Agreement.

(c)                                  On the Closing Date, Purchaser shall pay or cause to be paid in full all Company Transaction Expenses and any Company Indebtedness that is agreed by the parties to be paid on the Closing Date, in each case as identified on the Closing Date Statement and to each applicable Person identified therein.  Such payments shall be made by wire transfer of immediately available funds in accordance with payoff letters or final invoices delivered to Purchaser in accordance with Section 2.11(a)(vii).

2.5                               Contingent Payments.

(a)         Contingent Equity Payment.  Following Closing, Purchaser shall take all necessary actions at the 2018 annual shareholder meeting in order to obtain Purchaser Stockholder Approval of the issuance of shares of Purchaser common stock equal to the Equity Consideration less the Closing Date Equity Consideration (the “Contingent Equity Payment”).  Promptly following Purchaser obtaining Purchaser Stockholder Approval, Purchaser shall issue to the Sellers the number of shares constituting the Contingent Equity Payment less the Indemnity Equity Shares, such shares to be issued to the Sellers in proportion to their Percentage Interests.  The Indemnity Equity Shares shall be held by Purchaser as security for the Sellers’ indemnification obligations under this Agreement and released in accordance with Section 7.5(b).

(b)         Gross Profit Earnout.

(i)                       As promptly as practicable following the end of each month during the fiscal year ended December 31, 2018, Purchaser shall prepare and deliver to the Sellers a statement (the “Preliminary Gross Profit Statement by Product Line”), setting forth Purchaser’s good-faith determination of (A) Gross Profit for the prior month and (B) cumulative 2018 Gross Profit through the end of the prior month.  Such Preliminary Gross Profit Statement by Product Line is for informational purposes only and the calculations contained therein are subject to adjustment in connection with the preparation of the final Gross Profit Statement by Product Line.

(ii)                    Promptly following completion of the audited consolidated financial statements of Purchaser for the fiscal year ended December 31, 2018, Purchaser shall prepare and deliver to the Sellers a statement (the “Gross Profit Statement by Product Line”), which will tie to the applicable calculations set forth in the audited consolidated financial statements of Purchaser, setting forth Purchaser’s good-faith determination of the 2018 Gross Profit.  If the Gross Profit Statement by Product Line reflects that the Gross Profit for the fiscal year ended December 31, 2018 was equal to or in excess of the Target Gross Profit, then, within ten (10) days following the delivery of the Gross Profit Statement by Product Line, Purchaser shall pay, by wire transfer of immediately available funds to the account(s) designated in writing by the Sellers, the Gross Profit Earnout Amount, allocated between the Sellers in proportion to their Percentage Interests.

(iii)                 The Gross Profit Statement by Product Line delivered by Purchaser to the Sellers shall be conclusive and binding upon the parties unless the Sellers, within twenty (20) days after receipt of the Gross Profit Statement by Product Line, notifies Purchaser in writing that it disputes the amount set forth therein, specifying the nature of the dispute and the basis therefor.  The parties shall in good faith attempt to resolve any such dispute and, if the parties so resolve the dispute, the Gross Profit Statement by Product Line, as amended to the extent necessary to reflect the resolution of the dispute, shall be conclusive and binding on the parties.  If the parties do not reach agreement in resolving the dispute within sixty (60) days after notice is given by the Sellers to Purchaser of its dispute, then the parties shall submit the dispute to a nationally recognized independent accounting firm which is mutually agreeable to the parties (the “Arbiter”) for resolution.  If the parties cannot agree on the selection of an independent accounting firm to act as Arbiter, the parties shall request the American Arbitration Association to appoint such a firm, and such appointment shall be conclusive and binding on the parties.  Promptly, but no later than twenty (20) Business Days after acceptance of its appointment as Arbiter, the Arbiter shall determine (it being understood that in making such determination, the Arbiter shall be functioning as an expert and not as an arbitrator), based solely on written submissions by Purchaser and the Sellers, and not by independent review, any issues in dispute and shall render a written report as to the resolution of the dispute and the resulting computation of Gross Profit, which shall be conclusive and binding on the parties.  The fees, costs and expenses of the Arbiter shall be allocated to and borne by Purchaser and the Sellers based on the inverse of the percentage that the Arbiter’s determination (before such allocation) bears to the total amount of the dispute as originally submitted to the Arbiter under this Section 2.5.  For example, should the dispute under this Section 2.5 total an amount of $1,000 and the Arbiter awards $600 in favor of the Sellers, then 60% of the costs would be borne by Purchaser and 40% of the costs would be borne by the Sellers.  If the Gross Profit for the fiscal year ended December 31, 2018, as finally determined pursuant to this Section 2.4(b)(ii), is equal to or in excess of the Target Gross Profit Amount, then, within ten (10) days following the date of final determination hereunder, Purchaser shall pay, by wire transfer of immediately available funds to the account(s) designated in writing by the Sellers, the Gross Profit Earnout Amount, allocated between the Sellers in proportion to their Percentage Interests.

(iv)                From the Closing Date through December 31, 2018, Purchaser agrees to cause the Company Entities to exercise commercially reasonable efforts, consistent with the past practices of the Company Entities, to market and sell the Company Products; provided, however, that Purchaser shall be entitled, in the exercise of its reasonable business judgment, to adjust the marketing and sale efforts of any Company Product to reflect declining performance of such Company Product and to reallocate resources to other Company Products.

(c)                NDA Transfer Milestone Payment.  In the event that the Sellers, within thirty-six (36) months following the Closing Date, provide evidence reasonably satisfactory to Purchaser that the Ulesfia NDA and all associated rights thereto have been fully transferred to Purchaser, a Company Entity or any Affiliate thereof, without any contingency or payment due from the transferee thereof to any Person (the “NDA Transfer Milestone”), then, on a date no later than thirty (30) days following the date that the NDA Transfer Milestone is achieved, Purchaser shall pay, by wire transfer of immediately available funds to the account(s) designated in writing by the Sellers, the NDA Transfer Milestone Payment, allocated between the Sellers in proportion to their Percentage Interests.  The Sellers shall be solely responsible for taking any actions necessary to achieve the NDA Transfer Milestone, and Purchaser shall have no obligation to take any actions or expend any monies or other resources to achieve the NDA Transfer Milestone; provided, however, that to the extent that the Pre-Closing Ulesfia Losses are less than One Million Dollars ($1,000,000), then Purchaser shall provide to the Sellers, upon reasonable request and solely for bona fide expenditure in connection with good-faith efforts by the Sellers to achieve the NDA Transfer Milestone, up to the amount by which the Pre-Closing Ulesfia Losses are less than One Million Dollars ($1,000,000).

(d)               FDA Approval Milestone Payment.  On a date no later than thirty (30) days following the date on which the Company or another Company Entity or any Affiliate thereof receives FDA Approval for New Ulesfia, Purchaser shall pay the FDA Approval Milestone Payment, allocated between the Sellers in proportion to their Percentage Interests, with any cash portion of such payment paid by wire transfer of immediately available funds to the account(s) designated in writing by the Sellers.  Purchaser shall commence commercially reasonable efforts to pursue the FDA Approval of New Ulesfia within six (6) months following Closing and continue such commercially reasonable efforts until FDA Appoval of New Ulesfia is received or final rejection thereof; provided, however, that Purchaser shall be entitled, in the exercise of its reasonable business judgment, to adjust or cease such efforts in the event that there is a material adverse change in the market for Ulesfia or the prospects for sales thereof.  Purchaser shall bear all reasonable and customary development and regulatory costs expended in connection with such efforts taken by the Company Entities to achieve such FDA Approval.

(e)                Ulesfia Recovery Amount.  In the event that Purchaser or any Company Entity receives any Ulesfia Recovery Amount following the Closing Date, Purchaser shall pay such amount to the Sellers, allocated between the Sellers in proportion to their Percentage Interests, by wire transfer of immediately available funds to the account(s) designated in writing by the Sellers.

(f)                 Lockup.  The Sellers acknowledge and agree that any shares of Purchaser common stock received by the Sellers as the Contingent Equity Payment or FDA Approval Milestone Payment shall be subject to a lockup period through the second anniversary of the Closing Date, which shall be set forth in the subscription agreements for such shares to be entered into by the Sellers at the time of any such issuance.

2.6                               Purchase Price Adjustment.

(a)                                 Prior to the date hereof, the Company has delivered to Purchaser a statement (the “Closing Date Statement”) setting forth a reasonable, good-faith estimate (without duplication) of (i) the Closing Date Working Capital (the “Estimated Working Capital”), (ii) the Closing Date Indebtedness (the “Estimated Indebtedness”), (iii) all Company Transaction Expenses that have not been paid by the Companies Entities as of the Adjustment Time (“Estimated Transaction Expenses”), and (iv) the Closing Date Cash on Hand (“Estimated Cash on Hand”).  The Closing Date Statement and each of the estimates set forth therein shall have been prepared by the Company (x) in good faith, (y) in accordance with the Accounting Methodology, and (z) with reasonable supporting detail for the calculations set forth therein.

(b)                                 No later than ninety (90) days following the Closing Date, Purchaser shall deliver to the Sellers an unaudited statement (the “Closing Statement”) setting forth a reasonable, good-faith estimate (without duplication) of (i) the Closing Date Working Capital, (ii) the Closing Date Indebtedness, (iii) the Closing Date Cash on Hand and (iv) the Company Transaction Expenses that had not been paid by the Company Entities as of the Adjustment Time.  The Closing Statement shall be prepared by Purchaser (x) in good faith, (y) in accordance with the Accounting Methodology, and (z) with reasonable supporting detail for the calculations set forth therein.

(c)                                  Acceptance of Statements; Dispute Procedures.  The Closing Statement (and the computation of Closing Date Working Capital, Closing Date Indebtedness, Closing Date Cash on Hand and unpaid Company Transaction Expenses indicated thereon) delivered by Purchaser to the Sellers shall be conclusive and binding upon the parties unless the Sellers, within forty-five (45) days after receipt of the Closing Statement, notify Purchaser in writing that they dispute any of the amounts set forth therein, specifying the nature of the dispute and the basis therefor.  Disputed items in the aggregate must reach a threshold of $50,000 to be eligible for the dispute resolution procedures outlined below.  The parties shall in good faith attempt to resolve any dispute and, if the parties so resolve all disputes, the Closing Statement (and the computation of Closing Date Working Capital, Closing Date Indebtedness, Closing Date Cash on Hand and unpaid Company Transaction Expenses indicated thereon), as amended to the extent necessary to reflect the resolution of the dispute, shall be conclusive and binding on the parties.  If the parties do not reach agreement in resolving the dispute within forty-five

(45) days after notice is given by the Sellers of the dispute, then the parties shall submit the dispute to the Arbiter (appointed in accordance with the procedure set forth above) for resolution.  Promptly, but no later than twenty (20) Business Days after acceptance of its appointment as Arbiter, the Arbiter shall determine (it being understood that in making such determination, the Arbiter shall be functioning as an expert and not as an arbitrator), based solely on written submissions by Purchaser and the Sellers, and not by independent review, only those issues in dispute and shall render a written report as to the resolution of the dispute and the resulting computation of the Closing Date Working Capital, Closing Date Indebtedness, Closing Date Cash on Hand and unpaid Company Transaction Expenses, as applicable, indicated thereon which shall be conclusive and binding on the parties.  The fees, costs and expenses of the Arbiter shall be allocated to and borne by Purchaser and the Sellers based on the inverse of the percentage that the Arbiter’s determination (before such allocation) bears to the total amount of the total items in dispute as originally submitted to the Arbiter under this Section 2.6.  For example, should the items in dispute under this Section 2.6 total an amount of $1,000 and the Arbiter awards $600 in favor of the Sellers, then 60% of the costs of its review would be borne by Purchaser and 40% of the costs would be borne by the Sellers.

(d)                                 The Closing Statement shall become the “Final Closing Statement” (i) on the earlier of (A) the forty-sixth (46th) day following the delivery of the Closing Statement if a dispute notice has not been delivered to Purchaser by the Sellers, (B) the date upon which the Sellers acknowledge in writing that they have no objections to the Closing Statement, (C) the date on which a written resolution with respect to all differences has been executed pursuant to Section 2.6(c), and (D) the date upon which the Arbiter reaches a final, binding resolution of those disputed items submitted to the Arbiter pursuant to Section 2.6(c), (ii) with such changes as are necessary to reflect matters resolved pursuant to any written resolution executed pursuant to Section 2.6(c), and (iii) with such changes as are necessary to reflect the Arbiter’s resolution of matters in dispute pursuant to Section 2.6(c).  The date on which the Closing Statement shall become the Final Closing Statement pursuant to the immediately foregoing sentence is referred to as the “Final Determination Date”.

2.7                               Payment of Purchase Price Adjustments.

(a)                                 If the Closing Date Working Capital set forth in the Final Closing Statement (the “Actual Working Capital”) is less than the Estimated Working Capital, then an amount equal to such shortfall shall be due to Purchaser and payable in accordance with, and subject to, Section 2.7(e).  If the Actual Working Capital is greater than the Estimated Working Capital, then an amount equal to such difference shall be due to the Sellers and payable in accordance with, and subject to, Section 2.7(e).

(b)                                 If the Closing Date Indebtedness set forth in the Final Closing Statement (the “Actual Indebtedness”) is less than the Estimated Indebtedness, then an amount equal to such difference shall be due to the Sellers and payable in accordance with, and subject to, Section 2.7(e).  If the Estimated Indebtedness is less than the Actual Indebtedness, then an amount equal to such shortfall shall be due to Purchaser and payable in accordance with, and subject to, Section 2.7(e).

(c)                                  If the unpaid Company Transaction Expenses set forth in the Final Closing Statement (the “Actual Transaction Expenses”) are less than the Estimated Transaction Expenses, then an amount equal to such difference shall be due to the Sellers and payable in accordance with, and subject to, Section 2.7(e).  If the Estimated Transaction Expenses are less than the Actual Transaction Expenses, then an amount equal to such shortfall shall be due to Purchaser and payable in accordance with, and subject to, Section 2.7(e).

(d)                                 If the Closing Date Cash on Hand set forth in the Final Closing Statement (the “Actual Cash on Hand”) is greater than the Estimated Cash on Hand, then an amount equal to such difference shall be due to the Sellers and payable in accordance with, and subject to, Section 2.7(e).  If the Estimated Cash on Hand is less than the Actual Cash on Hand, then an amount equal to such shortfall shall be due to Purchaser and payable in accordance with, and subject to, Section 2.7(e).

(e)                                  Set-off, Release and Shortfall.

(i)                       Any amounts owing and payable between Purchaser and the Sellers pursuant to any of Sections 2.7(a) through (d) shall be set off against any other amount or amounts owing and payable between such parties pursuant to such subsections, such that only a net amount (the “Net Adjustment Amount”) shall be paid, which set-off amounts shall be set forth on the Final Closing Statement.

(ii)                    In the event that the Net Adjustment Amount is payable to Purchaser, and such Net Adjustment Amount is equal to or less than the True-Up Escrow Amount, within two (2) Business Days of the Final Determination Date, Purchaser and the Sellers shall jointly direct the Escrow Agent (i) to release to Purchaser from the True-Up Escrow Amount, in accordance with the Escrow Agreement, an amount equal to the Net Adjustment Amount and (ii) to release to the Sellers, in accordance with the Escrow Agreement and allocated between the Sellers in proportion to their Percentage Interests, an amount equal to the True-Up Escrow Amount less the Net Adjustment Amount.

(iii)                 In the event that the Net Adjustment Amount is payable to Purchaser, and such Net Adjustment Amount is greater than the True-Up Escrow Amount, within two (2) Business Days of the Final Determination Date, Purchaser and the Sellers shall jointly direct the Escrow Agent to release to Purchaser all of the True-Up Escrow Amount, in accordance with the Escrow Agreement, and the Sellers shall pay to Purchaser the remaining amount of the Net Adjustment Amount and, if any such amount is not promptly paid, Purchaser may, in its sole discretion, receive a distribution from the Indemnity Escrow Amount equal to any unpaid amount.

(iv)                In the event that the Net Adjustment Amount is payable to the Sellers, within two (2) Business Days of the Final Determination Date, each of Purchaser and the Sellers shall direct the Escrow Agent to release to the Sellers all of the True-Up Escrow Amount, in accordance with the Escrow Agreement, and Purchaser shall pay the Net Adjustment Amount to the Sellers, by wire transfer of immediately available funds to the account(s) designated by the Sellers, in each case allocated between the Sellers in proportion to their Percentage Interests.

(f)                                   Any adjustments made pursuant to this Section 2.7 shall be treated as an adjustment to the Purchase Price and the amounts paid for the Membership Interests.

2.8                               Purchase Price Allocation.

(a)                                 For United States federal, state and local income Tax purposes, the Sellers and Purchaser agree that the sale of the Membership Interests hereunder shall be treated under IRS Revenue Ruling 99-6, 1999-1 C.B. 432 (Situation 2), (i) with respect to Purchaser, as a deemed purchase of all of the assets of the Company and any of its noncorporate wholly owned Subsidiaries, and (ii) with respect to the Sellers, as a sale of their Membership Interests.

(b)                                 For purposes of determining Purchaser’s and the Company Entities’ beginning federal income Tax basis in the Company Entities’ assets upon the effectiveness of the Acquisition, the Purchase Price (such amount, plus any additional amounts treated as consideration under Treasury Regulations Section 1.1060-1(c), the “Allocable Purchase Price”) shall be allocated among the assets of the Company and the other Company Entities in accordance with the requirements of Section 1060 of the Code and the Treasury Regulations thereunder.

2.9                               Closing Date.  The closing of the transactions contemplated hereby (the “Closing”) shall take place via the electronic transmittal of executed documents on the date hereof (the “Closing Date”).  The Closing of the Acquisition will be effective on the Closing Date as of the Adjustment Time.

2.10                  Withholding Taxes.  Notwithstanding any other provision in this Agreement, Purchaser, the Company Entities, and the Escrow Agent have the right to deduct and withhold Taxes from any payments to be made hereunder if such withholding is required by Law, and the recipient of any payment shall provide any necessary Tax forms, including IRS Form W-9 and any other Tax form(s), as applicable, and any similar information.  To the extent that any of the aforementioned amounts are so withheld and paid over to the appropriate Tax authority, such withheld amounts will be treated for all purposes of this Agreement as having been delivered and paid to the recipient of payments in respect of which such deduction and withholding was made.  To the extent that any payment pursuant to this Agreement is not reduced by such deductions or withholdings, such recipient shall indemnify Purchaser and its Affiliates (including the Company Entities) for any such amounts imposed by any Governmental Body (excluding any penalty or interest related to the failure to withhold) and Purchaser, at its option and its sole discretion, may (a) treat such amounts as an obligation due and payable, and to be reimbursed, by the Sellers within ten (10) Business Days after written notice of such amount is provided to the Sellers, (b) treat the amount as a Loss of the Purchaser Indemnified Parties under Section 7.2, or (c) apply some combination of the two forgoing procedures.

2.11                  Closing Deliveries.

(a)                                 At the Closing, the Sellers shall deliver or cause a Company Entity to deliver, as applicable, to Purchaser:

(i)                       The Escrow Agreement executed between the Escrow Agent, the Sellers and Purchaser on terms that are mutually acceptable to the parties;

(ii)                    Copies of resolutions, certified by a duly authorized representative of the Company, as to the authorization of this Agreement and all of the transactions contemplated hereby by the Company;

(iii)                 An assignment of the Membership Interests to Purchaser substantially in the form attached hereto as Exhibit B, duly executed by each Seller, and copies of resolutions or other documentation, certified by a duly authorized representative of the Company, as necessary to admit Purchaser as a member of the Company;

(iv)                Certificates of existence or similar certificates in North Carolina and each other jurisdiction where any Company Entity is qualified to do business, dated not more than ten (10) Business Days prior to the Closing Date, certifying as to the good standing of each such Company Entity in such jurisdictions;

(v)                   Copies reasonably acceptable to Purchaser of all consents, approvals and notices listed in Section 2.11(a)(v) of the Disclosure Schedule;

(vi)                A release from each of the Sellers in substantially the form attached hereto as Exhibit C, duly executed in favor of the Company;

(vii)             Payoff letters (including lien releases) and/or invoices in a form reasonably satisfactory to Purchaser from each of the Persons to which any of the Closing Date Indebtedness listed in Section 2.11(a)(vii) of the Company Disclosure Schedule or any Company Transaction Expenses are payable by any member of the Company Group;

(viii)          Written resignations of each of the managers, directors and officers of the Company Entities;

(ix)                A certificate of non-foreign status that complies with Treasury Regulations Section 1.1445-2(b)(2) from each Seller;

(x)                   An IRS Form W-9 duly executed by each of the Sellers;

(xi)                A subscription agreement duly executed by each of the Sellers that is mutually acceptable to the parties and reflects customary terms for like agreements, providing for the issuance of the Closing Date Equity Consideration to each Seller;

(xii)             All books and records of the Company Entities or relating to their businesses and operations;

(xiii)          Such other documents and instruments as may be reasonably requested by Purchaser.

(b)                                 At the Closing, Purchaser shall deliver to the Sellers:

(i)                       The Escrow Agreement executed between the Escrow Agent, the Sellers and Purchaser on terms that are mutually acceptable to the parties;

(ii)                    A voting letter, in the form agreed to by the Sellers, duly executed by the majority stockholder of Purchaser;

(iii)                 Payment of the Closing Date Cash Payment and Closing Date Equity Consideration, in accordance with Section 2.4; and

(iv)                Such other documents and instruments as may be reasonably requested by the Sellers

ARTICLE III

REPRESENTATIONS AND WARRANTIES RELATING TO THE SELLERS

Each of the Sellers, severally but not jointly, with respect to itself only hereby represents and warrants to Purchaser that:

3.1                               Authorization of Agreement.  Such Seller has all requisite power, authority and legal capacity to execute and deliver this Agreement and each other agreement, document, or instrument or certificate contemplated by this Agreement to be executed by such Seller in connection with the consummation of the transactions contemplated by this Agreement (the “Seller Documents”), and to consummate the transactions contemplated hereby and thereby.  This Agreement and each of the Seller Documents have been duly and validly authorized, executed and delivered by such Seller and (assuming due authorization, execution and delivery by Purchaser) constitute legal, valid and binding obligations of such Seller, enforceable against such Seller in accordance with its terms, except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies (regardless of whether enforcement is sought in a proceeding at law or in equity).

3.2                               Conflicts; Consents of Third Parties.

(a)                                 None of the execution and delivery by such Seller of this Agreement or the Seller Documents, the consummation by such Seller of the transactions contemplated hereby or thereby, or compliance by such Seller with any of the provisions hereof or thereof will conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination or cancellation under any provision of (i) any Contract to which any Seller is a party or by which any of the properties or assets of such Seller are bound; (ii) any Order of any Governmental Body by which any of the properties or assets of such Seller are bound; or (iii) any applicable Law.

(b)                                 No consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Person is required on the part of such Seller in connection with the execution and delivery of this Agreement, the Seller Documents, the compliance by such Seller with any of the provisions hereof, or the consummation of the transactions contemplated hereby.

3.3                               Ownership and Transfer of Membership Interests.  Such Seller is the record and beneficial owner of the Membership Interests indicated as being owned by such Seller on Exhibit D, free and clear of any and all Liens (other than any transfer restrictions imposed by the operating agreement of the Company or by reason of the issuance of securities without registration under federal and state securities Laws).  Such Seller has the power and authority to sell, transfer, assign and deliver such Membership Interests as provided in this Agreement, and such delivery will convey to Purchaser good and marketable title to such Membership Interests, free and clear of any and all Liens, other than any transfer restrictions imposed by the terms of the operating agreement of the Company still in effect at Closing or by reason of the issuance of securities without registration under federal and state securities Laws.

3.4                               Litigation.  There is no Legal Proceeding pending or, to the Knowledge of such Seller, threatened against such Seller, or to which such Seller is otherwise a party, relating to this Agreement, the Seller Documents, the Membership Interests or the transactions contemplated hereby or thereby.

3.5                               Financial Advisors.  Except for Torreya Capital Partners, no Person has acted, directly or indirectly, as a broker, finder or financial advisor for such Seller in connection with the transactions contemplated by this Agreement, and no Person is or will be entitled to any fee or commission or like payment in respect thereof.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES RELATING TO
THE COMPANY ENTITIES

The Company hereby represents and warrants to Purchaser that the following statements are true and correct, except as disclosed in the disclosure schedule attached hereto (the “Disclosure Schedule”).  The Disclosure Schedule is numbered and captioned to correspond to the sections in this Agreement; each disclosure in the Disclosure Schedule qualifies the representations and warranties in the corresponding section of this Agreement and in any other section(s) of this Agreement to which such disclosure is cross-referenced, and any other section(s) of this Agreement to which the relevance of such disclosure is reasonably apparent on the face of such disclosure.

4.1                               Organization and Good Standing.  The Company is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of North Carolina and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now conducted and as currently proposed to be conducted.  The Company is duly qualified or authorized to do business as a foreign limited liability company and is in good standing under the Laws of each jurisdiction in which it owns or leases real property and each other jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification or authorization, except where the failure to be so qualified, authorized or in good standing would not have a material impact on the Company Entities, taken as a whole.

4.2                               Authorization of Agreement.  The Company has all requisite power, authority and legal capacity to execute and deliver this Agreement and each other agreement, document, or instrument or certificate contemplated by this Agreement to be executed by the Company in connection with the transactions contemplated by this Agreement (the “Company Documents”), to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  The execution, delivery and performance of this Agreement and each of the Company Documents, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized and approved by all required action on the part of the Company.  This Agreement and each of the Company Documents have been duly and validly executed and delivered by the Company and (assuming due authorization, execution and delivery by Purchaser) constitute legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies (regardless of whether enforcement is sought in a proceeding at law or in equity).

4.3                               Conflicts; Consents of Third Parties.

(a)                                 Except as set forth in Section 4.3(a) of the Disclosure Schedule, none of the execution and delivery by the Company of this Agreement or the Company Documents, the consummation of the transactions contemplated hereby or thereby, or compliance by the Company with any of the provisions hereof or thereof will conflict with, or result in any violation or breach of, conflict with or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or give rise to any obligation of the Company to make any payment under, or to the increased, additional, accelerated or guaranteed rights or entitlements of any Person under, or result in the creation of any Liens upon any of the properties or assets of any Company Entity under, any provision of (i) the operating agreement and/or certificate of incorporation and by-laws or similar organizational documents of any Company Entity; (ii) any Material Contract; (iii) any Order applicable to any Company Entity or any of the properties or assets of any Company Entity; or (iv) any applicable Law.

(b)                                 Except as set forth in Section 4.3(b) of the Disclosure Schedule, no consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Person or Governmental Body, in each case other than such as have been obtained in writing and provided to Purchaser, is required on the part of any Company Entity in connection with the execution and delivery of this Agreement, the Company Documents, the compliance by the Company with any of the provisions hereof and thereof, or the consummation of the transactions contemplated hereby or thereby.

4.4                               Capitalization.

(a)                                 The Membership Interests constitute 100% of the total issued and outstanding ownership interests in the Company.  The Membership Interests were duly authorized for issuance and are validly issued.  The Membership Interests are owned of record by Sellers.

(b)                                 The Membership Interests were issued in compliance with applicable Laws. The Membership Interests were not issued in violation of the operating agreement of the Company or any other agreement, arrangement or commitment to which the Sellers or the Company is a party and are not subject to or in violation of any preemptive or similar rights of any Person.

(c)                                  There are no outstanding or authorized options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to any ownership interests in the Company or obligating the Company to issue or sell any ownership interests (including the Membership Interests), or any other interest, in the Company. Other than the operating agreement of the Company, there are no voting trusts, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Membership Interests.

4.5                               Subsidiaries.  Section 4.5 of the Disclosure Schedule sets forth the true and complete name of each Company Entity that is a Subsidiary of the Company, and, with respect to each such Subsidiary, the jurisdiction in which it is incorporated or organized, the jurisdictions, if any, in which it is qualified to do business, its status and manner of treatment for U.S. federal income Tax purposes, the number of membership interests or shares of its authorized capital stock, the number and class of units or shares thereof duly issued and outstanding, the names of all members, stockholders or other equity owners and the number of membership interests owned by each member, shares of stock owned by each stockholder or the amount of equity owned by each equity owner.  Each such Subsidiary is a duly organized and validly existing limited liability company, corporation, partnership or other entity in good standing under the Laws of the jurisdiction of its incorporation or organization.  Each such Subsidiary is duly qualified or authorized to do business as a foreign corporation or entity and is in good standing under the Laws of each jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification or authorization, except where the failure to be so qualified, authorized or in good standing has not had and would not reasonably be expected to have a material impact on the Company Entities, taken as a whole.  Each such Subsidiary has all requisite company, corporate or entity power and authority to own its properties and carry on its business as presently conducted.  The outstanding membership interests, shares of capital stock or equity interests of each such Subsidiary are validly issued, fully paid and non-assessable and were not issued in violation of any purchase or call option, right of first refusal, subscription right, preemptive right or any similar right.  All such shares or other equity interests represented as being owned by any Company Entity are owned by them free and clear of any and all Liens (other than any transfer restrictions imposed by the terms of the operating agreement or bylaws still in effect of any of the Company Entities or by reason of the issuance of securities without registration or qualification under federal and state securities Laws).  There is no existing option, warrant, call, right or Contract to which any such Subsidiary is a party requiring, and there are no convertible securities of any such Subsidiary outstanding which upon conversion would require, the issuance of any membership interests, shares of capital stock or other equity interests of any such Subsidiary or other securities convertible into shares of capital stock or other equity interests of any such Subsidiary.  The Company does not own, directly or indirectly, any membership interests, capital stock or equity securities of any Person other than the Subsidiaries so listed.  There are no material restrictions on the ability of any of the Company’s Subsidiaries to make distributions of cash to their respective equity holders.

4.6                               Corporate Records.

(a)                                 The Company has delivered to Purchaser true, correct and complete copies of the articles of organization (certified by the Secretary of State) and operating agreement (certified by a manager of the Company) of the Company and all organizational documents of each of other Company Entity, each as amended and in effect on the date hereof, including all amendments thereto.

(b)                                 The books and records of the Company and each other Company Entity previously made available to Purchaser accurately reflect all material company action of the members and board of managers or board of directors, as the case may be, of such Company Entity.  The ownership interest or stock certificate books and ownership interest or stock transfer ledgers of the Company Entities previously made available to Purchaser are true, correct and complete.  All ownership interest or stock transfer Taxes levied, if any, or payable with respect to all transfers of ownership interests or shares of the Company Entities prior to the date hereof have been paid.

4.7                               Financial Statements.

(a)                                 The Company has delivered to Purchaser true and complete copies of (i) the audited consolidated balance sheets of the Company Group as of December 31, 2016 and and December 31, 2015 and the related audited consolidated statements of operations and changes in members deficit and cash flows of the Company Group for the years then ended (such statements, including the related notes and schedules thereto, are referred to herein as the “Audited Financial Statements”), and (ii) the unaudited consolidated balance sheet of the Company Group as of October 31, 2017 and the related unaudited consolidated statements of operations and changes in members deficit and cash flows of the Company Group for the 10-month period then ended (such unaudited statements, including the related notes and schedules thereto, are referred to herein as the “Unaudited Financial Statements” and together with the Audited Financial Statements are referred to herein as the “Financial Statements”).  Except as disclosed on Section 4.7(a) of the Disclosure Schedule or in the notes to the Financial Statements, each of the Financial Statements has been prepared in accordance with GAAP consistently applied by the Company without modification of the accounting principles used in the preparation thereof throughout the periods presented (except as may be otherwise disclosed therein), is consistent with the books and records of the Company Group, and presents fairly in all material respects the consolidated financial position, results of operations, cash flows and changes in members deficit of the Company Group as at the dates and for the periods indicated therein.  The audited consolidated balance sheet of the Company Group as of December 31,

2016 is referred to herein as the “Balance Sheet”, and December 31, 2016 is referred to herein as the “Balance Sheet Date.”

(b)                                 All books, records and accounts of the Company Group are accurate and complete in all material respects and, to the Knowledge of the Sellers, are maintained in all material respects in accordance with standard business practice, except for any inaccuracies that would be adjusted at year end in accordance with standard year-end adjustment practices.

4.8                               No Undisclosed Liabilities.   Except as set forth in Section 4.8 of the Disclosure Schedule, no Company Entity has any Indebtedness or Liabilities that would be required under GAAP to be reflected on a balance sheet dated the date of this Agreement other than those (i) specifically reflected on and fully reserved against in the unaudited consolidated balance sheet of the Company Entities as of October 31, 2017 or (ii) incurred in the Ordinary Course of Business since October 31, 2017.

4.9                               Absence of Certain Developments.  Except as set forth in Section 4.9 of the Disclosure Schedule, since the Balance Sheet Date (a) the Company Entities have conducted their business only in the Ordinary Course of Business, (b) there has not been any Material Adverse Effect, and (c) no Company Entity has (i) experienced an event, circumstance, condition, change or development that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect, (ii) experienced any material loss, damage or destruction of assets (whether or not covered by insurance), (iii) experienced any material supply disruption, supplier dispute or slowdown or stoppage of supply, (iv) accelerated, terminated, made material modifications to, or canceled any material agreement, contract, lease, or license to which any Company Entity is a party, (v) sold, transferred, or disposed of material assets, other than sales of inventory in the Ordinary Course of Business, (vi) settled or waived any material claims or lawsuits under applicable Law, (vii) disclosed any information previously maintained as confidential information (other than pursuant to agreements requiring the recipient to maintain the confidentiality of and preserving all rights of the Company Entities in such confidential information), (viii) made any increase or material modification to the salary, employee benefits or other compensation of any individual, (ix) changed its method of Tax accounting or compromised or settled any material claim for Taxes, or (x) hired or terminated any employee.

4.10                        Taxes.

(a)                                 Each Company Entity has timely filed all income and other material Tax Returns that were required to be filed concerning or attributable to such Company Entity or to any of its operations, except for any Tax Return for which a Company Entity has timely filed for an extension, and all such Tax Returns are true, complete and correct in all material respects and have been completed in accordance with applicable Law.  Except as set forth on Section 4.10(a) of the Disclosure Schedule, none of the Company Entities currently is the beneficiary of any extension of time within which to file any Tax Return.

(b)                                 Each Company Entity (i) has timely paid all material Taxes due, whether or not shown or reflected on any Tax Returns, and (ii) has withheld and paid over all federal, state, local and foreign Taxes required to be withheld with respect to its employees, independent contractors, creditors, members, or other third parties.

(c)                                  There is no income or other Tax deficiency proposed in writing, claimed or assessed against the Company Entities, nor has any Company Entity executed any waiver of any statute of limitations extending the period for the assessment or collection of any income or other Tax which waiver or extension is currently in effect.  There are no active pending or, to the Company’s Knowledge, threatened audits, assessments, requests for information or other actions relating to any Taxes of the Company Entities.

(d)                                 Each Company Entity has delivered or made available to Purchaser complete and accurate copies of all federal, state and local income or franchise Tax Returns and all state or local sales and use and/or value added Tax Returns of such Company Entity filed or required to be filed for all periods from and after 2011, together with all related work papers and analysis created by or on behalf of any Company Entity.

(e)                                  None of the Company Entities has been a member of an affiliated group filing a consolidated, combined, or unitary income Tax Return.  None of the Company Entities has any Liability for the Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign Law).  None of the Company Entities has been a party to, or bound by, any Tax indemnity agreement, Tax sharing agreement, Tax allocation agreement or similar Contract other than Contracts the primary purpose of which does not relate to Taxes.

(f)                                   None of the Company Entities has engaged in any transaction that, as of the Closing Date, is a reportable transaction under Code Section 6707(c)(1) or Treasury Regulations Section 1.6011-4 (or any similar provisions under any state, local or foreign laws).

(g)                                  There are no Liens on the assets of the Company Entities relating to or attributable to Taxes other than statutory Liens for ad valorem Taxes not yet due and payable.

(h)                                 There are no Tax rulings, requests for rulings, or “closing agreements” (as described in Section 7121 of the Code or any corresponding provision of state, local or other Tax Law) relating to any Company Entity that could affect any Company Entity’s liability for Taxes for any period after the Closing Date.

(i)                                     No Company Entity, whether on its own Tax Return or in a Tax Return of Purchaser or its Affiliates in which such Company Entity’s income or activities will be included, will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing as a result of any (i) change in method of accounting, use of an improper method of accounting, or any other adjustments under Section 481 of the Code (or any similar adjustments under any provision of the Code or the corresponding foreign, state, or local Tax Law) for or with respect to any taxable period before the Closing Date, (ii) deferred intercompany gain or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding provision of foreign, state, or local Tax Law), (iii) installment sale or open transaction disposition made on or before the Closing Date, (iv) prepaid amount or deferred revenue received on or before the Closing Date, or (v) any election made pursuant to Section 108(i) of the Code on or before the Closing Date.

(j)                                    No Company Entity has participated in an international boycott within the meaning of Section 999 of the Code.

(k)                                 With respect to any property transferred in connection with the performance of services for any Company Entity, the provisions of Section 83 of the Code have been complied with in all material respects (including with respect to the filing of any applicable statements or elections).

(l)                                     There is no Contract, plan or arrangement to which any Company Entity is a party, including the provisions of this Agreement, that, individually or collectively, (i) is subject to either Section 409A or Section 457A of the Code, or (ii) could require any Company Entity, Purchaser, or any Affiliate of Purchaser to gross up a payment to any employee or other service provider of any Company Entity for Tax-related payments or cause a penalty Tax under Sections 280G, 409A or 457A of the Code.

(m)                             No Company Entity has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for nontaxable treatment, or governed in whole or in part, under Section 355 of the Code.

(n)                                 Except for any Company Entity that is treated as a disregarded entity under the Treasury Regulations issued under Code Section 7701, no Company Entity has acquired assets from another Person in a transaction in which the Company Entity’s federal income Tax basis for the acquired assets was determined, in whole or in part, by reference to the federal income Tax basis of the acquired assets (or any other property) in the hands of the transferor.

(o)                                 Section 4.10(o) of the Disclosure Schedule sets forth (i) each jurisdiction (other than United States federal) in which the Company Entities file, are required to file, or have been required to file a Tax Return or are or have been liable for any Taxes on a “nexus” basis and (ii) each jurisdiction that has sent, within the past five (5) years, notices or communications of any kind requesting information relating to the nexus of any Company Entity with such jurisdiction.  No written claim has been made in the past five (5) years by a Tax authority in any jurisdiction where a Company Entity (i) does not file Tax Returns that the Company Entity is or may be subject to taxation by such jurisdiction or (ii) in any jurisdiction where a Company Entity does file Tax Returns that it is or might be required to file Tax Returns for any type of Tax for which such Company Entity has not filed all applicable Tax Returns in such jurisdiction.

(p)                                 No Company Entity is, has ever been, or has ever owned an interest in (i) a “passive foreign investment company” within the meaning of Sections 1291 through 1298 of the Code or (ii) a “controlled foreign corporation” within the meaning of Section 957 of the Code.  No Company Entity has ever had a “permanent establishment” in any foreign country as defined in any applicable Tax treaty or convention between the United States and such foreign country.

(q)                                 At all times since its formation, the Company has been classified for federal income Tax purposes as either a partnership or a disregarded entity within the meaning of the Treasury Regulations issued under Code Section 7701.  Except as set forth in Section 4.10(q) of the Disclosure Schedule, no Company Entity has ever been classified as a “C corporation” (as defined in Code Section 1361(a)(2)) for purposes of federal income Tax or any analogous provisions of state or local income Tax Law.

(r)                                    Each Company Entity disclosed on its income Tax Returns all positions that could give rise to a substantial understatement of federal income within the meaning of Section 6662 of the Code.

(s)                                   The unpaid Taxes of the Company Entities (i) did not, as of the Balance Sheet Date, exceed the reserve, if any, for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the balance sheet in the Unaudited Financial Statements as of such date (rather than in any notes thereto) and (ii) will not exceed that reserve, if any, as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company Entities in filing their Tax Returns.  Since the date of the most recent Unaudited Financial Statements, none of the Company Entities has incurred any Tax Liability arising from extraordinary gains or losses, as that term is used in GAAP, outside the Ordinary Course of Business.

(t)                                    There are no jurisdictions outside the United States in which the Company Entities or any Seller is required to file a Tax Return, or are otherwise subject to Tax by virtue of having a permanent establishment or other place of business outside the United States, or, to the Knowledge of any Seller, otherwise. No claim has ever been made in writing (or otherwise to the Knowledge of any Seller) by a Governmental Body in a jurisdiction where the Company Entities or any Seller does not currently file a particular type of Tax Return or pay a particular type of Tax that the Company Entities are or may be required to file such Tax Return or pay such Tax (including obligations to withhold amounts with respect to Tax) in that jurisdiction. The Company Entities have not conducted activities in any jurisdiction that would require them or any Seller to pay Taxes or file Tax Returns in such jurisdiction of a type that it had not filed or paid in the most recently ended taxable period for which a Tax or a Tax Return of such type would be due and which is listed in Section 4.10(u) of the Disclosure Schedule, except for the jurisdictions where the failure to register or cure would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(u)                                 Section 4.10(u) of the Disclosure Schedule identifies all Tax Returns that the Company Entities have filed or that any Seller has filed for or on behalf of the Company Entities, which the applicable statute of limitations remains open and the taxable period of any Company Entity covered by each such Tax Return, and identifies those Tax Returns or taxable periods that have been audited or are currently the subject of an audit by a Governmental Body. The Sellers have delivered to the Purchaser complete and accurate copies of all documents requested in writing by the Purchaser relating to Taxes of, or Tax Returns filed by or on behalf of, the Company Entities.

(v)                                 The Company Entities have complied with all sales Tax resale certificate exemption requirements.

4.11                        Real Property.

(a)                                 Section 4.11(a) of the Disclosure Schedule sets forth (i) a complete list of all real property leased or occupied by the Company Entities (the “Leased Real Property”) and (ii) a complete list of all real property previously leased by the Company Entities (the “Previously Leased Real Property”).  The Company Entities have good and marketable leasehold title to the Leased Real Property.  Section 4.11(a) of the Disclosure Schedule lists all leases, lease guaranties, subleases, agreements for the leasing, use or occupancy of, or otherwise granting a right in or relating to the Leased Real Property, including all amendments, terminations and modifications thereof (individually, a “Real Property Lease” and collectively, the “Real Property Leases”), and there are no other Real Property Leases affecting the real property used by the Company Entities, or to which any Company Entity is bound.  The Company has provided Purchaser with true and complete copies of each Real Property Lease.  No Company Entity has received any notice of a default, alleged failure to perform, or any offset or counterclaim with respect to any Real Property Lease, which has not been fully remedied and withdrawn.

(b)                                 The Leased Real Property is in good operating condition and repair, is maintained in a manner consistent with standards generally followed with respect to similar properties, is suitable for the conduct of the business of the Company Entities as presently conducted and, to the Knowledge of the Company, is structurally sufficient and free from structural, physical and mechanical defects.

(c)                                  No Company Entity has owned or currently owns any real properties.

4.12                        Tangible Personal Property.  Section 4.12 of the Disclosure Schedule includes a depreciation schedule that lists all the items of tangible personal property used in the business and owned by any Company Entity.  Except as set forth on Section 4.12 of the Disclosure Schedule, the Company Entities have good and marketable title to all such items of tangible personal property, free and clear of any and all Liens, other than the Permitted Exceptions.  The tangible personal property of the Company Entities is (i) in good operating condition and properly maintained, subject to normal wear and tear, and (ii) sufficient for the conduct of the business of the Company Entities as currently conducted.

4.13                        Technology and Intellectual Property.

(a)                                 Section 4.13(a) of the Disclosure Schedule sets forth a complete and accurate list of (i) each item of Company Intellectual Property (including domain names) that is registered with or subject to an application for registration with any Governmental Body that is, in each case, owned or filed by or on behalf of any Company Entity, (ii) each trade name, d/b/a, unregistered trademark, and unregistered service mark used by any Company Entity that is material to their respective businesses and (iii) any License Agreement governing Licensed IP.  Such list shall contain, as applicable, (A) the name of all actual and recorded owners, (B) the jurisdiction in which the application or registration was made, (C) the application and registration numbers, and (D) the filing and registration, issue and application dates.  The list pertaining to the License Agreements governing Licensed IP shall contain (x) the name and date of the license agreement pursuant to which such Licensed IP is licensed and (y) whether or not such License Agreement grants an exclusive license to any Company Entity. All registered Company Intellectual Property is valid, enforceable, subsisting and in full force and effect.

(b)                                 A Company Entity (i) owns, free and clear of all Liens, all right, title and interest in and to, or (ii) has valid and continuing rights to use, sell and license, all Intellectual Property, Software and other Technology that is material to the conduct of the business and operations of the Company Entities as presently conducted, including rights to develop, manufacture, use, market, sell, offer for sale, exploit and import all of the Company Products, and no Company Entity has received any written, or to the Knowledge of the Company, any non-written, notice from any Person asserting any claim to the contrary.  The Company Intellectual Property owned by the Company Entities is owned solely and exclusively by the Company Entities.

(c)                                  To the Knowledge of the Company, the conduct of the business of the Company Entities, including the development, use, manufacture, marketing, sale and offer for sale of the Company Products and services of the Company Entities, has not infringed, misappropriated or otherwise violated, and does not infringe, misappropriate or otherwise violate any Intellectual Property of any Person.  No Company Entity has received any written, or to the Knowledge of the Company, any non-written, notice of any claims that have been made against any Company Entity alleging the infringement, misappropriation or violation by any Company Entity of any Intellectual Property of any Person.  Except as set forth on Section 4.13(c) of the Disclosure Schedule, to the Knowledge of the Company, no Person has infringed, misappropriated or otherwise violated any Company Intellectual Property owned by the Company Entities or any Licensed IP in any material respect, and there is no and has not been any Legal Proceeding pursuant to which any Company Entity or, to the Knowledge of the Company, any licensor to any Company Entity has alleged any such infringement, misappropriation or violation by any Person.

(d)                                 Each item of Company Intellectual Property owned by any Company Entity immediately subsequent to the Adjustment Time will be owned and available for use by the Company Entity on the same terms and conditions as are in effect immediately prior to the Adjustment Time.  Except as set forth on Section 4.13(d) of the Disclosure Schedule, each item of Licensed IP will be licensed to and available for use by the Company Entities on the same terms and conditions as are in effect immediately prior to the Adjustment Time.

(e)                                  Except as set forth on Section 4.13(e) of the Disclosure Schedule, to the Knowledge of the Company, no Governmental Body owns or has rights to (or has the option to obtain such ownership or rights to) any Company Intellectual Property owned by any Company Entity, or, to the Knowledge of the Company, any Licensed IP.

(f)                                   Except as set forth on Schedule 4.13(f) of the Disclosure Schedule, there is no Legal Proceeding or other proceeding (including any interference, derivation, re-examination, opposition, cancellation, reissue or other post-grant proceeding, but excluding customary office actions issued by an application examiner with the United States Patent and Trademark Office or its foreign equivalent in the Ordinary Course of Business in connection with the prosecution of a pending application for a patent or a trademark registration) pending, threatened in writing or, to the Knowledge of the Company, verbally threatened, by any third party before any Governmental Body (including, without limitation, the United States Patent and Trademark Office or equivalent authority anywhere in the world) relating to any of the Company Intellectual Property or Licensed IP, nor has any claim or demand been made by any third party that (i) challenges the validity, enforceability, use, right to use, scope, duration, effectiveness or ownership of the Company Intellectual Property or Licensed IP or (ii) alleges any infringement, misappropriation, dilution, or other violation, or unfair competition or trade practices by the Company Entities of or regarding any Intellectual Property or Technology of any third party.

(g)                                  Except as disclosed in Section 4.13(g) of the Disclosure Schedule and except in respect of any Licensed IP pursuant to the License Agreements, no Company Entity is obligated to make any material payments by way of royalties, fees or otherwise to any owner or licensor of, or other claimant to, any Intellectual Property.

(h)                                 Section 4.13(h) of the Disclosure Schedule sets forth a form of confidentiality agreement (the “IP Agreements”) that the Company Entities have caused all current employees and all other Persons currently (i) involved in the conception, reduction to practice, creation or development of any Intellectual Property for the Company Entities, or (ii) who have access to any non-public Company Intellectual Property, to execute, except as set forth on Section 4.13(h) of the Disclosure Schedule.  To the Knowledge of the Company, no material breach of any such IP Agreements has occurred or been threatened.

(i)                                     The Company Entities have taken commercially reasonable actions, consistent with current industry standards, to maintain and protect Company Intellectual Property, including the secrecy, confidentiality and value of their Trade Secrets and other confidential information.

4.14                        Material Contracts.

(a)                                 Section 4.14(a) of the Disclosure Schedule sets forth all of the following Contracts to which any Company Entity is a party or by which any of them or their respective assets of properties are bound (collectively, the “Material Contracts”):

(i)                                     Contracts (A) with any Seller or Affiliate thereof or any current or former officer, director, stockholder or Affiliate of any Company Entity or (B) between the Sellers with respect to the Company;

(ii)                                  Contracts for the sale of any of the assets of any Company Entity other than in the Ordinary Course of Business or for the grant to any Person of any preferential rights to purchase any of its assets;

(iii)                               Contracts containing change of control or other similar provisions that are material to the Company Entities;

(iv)                              Contracts establishing or governing the material terms of any joint venture, partnership, strategic alliance, collaboration, material research and development project, sharing of profits or proprietary information or similar arrangement;

(v)                                 Contracts with respect to any options, co-existence agreements, rights, escrows, licenses, covenants not to assert or sue, or releases of any kind relating to rights in or to any Company Intellectual Property that have been granted (A) to the Company Entities, or (B) by the Company Entities to any other Person (other than standard and customary confidentiality agreements executed in the Ordinary Course of Business);

(vi)                              Contract Manufacturing Agreements or other Contracts that relate to the research, development, distribution, marketing, supply, co-promotion or manufacturing of any Company Product;

(vii)                           Contracts pursuant to which goods or materials are supplied to any Company Entity from an exclusive source (i.e., “single source” supply Contracts);

(viii)                        Contracts containing covenants of any Company Entity not to compete in any line of business or with any Person in any geographical area or not to solicit or hire any person with respect to employment or covenants of any other Person not to compete with any Company Entity in any line of business or in any geographical area or not to solicit or hire any person with respect to employment;

(ix)                              Contracts relating to the acquisition (by merger, purchase of stock or assets or otherwise) by any Company Entity of any operating business or material assets or the capital stock of any other Person;

(x)                                 Contracts relating to the incurrence, assumption or guarantee of any Indebtedness or imposing a Lien on any of the assets of any Company Entity, including indentures, guarantees, loan or credit agreements, sale and leaseback agreements, purchase money obligations incurred in connection with the acquisition of property, mortgages, pledge agreements, security agreements, or conditional sale or title retention agreements;

(xi)                              the form of Contract pursuant to which any Company Entity collects and compiles data;

(xii)                           Contracts obligating any Company Entity to provide or obtain products or services for a period of one (1) year or more or requiring a Company Entity to purchase or sell a stated portion of its requirements or outputs;

(xiii)                        Contracts under which any Company Entity has made advances or loans to any other Person;

(xiv)                       Contracts providing for severance, retention, change in control or other similar payments, which require payments exceeding $100,000;

(xv)                          Contracts for the employment of any individual on a full-time, part-time or consulting or other basis providing for annual compensation in excess of $100,000;

(xvi)                       material Contracts with independent contractors or consultants (or similar arrangements) that are not cancelable without penalty or further payment and without more than 30 days’ notice;

(xvii)                    Contracts of guaranty, surety or indemnification, direct or indirect, by any Company Entity;

(xviii)                 Contracts (or group of related Contracts) which involve the expenditure of more than $250,000 annually or $1,000,000 in the aggregate or require performance by any party more than one (1) year from the date hereof and that are not cancelable without penalty or further payment and without more than 90 days’ notice;

(xix)                       License Agreements either (A) with annual payments exceeding $50,000; or (B) pursuant to which any Company Entity has granted to, or licensed from, any Person any rights (or immunities) with respect to any Intellectual Property, Software or other Technology (other than nonexclusive licenses granted to customers on standard terms in the Ordinary Course of Business);

(xx)                          Contracts pursuant to which any Company Entity has continuing obligations or interests involving royalties (or other amounts calculated based upon the revenues or income of any Company Entity), license fees or similar payments (but exclusive of any Material Contracts listed in Section 4.14(a)(xix) of the Disclosure Schedule);

(xxi)                       Real Property Leases;

(xxii)                    Contracts concerning leases of personal property requiring rental payments exceeding $100,000;

(xxiii)                 Contracts with any Governmental Body involving annual payments exceeding $100,000;

(xxiv)                Contracts with any of the largest customers or largest suppliers of the Company Entities, as identified in Section 4.21 of the Disclosure Schedule;

(xxv)                   Contracts entered into after January 1, 2012 related to the compromise or settlement of any litigation, arbitration or other proceding, other than Contracts entered into with former employees of the Company in connection with termination of employment involving a settlement amount of $50,000 or less;

(xxvi)                Contracts containing any most-favored nations undertakings, rights of first refusal, price protection mechanisms with respect to sales to customers of any Company Entity, or any other similar provisions restricting the business of the Company Entities;

(xxvii)             Contracts with any labor union or any collective bargaining agreement;

(xxviii)          Contracts involving any outstanding powers of attorney executed on behalf of any Company Entity; and

(xxix)                Contracts that are otherwise material to the Company Entities.

(b)                                 Except as disclosed in Section 4.14(b) of the Disclosure Schedule, each of the Material Contracts is in full force and effect and is the legal, valid and binding obligation of the Company Entity which is party thereto, and to the Knowledge of the Company, of the other parties thereto enforceable against each of them in accordance with its terms (except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies (regardless of whether enforcement is sought in a proceeding at Law or in equity)).  No Company Entity is in default under any Material Contract, nor, to the Knowledge of the Company, is any other party to any Material Contract in breach of or default thereunder.  To the Knowledge of the Company, there is no event or existing condition that, with the lapse of time, giving of notice or both, would constitute a breach of or default under any Material Contract.  No party to any of the Material Contracts has exercised in writing any termination rights with respect thereto, and no party has given written notice of any significant dispute with respect to any Material Contract.  The Company has delivered to Purchaser true, correct and complete copies of all of the Material Contracts, together with all amendments, modifications or supplements thereto.

4.15                        Employee Benefits Plans.

(a)                                 Section 4.15 of the Disclosure Schedule sets forth a true and complete list of each “employee benefit plan” as defined in Section 3(3) of ERISA (whether or not subject to ERISA), and any other plan, policy, program, practice, agreement, understanding or arrangement (whether written or oral) providing compensation or benefits to any current or former director, officer, employee or consultant (or to any dependent or beneficiary thereof) of any Company Entity or any ERISA Affiliate, which are now, or were within the past 6 years, maintained, sponsored or contributed to by any Company Entity or any ERISA Affiliate, or under which any Company Entity or any ERISA Affiliate has any obligation or Liability, whether actual or contingent, including, all incentive, bonus, retirement, deferred compensation, vacation, holiday, cafeteria, medical, disability, sick leave, life insurance, stock purchase, stock option, stock appreciation, phantom stock, restricted stock, restricted stock unit or other stock-based compensation plans, change-in-control, retention, transaction or severance policies, programs, practices or arrangements (each a “Company Plan”).  With respect to each Company Plan, the Company has made available to Purchaser true and complete copies of (i) each Company Plan (or, if not written, a written summary of its material terms), including all plan documents, trust agreements, annuity contracts, insurance contracts or other funding vehicles and all amendments thereto, (ii) all summaries and summary plan descriptions, including any summary of material modifications, (iii) the three (3) most recent annual reports (Form 5500 series) filed with the IRS with respect to such Company Plan, (iv) the most recent actuarial report or other financial statement relating to such Company Plan, (v) the three (3) most recent determination or opinion letters, if any, issued by the IRS with respect to any Company Plan and any pending request for such a determination letter, (vi) the three (3) most recent nondiscrimination tests performed under the Code (including 401(k) and 401(m) tests) for each Company Plan, (vii) each contract or agreement relating to such Company Plan, (viii) all private letter rulings, requests, and letters issued with respect to any Company Plan and filings, and (ix) any summaries of self-corrections or applications made under the Employee Plans Compliance Resolution System (as set forth in IRS Revenue Procedures 2003-44, 2006-27, 2013-12, and/or any predecessor or successor thereto) or the Voluntary Fiduciary Correction, Delinquent Filer Voluntary Compliance programs or Closing Agreement Programs with respect to the Company Plans.

(b)                                       None of the Company Plans is a multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA) (a “Multiemployer Plan”) or a single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA) for which any Company Entity or ERISA Affiliates could incur Liability under Sections 4063 or 4064 of ERISA (a “Multiple Employer Plan”).  None of the Company Plans is a defined benefit pension plan within the meaning of Section 3(35) of ERISA.  Except as required by applicable provisions of the Agreement, none of the Company Plans provides for or promises retiree or post-employment medical, disability or life insurance benefits to any current or former employee, officer or director of any Company Entity.  No Company Entity sponsors any Company Plan that is funded other than a Company Plan that is intended to be qualified under Section 401(a) or 401(k) of the Code.

(c)                                        Each Company Plan is being administered, and has been administered since January 1, 2012, in all material respects in accordance with its terms and all applicable Law, including, ERISA, the Code, COBRA and state law.  Since January 1, 2012, all required reports and descriptions (including Form 5500 Annual Reports, summary annual reports, PBGC 1’s, and summary plan descriptions) have been timely filed and distributed appropriately with respect to each such Company Plan.  The requirements of COBRA have been met in all respects with respect to each Company Plan that is a welfare plan within the meaning of Section 3(2) of ERISA.  As of the date of this Agreement, no Legal Proceeding is pending or, to the Knowledge of the Company, threatened, with respect to any Company Plan (other than Legal Proceedings relating to claims for benefits in the Ordinary Course of Business), no Company Entoty has received notice from the IRS, the Department of Labor, or any state insurance department or other state agency of any investigation or audit with respect to any Company Plan, and to the Knowledge of the Company, there is no defect in the operation or the documentation of any Company Plan that could result in liability to any Company Entity or any participants in the Company Plans.  To the Knowledge of the Company, there have been no prohibited transactions within the meaning of Section 4975 of the Code, or Sections 406 or 407 of ERISA, with respect to any Company Plan.  To the Knowledge of the Company, no fiduciary (within the meaning of Section 3(21) of ERISA) has any liability or threatened liability for breach of a fiduciary duty or any other failure to act or comply in connection with the administration of any Company Plan or investment of the assets of any Company Plan.

(d)                                       Each Company Plan that is intended to be qualified under Section 401(a) of the Code or Section 401(k) of the Code has either received a favorable determination letter from the IRS, or is in a prototype or master plan with a valid and up-to-date IRS opinion letter, and such determination or opinion letter confirms that the Company Plan documents meet all current requirements for qualification under Section 401(a) of the Code and that any trust or other funding vehicle established in connection with any Company Plan is exempt from federal income taxation under Section 501(a) of the Code.

(e)                                        All contributions (including all Company contributions and employee salary reduction contributions) that are due have been paid to each Company Plan that is a “pension plan” within the meaning of Section 3(1) of ERISA, and all contributions for any period ending on or before the Closing Date that are not yet due have been paid to each such Company Plan or accrued on the Financial Statements. All premiums or other payments due for all periods ending on or before the Closing Date have been paid or accrued on the Financial

Statements with respect to each such Company Plan that is a “welfare plan” within the meaning of Section 3(2) of ERISA.

(f)                                         Except as may be explicitly provided in this Agreement, the execution of this Agreement, approval of this Agreement or consummation of any of the transactions contemplated by this Agreement will not (i) entitle any employee to severance pay or any increase in severance pay upon any termination of employment after the date hereof, (ii) accelerate the time of payment or vesting (except as required as a condition for qualification of a Company Plan that is intended to be a qualified plan under Code Section 401(a)) or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits, or increase the amount payable or trigger any other material obligation to any director, officer, employee or consultant, under any of the Company Plans or other compensation or benefit arrangements of the Company or any of its ERISA Affiliates, (iii) result in any breach or violation of, or a default under any of the Company Plans, (iv) result in any payment by any Company Entity or any ERISA Affiliate that would be a “parachute payment” to a “disqualified individual” as those terms are defined in Section 280G of the Code, without regard to whether such payment is reasonable compensation for personal services performed or to be performed in the future, or (v) limit or restrict the right of the Company or, after the consummation of the transactions contemplated hereby, Purchaser to merge, amend or terminate any of the Company Plans.

4.16                  Employee and Labor Matters.

(a)                                       Section 4.16(a) of the Disclosure Schedule contains a true and correct list of all persons who are employees of any Company Entity as of the date hereof, including any employee who is on a leave of absence of any nature, paid or unpaid, authorized or unauthorized, and sets forth for each such individual the following: (i) name; (ii) title or position (including whether full or part time); (iii) current annual base compensation rate; (iv) commission, bonus or other incentive-based compensation; and (v) a description of the fringe benefits provided to each such individual.  All compensation, including wages, commissions and bonuses payable to all employees of the Company Entities for services performed on or prior to the date hereof, has been paid in full and there are no outstanding agreements, understandings or commitments of the Company Entities with respect to any compensation, commissions or bonuses.  The consummation of the transactions contemplated under this Agreement will not cause Purchaser or any Company Entity to incur or suffer any liability relating to, or obligations to pay, any severance payments, bonuses, fees, incentives or other payments to any person, including any employees, members, officers, managers, agents, consultants or representatives of the Company Entities.

(b)                                       The employment of all employees of the Company Entities (including any employees with an employment agreement) are terminable at the will of a Company Entity without any penalty on the part of the Company Entities.  To the Knowledge of the Company, no executive, key employee, or significant group of employees has any plans to terminate employment with the Company.

(c)                                        No Company Entity has ever been a party to or otherwise bound by any collective bargaining agreement, Contract or other agreement or understanding with a labor union or labor organization, nor is any such contract or agreement presently being negotiated.  There has not been, nor is there any pending or, to the Knowledge of the Company, threatened, organizational effort, strike, dispute, walkout, work stoppage, slow-down or lockout involving the Company Entities.

(d)                                       The Company Entities have complied in all material respects with all applicable federal, state and local Laws relating to employment and employment practices, terms and conditions of employment, the payment of wages for hours worked, discrimination and harassment, family and medical leave, occupational health and safety, and immigration. The Company Entities have not and are not engaged in any unlawful employment practice or unfair labor practice, and there are no Legal Proceedings, complaints, claims, charges or investigations of any unlawful employment practice pending or to the Knowledge of the Company threatened, against the Company Entities before the Equal Employment Opportunity Commission, the National Labor Relations Board, any state or federal Department of Labor, the Occupational Safety and Health Administration, or any other Governmental Body.  No Company Entity has received notice of the intention of any Governmental Body responsible for the enforcement of Laws related to labor, employment, occupational health and safety, workers’ compensation, taxation of employee earnings and/or the classification of employees to conduct an investigation or begin an inquiry of or affecting any Company Entity, and the Sellers have no Knowledge that any investigation or inquiry is anticipated.

(e)                                        The workforce of the Company Entities is appropriately and correctly classified and in compliance with all laws governing the classification of employees including, but not limited to the Fair Labor Standards Act, the Internal Revenue Code and any other federal, state or local law governing the payment of wages and/or the retention and submission of monies withheld from wages as required by federal, state and/or local law.

(f)                                         Within the past five (5) years, no Company Entity has implemented any mass layoff, plant closing, or other termination of employees that could implicate the WARN Act or any similar state or local Law.  With respect to the transactions contemplated by this Agreement, any notice of termination required under Law has been given.

4.17                  Litigation.  Except for those Legal Proceedings set forth on Section 4.17 of the Disclosure Schedule, there is no Legal Proceeding pending or, to the Knowledge of the Company, threatened against any Company Entity, or to which any Company Entity is otherwise a party before any Governmental Body.  No Company Entity is subject to any Order, and no Company Entity is in breach or violation of any Order.  Except as set forth on Section 4.17 of the Disclosure Schedule, none of the Legal Proceedings set forth on Section 4.17 of the Disclosure Schedule, if determined adversely, would reasonably be expected to have Material Adverse Effect.  There is no Legal Proceeding pending or threatened by any Company Entity against any Person.

4.18                  Compliance with Laws; Permits.

(a)                                       The Company Entities are, and have been since January 1, 2012, in compliance in all material respects with all Laws applicable to its business, operations or assets, including any Environmental Laws, any Health Care Laws, the Foreign Corrupt Practices Act of

1977, 15 U.S.C. §§ 78dd-1, et seq. (the “FCPA”), or any other applicable anti-corruption or anti-bribery Law.  Except as set forth in Section 4.18(a) of the Disclosure Schedule, no Company Entity has received any written notice of or been charged with the violation of any Laws, including any Environmental Laws, the FCPA or any other applicable anti-corruption or anti-bribery Law, or recieved notice of any condition requiring Remedial Action under Environmental Laws, and, to the Knowledge of the Company, no condition exists that would support such a notice or charge.  To the Knowledge of the Company, no Company Entity is under investigation with respect to the violation of or condition under any Laws, including any Environmental Laws, the FCPA or any other applicable anti-corruption or anti-bribery Law.

(b)                                       The Company Entities are in possession of all Permits required under applicable Law for the current operation of their business and the Leased Real Property, and such Permits are set forth in Section 4.18(b) of the Disclosure Schedule (the “Company Permits”), other than those the failure of which to possess would not have a material impact on the Company Entities, taken as a whole.  The Company Permits are in full force and effect.  No Company Entity or property of any Company Entity is in default or violation, in any material respect, of any term, condition or provision of any Company Permit.  There are no Legal Proceedings pending or, to the Knowledge of the Company, threatened, relating to the suspension, revocation or modification of any Company Permit.  Except as set forth in Section 4.18(b) of the Disclosure Schedule, since January 1, 2012, no written notice from a Govermental Body has been received by any Company Entity alleging the failure to hold any Permit or the violation of any term thereof.  The Company Entities have timely filed applications for renewals of the Company Permits, as required.

(c)                                        To the Knowledge of the Company, except as set forth in Section 4.18(c) of the Disclosure Schedule, there has been no Release at any Leased Real Property or any Previously Leased Real Property, and there are no other facts, circumstances or conditions existing, initiated, or occurring that have resulted in liability to the Company Entities under the Enviornmental Laws.

(d)                                       The Company Entities have not arranged, by contract, agreement or otherwise, for the transportation, disposal or treatment of Hazardous Materials at any location except in accordance with Environmental Laws and no Company Entity has received a Request for Information pursuant to Section 104 of the Federal Comprehensive Environmental Response, Compensation, and Liability Act, or other similar Environmental Law or written notice from a Government Body that the Company Entity has or may have liability for disposal at the site.

(e)                                        The Company Entities have furnished Purchaser with copies of all environmental assessments, studies, reports, audits or other documents in their possession or under their control that relate to the Company Entities’ compliance with Environmental Laws or the environmental condition of any Leased Real Property or Previously Leased Real Property.  All such information that the Company Entities have furnished to Purchaser is materially accurate.

(f)                                         The Company Entities currently comply, and have complied, with all financial assurance and/or financial responsiblity requirements associated with the Company Permits.

4.19                  Insurance.  The Company Entities have insurance policies in full force and effect for such amounts as are customary for similarly situated companies as to industry scope and size.  Set forth in Section 4.19 of the Disclosure Schedule is a list of all insurance policies and all fidelity bonds held by or applicable to the Company Entities, including the carriers and liability limits for each such insurance policy (the “Insurance Policies”).  True and complete copies of all such policies and bonds have been provided to Purchaser.  Excluding insurance policies that have expired and been replaced in the Ordinary Course of Business, no insurance policy has been cancelled within the last two (2) years and, to the Knowledge of the Company, no threat has been made to cancel any insurance policy of any Company Entity during such period.  The Company has disclosed to Purchaser all material claims submitted by or on behalf of the Company Entities since January 1, 2014 pursuant to the Insurance Policies, and the Company Entities have provided proper and timely notice of all such claims for which losses may be recoverable in accordance with the terms of such Insurance Policies.  All premiums have been paid in full for each Insurance Policy and the Company Entities are not in default in any material respect, whether as to payment of premiums or otherwise, under the terms of any Insurance Policy.  The consummation of the transactions contemplated by this Agreement will not cause a termination, cancellation or reduction in the coverage of such Insurance Policies.

4.20                  Related Party Transactions.  Except as set forth in Section 4.20 of the Disclosure Schedule, no Seller, any member or manager of a Seller, or any member of a Seller’s immediate family, nor any other employee, officer, director, stockholder, partner or member of any Company Entity, any member of his or her immediate family or any of their respective Affiliates (“Related Persons”) (i) owes any amount to any Company Entity nor (other than in respect of employment compensation and reimbursement of business expenses in the Ordinary Course of Business) does any Company Entity owe any amount to, or has any Company Entity committed to make any loan or extend or guarantee credit to or for the benefit of, any Related Person, (ii) is involved in any business arrangement or other relationship with a Company Entity (whether written or oral) other than as an employee, officer, director, and stockholder of a Company Entity, (iii) owns any property or right, tangible or intangible, that is used by any Company Entity or (iv) has any claim or cause of action against any Company Entity (other than in respect of employment compensation and reimbursement of business expenses in the Ordinary Course of Business.

4.21                  Customers and Suppliers.

(a)                                       Section 4.21 of the Disclosure Schedule sets forth a list of the three (3) largest customers and the ten (10) largest suppliers of the Company Entities as measured by the dollar amount of purchases therefrom or thereby, during the fiscal year ended December 31, 2016 and the nine months ended September 30, 2017, showing the approximate total sales by the Company Entities to each such customer and the approximate total purchases by the Company Entities from each such supplier, during such periods.

(b)                                       Since the Balance Sheet Date, no customer or supplier listed in Section 4.21 of the Disclosure Schedule has terminated its relationship with the Company Entities or materially reduced or changed the pricing or other terms of its business with the Company Entities.

4.22                  Financial Advisors.  Except for Torreya Capital Partners, no Person has acted, directly or indirectly, as a broker, finder or financial advisor any Company Entity in connection with the transactions contemplated by this Agreement, and no Person is or will be entitled to any fee or commission or like payment in respect thereof.

4.23                  Compliance with Law; Permits; Regulatory Matters.

(a)                                       The Company Entities hold, and are operating in material compliance with, all Health Care Regulatory Authorizations required for the conduct of its business as currently conducted.  The Company Entities have fulfilled and performed all of their material obligations with respect to the Health Care Regulatory Authorizations.  The Company Entities have complied, and remain in compliance, in all material respects with all Laws applicable to the business, properties, assets and activities of the Company Entities.  No Company Entity has received notice of or, to the Knowledge of the Company, been subject to or threatened with, any finding of deficiency or non-compliance; penalty, fine or sanction; request for corrective or remedial action; or pending or, to the Knowledge of the Company, threatened claim, suit, proceeding, hearing, enforcement, audit, investigation, arbitration or other action by the FDA or any other Governmental Body relating to any of (i) the Company Products, (ii) the ingredients in the Company Products or (iii) the facilities at which such Company Products are manufactured, packaged or initially distributed, whether issued by the FDA, the United States Federal Trade Commission (the “FTC”), the United States Drug Enforcement Administration (“DEA”), the United States Department of Agriculture (“USDA”) or by any other Governmental Body having responsibility for the regulation of such Company Products.  To the Knowledge of the Company, there is no threatened suspension, revocation or withdrawal of any Health Care Regulatory Authorization.  To the Knowledge of the Company, there is no condition that would preclude the renewal of a Health Care Regulatory Authorization upon its expiration.

(b)                                       All Company Products that are subject to the jurisdiction of the FDA, the FTC, the DEA, the USDA or other Governmental Bodies in other jurisdictions are being manufactured, imported, exported, processed, developed, labeled, stored, tested, marketed, promoted, detailed and distributed by or on behalf of the Company Entities in material compliance with all applicable requirements under any Permit or Law, including applicable statutes and implementing regulations administered or enforced by the FDA or other similar Governmental Body, including those relating to investigational use, premarket approval and applications or abbreviated applications to market a new pharmaceutical product.

(c)                                        No Company Entity has voluntarily recalled, suspended, or discontinued manufacturing or investigation of any of the Company Products or done so at the request of the FDA, the FTC, the DEA or any other Governmental Body having responsibility for the regulation of such Company Products, nor has any Company Entity received any notice from the FDA, the FTC, the DEA or any other Governmental Body having responsibility for the regulation of such Company Products that such Governmental Body has commenced or, to the Knowledge of the Company, threatened to initiate any action to withdraw any approval or application for investigation, sale or marketing of any Company Products, restrict sales or marketing of any Company Products, place any clinical investigation on clinical hold or request a recall of any Company Products, or that the FDA, the FTC, the DEA or such other Governmental Body having responsibility for the regulation of any Products has commenced or, to the Knowledge of the Company, threatened to initiate any action to enjoin or place restrictions on the production of any Company Products, other than those restrictions generally existing by Law or that may be specifically set forth in any Health Care Regulatory Authorizations, supplement thereto, or related supporting documentation, in each case.

(d)                                       To the Knowledge of the Company, all preclinical studies and clinical trials, and other studies and tests conducted by or on behalf of the Company Entities have been, and if still pending are being, conducted in material compliance with (i) the required experimental protocols, procedures and controls, (ii) all applicable Laws, and (iii) current good clinical practices. No clinical trial conducted by or on behalf of the Company Entities has been terminated, suspended or placed on clinical hold by the FDA, the FTC, the DEA or any other applicable Governmental Body, and none of the FDA, the FTC, the DEA or any other applicable Governmental Body has commenced or, to the Knowledge of the Company, threatened to initiate, any action to place a clinical hold order on, or otherwise terminate, delay, suspend or materially restrict, any proposed or ongoing clinical trial conducted or proposed to be conducted by or on behalf of the Company Entities.

(e)                                        None of the Company Products, or any other products previously manufactured, tested, distributed, held or marketed by the Company Entities, has been recalled, withdrawn, suspended or discontinued (whether voluntarily or otherwise).  No proceedings (whether completed or pending) seeking the recall, withdrawal, suspension or seizure of (i) any Company Products, (ii) any other products previously manufactured, tested, distributed, held or marketed by the Company Entities, or (iii) any product candidate or pre-market approvals or marketing authorizations of the Company Entities, are pending or, to the Knowledge of the Company, threatened, against any Company Entity.  The Company has, prior to the date hereof, made available to Purchaser all material information about adverse experiences relating to (i) the Company Products or (ii) any other products previously manufactured, tested, distributed, held or marketed by any Company Entity, obtained or otherwise received by any Company Entity from any source, in the United States or outside the United States, including material information relating to the Company Products derived from clinical investigations prior to any market authorization approvals, commercial marketing experience, clinical investigations, surveillance studies or registries, reports in the scientific literature, and unpublished scientific papers.  In addition, to the Knowledge of the Company, the Company Entities have filed all annual and periodic reports, amendments and safety reports required for any of the products or product candidates required to be made to the FDA, the FTC, the DEA or any other Governmental Body.

(f)                                         All batches and doses of any Company Product that is or was previously marketed, sold or distributed by any Company Entity have been manufactured in conformance with (i) specifications set forth in any Health Care Regulatory Authorization and/or applicable

Contract Manufacturing Agreements and (ii) in material compliance with applicable Laws, including all Current Good Manufacturing Practices.

(g)                                        All labels and labeling for all Company Products, including all inventory of such Company Products, are and have been in material compliance with applicable Laws. All advertising and promotional materials, and the advertising and promotional practices, of the Company Entities are and have been in material compliance with all applicable Laws.

(h)                                       The Company Entities have complied in all material respects with all applicable security and privacy standards regarding protected health information under (i) the Health Insurance Portability and Accountability Act of 1996, as amended by the Health Information Technology for Economic and Clinical Health Act of 2009, including the regulations promulgated thereunder (collectively “HIPPA”) and (ii) any applicable state privacy Laws.  No Company Entity has received written or, to the Knowledge of the Company, any non-written, notice of any claims (including any investigation or notice from any Governmental Body) that have been asserted or threatened against any Company Entity alleging any violation of any Person’s protected health information under HIPAA or any applicable state privacy Laws.

(i)                                           To the Knowledge of the Company, and in connection with the business of the Company Entities as currently conducted, no director, officer, employee or agent of any Company Entity has made any untrue statement of material fact or fraudulent statement to the FDA or any other Governmental Body; failed to disclose a material fact required to be disclosed to the FDA or any other Governmental Body; or committed an act, made a statement, or failed to make a statement that would reasonably be expected to provide the basis for the FDA or any other Governmental Body to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities,” as set forth in 56 Fed. Reg. 46191 (September 10, 1991).

(j)                                          No Company Entity or any director or officer of a Company Entity is debarred or otherwise excluded from or restricted in any manner from participation in, any government program or, to the Knowledge of the Company, convicted of any crime or engaged in any conduct for which debarment is mandated or permitted by 21 U.S.C. § 335a, or convicted of any crime or engaged in any conduct for which such person could be excluded from participating in any federal health care programs.

(k)                                       The Company Entities have filed, maintained or furnished all material applications, reports, documents, claims, permits, notification and notices required to be filed, maintained or furnished to the FDA, FTC, the DEA or any other Governmental Body in connection with any active pharmaceutical ingredient, dietary ingredient, or Product developed, tested or manufactured or marketed by the Company Entities. All such applications, reports, documents, claims and notices were true, complete and accurate in all material respects on the date filed (or, to the extent not true, complete and accurate in all material respects, were corrected in or supplemented by a subsequent filing), and any necessary or required updates, changes, corrections or modifications to such applications, reports, documents, claims and notices, in each case, required to have been submitted to the FDA, the FTC, the DEA or other Governmental Body, have been so submitted.  All information, claims, reports, statistics, and other data and conclusions, if any, submitted by the Company Entities to the FDA, the FTC, the

DEA or other Governmental Body were true, complete and correct in all material respects as of the date of submission and no updates, changes, corrections, supplements, amendments or modifications has been submitted to the FDA outside the Ordinary Course of Business.

(l)                                           No Company Entity is, or has been since January 1, 2012, a party to any corporate integrity agreement, monitoring agreement, consent decree, settlement order, or similar agreement with or imposed by any Governmental Body.

(m)                                   The Company has made available to Purchaser true and complete copies of (i) all warning letters, untitled letters, cyber letter, regulatory letters, notices of inspectional observations (Form FDA 483s), establishment inspection reports (EIRs) or other material written correspondences from any Governmental Body relating to the Company Entities’ manufacture or marketing of Company Products or compliance with Laws and all of the Company Entities’ responses thereto since January 1, 2012, and a complete list of the foregoing if set forth in  Section 4.23(m) of the Disclosure Schedule; (ii) all correspondence, meeting minutes or related documents concerning material communications between any Governmental Body and the Company Entities, including requests for information and responses thereto; and (iii) all written audit reports pertaining to the assessment of compliance with Good Manufacturing Practice requirements by the Company Entities or any other Person as it relates to the manufacture of the Products.  No Company Entity is currently subject to any outstanding observations or obligations arising under a criminal, civil or regulatory action, FDA inspection, FDA warning letter, FDA notice of violation or “untitled” letter, or other obligation made in writing to or with the FDA or any other Governmental Body.

(n)                                       Section 4.23(n) of the Disclosure Schedule sets forth a complete and correct list of all Health Care Regulatory Authorizations from the FDA, the FTC, the DEA or any other Governmental Body that administers Health Care Laws held by the Company Entities and, to the Knowledge of the Company, there are no other Health Care Regulatory Authorizations required for the Company Entities or the Company Products in connection with the conduct of the business of the Company Entities as currently conducted.

4.24                  Accounts Receivable.  All accounts receivable of the Company Entities reflected in the Unaudited Financial Statements represent bona fide and valid obligations, arose in the Ordinary Course of Business and are carried at values determined in accordance with the Accounting Methodology.  No Person has any Lien on any of the Company Entities’ accounts receivable, and no request or agreement for an additional deduction or discount has been made with respect to any of the Company Entities’ accounts receivable, except for such requests or agreements for additional deductions or discounts (i) that are fully reflected on the balance sheet of the Company as of October 31, 2017, or (ii) that have been made in the Ordinary Course of Business since October 31, 2017.

4.25                  Inventory.  All items in inventory (including finished products, raw materials, intermediates, work in process, supplies, parts and packaging and labeling materials, if applicable) reflected in the Financial Statements and acquired since the Balance Sheet Date (i) have been valued at the lesser of cost or fair market value determined in accordance with the Accounting Methodology, including the establishment of reserves for obsolete, damaged, slow-moving, defective or excessive inventories, (ii) meet the current requirements of the Company

Entities in all material respects, (iii) are of a quality and quantity usable in the Ordinary Course of Business and (iv) are appropriate in all material respects for their intended use.

4.26                  Product Liability and Warranty Breach.  To the Knowledge the Company, no Company Entity has committed any act, and there has been no omission by any Company Entity, in violation of any applicable Laws or breach of any contractual obligations, including any express warranties, which would reasonably be expected to result in material product liability or material liability for breach of warranty (in each case, not covered by insurance or expressly reserved against in the Financial Statements) on the part of the Company Entity with respect to any Company Products or services delivered or rendered.

4.27                  No Other Representations. Except as expressly set forth in Article III and this Article IV, the Sellers and Company Entities make no representation or warranty, express or implied, at Law or in equity, in respect of the Company Entities, or any of their respective assets, liabilities or operations, including with respect to merchantability or fitness for any particular purpose, and any such other representations or warranties are hereby expressly disclaimed.  None of the Sellers or the Company make any representation or warranty with respect to any projections or forecasts delivered or made available to Purchaser of future revenues, results of operations, cash flows or financial conditions of the Company Entities (including any such projections or forecasts made available to Purchaser in certain “data rooms” or management presentations in expectation of the transactions contemplated hereby).

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to the Sellers that:

5.1                         Organization and Good Standing.  Purchaser is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate properties and carry on its business.

5.2                         Authorization of Agreement.  Purchaser has full corporate power and authority to execute and deliver this Agreement and each other agreement, document, instrument or certificate contemplated by this Agreement or to be executed by Purchaser in connection with the consummation of the transactions contemplated hereby and thereby (the “Purchaser Documents”), and to consummate the transactions contemplated hereby and thereby.  The execution, delivery and performance by Purchaser of this Agreement and each Purchaser Document have been duly authorized by all necessary corporate action on behalf of Purchaser.  This Agreement and each Purchaser Document have been duly executed and delivered by Purchaser and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) constitutes the legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its respective terms, except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies (regardless of whether enforcement is sought in a proceeding at law or in equity).

5.3                         Conflicts; Consents of Third Parties.

(a)                                       Except as set forth in Section 5.3(a) of the Disclosure Schedule hereto, none of the execution and delivery by Purchaser of this Agreement and of the Purchaser Documents, the consummation of the transactions contemplated hereby or thereby, or the compliance by Purchaser with any of the provisions hereof or thereof will conflict with, or result in violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination or cancellation under any provision of (i) the certificate of incorporation and by-laws of Purchaser; (ii) any Contract to which Purchaser is a party or by which any of the properties or assets of Purchaser are bound; (iii) any Order of any Governmental Body applicable to Purchaser or by which any of the properties or assets of Purchaser are bound; or (iv) any applicable Law.

(b)                                       Except as set forth in Section 5.3(b) of the Disclosure Schedule hereto, no consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Person or Governmental Body is required on the part of Purchaser in connection with the execution and delivery of this Agreement or the Purchaser Documents or the compliance by Purchaser with any of the provisions hereof or thereof or the consummation of the transactions contemplated hereby or thereby.

5.4                         Litigation.  There are no Legal Proceedings pending or, to the Knowledge of Purchaser, threatened against Purchaser or to which Purchaser is otherwise a party relating to this Agreement, the Purchaser Documents or the transactions contemplated hereby and thereby.

5.5                         Investment Intention.  Purchaser is acquiring the Membership Interests for its own account, for investment purposes only and not with a view to the distribution thereof.  Purchaser understands that the Membership Interests have not been registered under the Securities Act and cannot be sold unless subsequently registered under the Securities Act or an exemption from such registration is available.

5.6                         Independent Investigation.  Purchaser has conducted its own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) or assets of the Company Entities, and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Sellers and the Company for such purpose.  Purchaser acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, Purchaser has relied solely upon its own investigation and the express representations and warranties of the Sellers and the Company set forth in Article III and Article IV of this Agreement (including the related portions of the Disclosure Schedule); and (b) none of the Sellers, the Company or any other Person is making any representation or warranty as to the Company Entities, except as expressly set forth in Article III and Article IV of this Agreement (including the related portions of the Disclosure Schedule).

5.7                         Financial Advisors.  No Person has acted, directly or indirectly, as a broker, finder or financial advisor for Purchaser in connection with the transactions contemplated by this Agreement and no Person is entitled to any fee or commission or like payment in respect thereof.

ARTICLE VI

COVENANTS

6.1                         Further Assurances.  Each of the Sellers, the Company and Purchaser shall use its commercially reasonable efforts to take, or cause to be taken, all actions necessary or appropriate to consummate the transactions contemplated by this Agreement.  In case at any time after the Closing any further action is necessary to carry out the purposes of this Agreement, each of the parties will take such further action (including the execution and delivery of such further instruments and documents) as any other party reasonably may request.  Purchaser shall take all necessary actions to hold its 2018 annual stockholder meeting no later than June 30, 2018, in order to obtain the Purchaser Stockholder Approval.  Sellers shall take all necessary actions to deliver to Purchaser, within sixty (60) days following the Closing, a reviewed consolidated balance sheet of the Company Entities as of September 30, 2017 and the related reviewed consolidated statements of operations and changes in members deficit and cash flows of the Company Entities for the 9-month period then ended.

6.2                         Non-Competition; Non-Solicitation; Confidentiality.  Each of the Restricted Parties severally covenants as set forth in Section 6.2(a) through (d) below:

(a)                                       Except in connection with services provided on behalf of the Company Group or Purchaser, for a period of five (5) years from and after the Closing Date, such Restricted Party shall not: (i) within the Restricted Territory (as defined below) directly or indirectly, own, manage, engage in, operate, control, work for, consult with, render services for, do business with, maintain any interest in (proprietary, financial or otherwise) or participate in the ownership, management, operation or control of, any business, whether in corporate, proprietorship or partnership form or otherwise, engaged in contract manufacturing, distribution or sales of branded, generic or OTC multivitamins with fluoride, products containing prednisone or prednisolone, products used for the treatment of head lice or products which any member of the Company Group at the time of Closing sells, has the contractual right to sell or has in the product pipeline (a “Restricted Business”); or (ii) acquire or own, directly or indirectly, the outstanding capital stock of any Person engaged in a Restricted Business in the Restricted Territory; provided, however, the foregoing shall not prohibit the ownership of publicly-traded securities constituting not more than 5% of the outstanding securities of an entity conducting a Restricted Business and shall not limit in any way the acquisition or ownership of securities of Purchaser.  As used herein, the term “Restricted Territory” means the United States of America, but if the foregoing definition is deemed by a court of competent jurisdiction to be too broad to be enforced, then “Restricted Territory” will mean each of the States of the United States in which the Company Entities conducted business as of the date hereof.

(b)                                       For a period of five (5) years from and after the Closing Date, such Restricted Party shall not, directly or indirectly: (i) cause, solicit, induce or encourage any employees of the Company Group to leave such employment or hire, employ or otherwise engage any such individual, except pursuant to a general solicitation which is not directed specifically to any such employees; (ii) cause, induce or encourage any Person who has a material business relationship with the Company Group as of the Closing, including any client, customer or supplier of the Company Group, to terminate or modify any such relationship, or (iii) cause, induce or encourage any Person who has a material business relationship with the Company Group (including any customer of the Company Group and any Person that becomes a client or customer of the Company Group after the Closing), to terminate or modify any such relationship.  Notwithstanding the foregoing, nothing in this Section 6.2 shall prevent any Restricted Party or any Affiliate thereof from hiring (i) any employee whose employment has been terminated by Purchaser; or (ii) any independent contractors who have not been directly involved in the business of the Company Group and have at any time been professional advisors or service providers to the Sellers, including but not limited to outside attorneys, accountants and computer consultants.

(c)                                        Each of the Restricted Parties acknowledges that the agreements and covenants contained in this Section 6.2 are essential to protect the value to be received by Purchaser upon and following the consummation of the transactions contemplated hereby, such agreements and covenants are important elements in Purchaser’s valuation of the Company Entities and its decision to agree to pay the Purchase Price and are a material inducement to Purchaser’s agreement to enter into this Agreement.  The covenants and undertakings contained in this Section 6.2 relate to matters which are of a special, unique and extraordinary character and a violation of any of the terms of this Section 6.2 will cause irreparable injury to Purchaser and will entitle Purchaser to a temporary and permanent injunction, restraining order or other equitable relief from any court of competent jurisdiction in the event of any breach of this Section 6.2 without the necessity of proving actual damage or posting any bond whatsoever.  The rights and remedies provided by this Section 6.2 are cumulative and in addition to any other rights and remedies which Purchaser may have hereunder or at law or in equity.

(d)                                       The parties hereto agree that, if any court of competent jurisdiction determines that a specified time period, the geographical area, a specified business limitation or any other relevant feature of this Section 6.2 is unreasonable, arbitrary or against public policy, then the covenant or provision in question shall remain in full force and effect for the greatest time period, geographical area, business limitation, or other relevant feature which is determined by such court to be reasonable, not arbitrary and not against public policy, and the parties expressly agree that the court shall be authorized to modify the provision(s) to the extent necessary to render them valid and enforceable to the maximum extent permitted by law.

6.3                         Publicity.  None of the Sellers shall issue any press release or public announcement concerning this Agreement or the transactions contemplated hereby without obtaining the prior written approval of Purchaser (it being understood that the parties shall agree upon the text of a press release to be issued following the Closing).

6.4                         Use of Names.  The Sellers hereby agree that upon the Closing, Purchaser and the Company Entities shall have the sole right to the use of the name “TRx Pharmaceuticals”, “Zylera Pharmaceuticals”, “Zylera Pharma Corp”, “Princeton Therapeutics”,  and similar names and any service marks, trademarks, trade names, d/b/a names, fictitious names, identifying symbols, logos, emblems, signs or insignia related thereto or containing or comprising the foregoing, or otherwise used in the business of the Company Entities, including any name or mark confusingly similar thereto and the trademarks and service marks listed on Section 4.13(a) of the Disclosure Schedule (collectively, the “Company Marks”).  From and after the Closing, the Sellers shall not, and shall not permit their respective Affiliates to, use such name or any variation or simulation thereof or of any of the Company Marks.

6.5                         Waiver.  Effective as of the Closing, each of the Sellers and the Company hereby irrevocably waive any and all provisions restricting or relating to the transfer of the Membership Interests under any contract or agreement or otherwise so as to allow the transactions contemplated hereby to be consummated in accordance with the terms hereof.

ARTICLE VII

INDEMNIFICATION

7.1                         Survival of Representations and Warranties.  The representations and warranties of the parties contained in this Agreement shall survive the Closing through and including the eighteen (18) month anniversary of the Closing Date (the “Survival Period”); provided, however, that the representations and warranties set forth in Sections 3.1 (Authorization of Agreement), 3.3 (Ownership and Transfer of Membership Interests), 3.5 (Financial Advisors), the first sentence of 4.1 (Organization and Good Standing), 4.2 (Authorization of Agreement), 4.4 (Capitalization), 4.5 (Subsidiaries) (other than the first, third and last sentences thereof) and 4.22 (Financial Advisors) (collectively, the “Fundamental Representations”) shall continue in full force and effect indefinitely and the representation and warranties set forth in Sections 4.10 (Taxes) and 4.15 (Employee Benefit Plans) shall continue in full force and effect until thirty (30) days after the expiration of the applicable statute of limitations; and provided, further, that any obligations under Sections 7.2(a)(i) and 7.2(b)(i) shall not terminate with respect to any Losses as to which the Person to be indemnified shall have given notice (stating in reasonable detail, to the extent practicable, the basis of the claim for indemnification) to the indemnifying party in accordance with Section 7.3(a) or Section 8.3 before the termination of the applicable Survival Period.  Notwithstanding any other provision of this Agreement, no claim for indemnification in respect of any breach or alleged breach of a representation or warranty set forth in this Agreement may be made, and no indemnification shall be owing in respect of any such claim made, after the end of the applicable Survival Period for such representation or warranty.

7.2                         Indemnification.

(a)                                       Subject to the limitations set forth in Sections 7.1 and 7.4, the Sellers, jointly and severally, hereby agree to indemnify and hold Purchaser, the Company Entities, and their respective directors, officers, employees, Affiliates, stockholders, agents, attorneys, representatives, successors and permitted assigns (collectively, the “Purchaser Indemnified Parties”) harmless from and against, and pay to the applicable Purchaser Indemnified Parties the amount of, any and all losses, liabilities, claims, obligations, deficiencies, demands, judgments, interest, fines, penalties, suits, actions, causes of action, assessments, awards, costs and expenses (including costs of investigation and defense and reasonable attorneys’ and other professionals’ fees), whether or not involving a third party claim and damages to the extent the foregoing has, would or will give rise to a claim for damages under Law, but in all cases excluding exemplary or punitive damages except to the extent such damages are paid in relation to a Third Party Claim (individually, a “Loss” and, collectively, “Losses”):

(i)                   based upon, attributable to or resulting from the failure of any of the representations or warranties made by the Sellers or the Company in this Agreement to be true and correct as of the date hereof and the Closing Date;

(ii)                based upon, attributable to or resulting from the breach of any covenant or other agreement on the part of the Sellers or (prior to the Closing) the Company under this Agreement;

(iii)             for or attributable to any Taxes of a Company Entity for all Pre-Closing Tax Periods (determined, with respect to the pre-Closing portion of any Straddle Period, by applying the provisions of Section 8.5);

(iv)            that are Pre-Closing Ulesfia Losses in excess of One Million Dollars ($1,000,000);

(v)               based upon, attributable to or arising from the TCPA Matters; or

(vi)            that constitute 50% of any Post-Closing Ulesfia Losses.

(b)                                       Subject to the limitations set forth in Sections 7.1 and 7.4, Purchaser hereby agrees to indemnify and hold the Sellers and their respective Affiliates, stockholders, agents, attorneys, representatives, successors and permitted assigns (collectively, the “Seller Indemnified Parties”) harmless from and against, and pay to the applicable Seller Indemnified Parties the amount of any and all Losses:

(i)                   based upon, attributable to or resulting from the failure of any of the representations or warranties made by Purchaser in this Agreement to be true and correct in all respects as of the date hereof and as of the Closing Date; and

(ii)                based upon, attributable to or resulting from the breach of any covenant or other agreement on the part of Purchaser under this Agreement.

(c)                                        For purposes of determining the amount of any Losses incurred by a party seeking indemnification hereunder (but not for purposes of determining whether there has been a breach of any representation or warranty in this Agreement), each representation or warranty set forth herein shall be read without regard and without giving effect to any materiality or Material Adverse Effect standard or qualification.

(d)                                       The right to indemnification or any other remedy based on representations, warranties, covenants and agreements in this Agreement shall not be affected by any investigation by or knowledge of the party seeking indemnification hereunder, whether conducted or obtained before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of, or compliance with, any such representation, warranty, covenant or agreement.

7.3                         Indemnification Procedures.

(a)                                       A claim for indemnification for any matter not involving a third party claim shall be asserted by notice to the party from whom indemnification is sought; provided, however, that failure to so notify the indemnifying party shall not preclude the indemnified party from any indemnification which it may claim in accordance with this Article VII except to the extent that the indemnifying party is actually prejudiced as a result of such failure.  In the case of any claim for indemnification in respect of a breach of representation or warranty, such claim must be made within the applicable Survival Period for such representation or warranty.  In the case of any claim for indemnification in respect of a breach of covenant, such claim must be made within the period of the statute of limitations following the date performance was due.

(b)                                       In the event that any Legal Proceedings shall be instituted or any claim or demand shall be asserted by any third party in respect of which indemnification may be sought under Section 7.2 hereof other than Tax Claims, which shall be governed by Section 8.3 (a “Third Party Claim”), the indemnified party shall promptly cause written notice of the assertion of any Third Party Claim to be forwarded to the indemnifying party.  The failure of the indemnified party to give reasonably prompt notice of any Third Party Claim shall not release, waive or otherwise affect the indemnifying party’s obligations with respect thereto except to the extent that the indemnifying party is actually prejudiced as a result of such failure.  Subject to the provisions of this Section 7.3, the indemnifying party shall have the right, at its sole expense, to be represented by counsel of its choice, which must be reasonably satisfactory to the indemnified party (provided that if the indemnifying party is one or more of the Sellers, reasonable expenses shall be reimbursed from the Escrow Account from time to time).  The indemnifying party shall have the right, at its sole expense (provided that if the indemnifying party is one or more of the Sellers, reasonable expenses shall be reimbursed from the Escrow Account from time to time), to defend against, negotiate, settle or otherwise deal with any Third Party Claim which relates to any Losses indemnified against hereunder so long as the amount of indemnifiable Losses in respect of such Third Party Claim is not, in the reasonable judgment of Purchaser, reasonably likely to exceed the Cap when aggregated with all other Losses; provided, that the indemnifying party shall have acknowledged in writing to the indemnified party its obligation to indemnify the indemnified party as provided (and subject to any applicable limitations on indemnification) hereunder.  If the indemnifying party elects to defend against, negotiate, settle or otherwise deal with any such Third Party Claim, it shall within ten (10) Business Days of its receipt of the indemnified party’s written notice of the assertion of such Third Party Claim notify the indemnified party of its intent to do so; provided, that the indemnifying party must conduct the defense of the Third Party Claim actively and diligently thereafter in order to preserve its rights in this regard.  If the indemnifying party elects not to (or is not eligible to) defend against, and (subject to the other limitations set forth in this Agreement) negotiate, settle or otherwise deal with any Third Party Claim which relates to any Losses indemnified against hereunder, fails to notify the indemnified party of its election as herein provided or contests its obligation to indemnify the indemnified party for such Losses under this Agreement, this shall not waive the indemnifying party’s right to dispute that it is obligated to indemnify the indemnified party hereunder, and the indemnified party may defend against, negotiate, settle or otherwise deal with such Third Party Claim.  If the indemnified party defends any Third Party Claim for which the indemnifying party is liable to indemnify it hereunder, then the indemnifying party shall reimburse the indemnified party (subject to any applicable limitations on indemnification hereunder) for the expenses of defending such Third Party Claim upon submission of periodic bills.  If the indemnifying party shall assume the defense of any Third Party Claim, the indemnified party may participate in (but not control), at his or its own expense, the defense of such Third Party Claim; provided, however, that such indemnified party shall be entitled to participate in (but not control) any such defense with separate counsel at the expense of the indemnifying party if (i) so requested by the indemnifying party to participate or (ii) in the reasonable opinion of counsel to the indemnified party, a conflict or potential conflict of interests exists between the indemnified party and the indemnifying party that would make such separate representation advisable; and provided, further, that the indemnifying party shall not be required to pay for more than one such counsel for all indemnified parties in connection with any Third Party Claim.  The parties hereto agree to provide reasonable access to the other to such documents and information as may be reasonably requested in connection with the defense, negotiation or settlement of any such Third Party Claim.

(c)                                        Notwithstanding anything in this Section 7.3 to the contrary, upon assuming the defense of any Third Party Claim, the indemnifying party shall not, without the written consent of the indemnified party (which shall not be unreasonably withheld or delayed), settle or compromise any Third Party Claim or permit a default or consent to entry of any judgment unless such settlement or judgment (i) relates solely to monetary damages for which the indemnifying party shall be responsible and (ii) includes an unqualified release of the indemnified party from all liability in respect of the Third Party Claim.  If the indemnifying party makes any payment on any Third Party Claim, the indemnifying party shall be subrogated, to the extent of such payment, to all rights and remedies of the indemnified party to any insurance benefits or other claims of the indemnified party with respect to such Third Party Claim (less any fees and expenses (including any increase in insurance premiums) incurred in obtaining such recovery); provided, that the indemnifying party shall take commercially reasonable efforts to prevent any disruption or interference with the indemnified party’s commercial relationships.

(d)                                       After any final decision, judgment or award shall have been rendered by a Governmental Body of competent jurisdiction and the expiration of the time in which to appeal therefrom, or a settlement shall have been consummated, or the indemnified party and the indemnifying party shall have arrived at a mutually binding agreement, in each case with respect to an Third Party Claim hereunder, the indemnified party shall forward to the indemnifying party notice of any sums due and owing by the indemnifying party pursuant to this Agreement with respect to such matter and the indemnifying party shall pay all of such remaining sums so due and owing to the indemnified party in accordance with Section 7.5 by wire transfer of immediately available funds within five (5) Business Days after the date of such notice.

(e)                                        Notwithstanding anything to the contrary herein, the Sellers shall have control with respect to the defense of the matters related to the Ulesfia Pre-Closing Losses and the TCPA Matters; provided, that the Sellers must conduct the defense of such matters (i) in good faith and (ii) actively and diligently to preserve all rights of the Company Entities.  Additionally, the Sellers shall keep Purchaser informed of developments with respect to the foregoing matters and will provide any documentation related to such matters to Purchaser upon its reasonable request.  The Sellers may settle or compromise the matters related to the Ulesfia Pre-Closing Losses and TCPA Matters in the Seller’ reasonable discretion without the written consent of Purchaser so long as such settlement or compromise (i) relates solely to monetary damages for which the Sellers shall ultimately be responsible and (ii) includes an unqualified release of all members of the Company Group from all liability in respect of such matters.  For the avoidance of doubt, and without limiting the foregoing, Purchaser’s consent shall be required if such settlement or compromise would require (i) the payment by any member of the Company Group of any aggregate Losses in excess of the remaining Indemnity Amount or (ii) a non-monetary remedy applicable to any member of the Company Group that is adverse to the ownership or operation of the Company’s ongoing business.  Purchaser agrees that any and all claims of the Company Group against any third party arising out of the TCPA Matters, and all rights to any recoveries received thereby, are hereby transferred to the Sellers.

7.4                         Limitations on Indemnification for Breaches of Representations and Warranties.

(a)                                       An indemnifying party shall not have any liability under Sections 7.2(a)(i) or Section 7.2(b)(i) hereof until the aggregate amount of Losses incurred by the indemnified parties and indemnifiable thereunder based upon, attributable to or resulting from the failure of any of the representations or warranties to be true and correct exceeds One Hundred Twenty Five Thousand Dollars ($125,000) (the “Basket”) and, in such event, the indemnifying party shall be required to pay the amount in excess of the Basket (subject to the other limitations on indemnification set forth in this Agreement); provided, however, that the Basket shall not apply in the event of any failure of any of the Fundamental Representations to be true and correct or in the event of fraud.

(b)                                       An indemnifying party shall not have any liability under Sections 7.2(a)(i) or Section 7.2(b)(i) hereof for an aggregate amount of Losses exceeding Two Million Three Hundred Thousand Dollars ( $2,300,000) (the “Cap”); provided, however, that the Cap shall not apply in the event of any failure of any of the Fundamental Representations to be true and correct or in the event of fraud, but the aggregate amount of Losses for which an indemnifying party shall have liability in respect of any failure of the Fundamental Representations to be true and correct or in the event of fraud shall not exceed the Purchase Price.

(c)                                        Except in the event of fraud, the provisions of this Article VII, Section 6.2(c) and Section 8.3 are the sole and exclusive basis for the assertion of claims against, or the imposition of liability on, any party hereto or any officer, director, member or manager of any party hereto or any Company Entity in connection with the ownership or operation of the Company Entities prior to the Closing, or this Agreement and the transactions contemplated hereby, whether based on contract, tort, statute, regulation or otherwise.  Each party irrevocably waives and relinquishes, and agrees not to assert or pursue, any claim not based on the provisions of this Article VII, Section 6.2(c), Section 8.3 or Section 9.2.

7.5                         Escrow; Indemnity Equity Shares.

(a)                                       On the Closing Date, Purchaser shall pay to Wells Fargo Bank, N.A., as agent to Purchaser and the Sellers (the “Escrow Agent”), in immediately available funds, to the account designated by the Escrow Agent, an amount equal to the Indemnity Escrow Amount, in accordance with the terms of this Agreement and the Escrow Agreement by and among Purchaser, the Sellers and the Escrow Agent (the “Escrow Agreement”).  The Escrow Account will have a term of eighteen (18) months.  Within five (5) Business Days after the date that is eighteen (18) months following the Closing Date, the Escrow Agent shall distribute to the Sellers, allocated between the Sellers in proportion to their Percentage Interests, any portion of the Indemnity Escrow Amount (including any accrued interest thereon) then held in the Indemnity Escrow Account that is not subject to then-pending claims made by any Purchaser Indemnified Party under this Article VII prior to such time.  If any claim made by any Purchaser Indemnified Party is still pending as of such time, then the Escrow Agent shall retain a portion of the Indemnity Escrow Amount in an amount equal to the Losses relating to such claim until such claim has been satisfied or otherwise resolved, at which point, Purchaser and the Sellers shall jointly instruct the Escrow Agent to pay to the Sellers, allocated between the Sellers in proportion to their Percentage Interests, any remaining portion of the Indemnity Escrow Amount not used to satisfy the indemnification rights of the Purchaser Indemnified Parties under this Article VII.  Purchaser shall pay directly to the Escrow Agent all of the costs and expenses charged by the Escrow Agent in accordance with the terms of the Escrow Agreement.

(b)                                       If any Purchaser Indemnified Party becomes entitled to indemnification under this Article VII and the Indemnity Escrow Amount is not sufficient to cover the entirety of such obligations, then Purchaser shall distribute to the applicable Purchaser Indemnified Parties such number of Indemnity Equity Shares having a value equal to the Losses to which such Purchaser Indemnified Party is entitled to indemnification that are not paid for from the Escrow Account.  Within five (5) Business Days after the date that is eighteen (18) months following the Closing Date, Purchaser shall distribute to the Sellers, allocated between the Sellers in proportion to their Percentage Interests, any portion of the Indemnity Equity Shares then held by Purchaser that is not subject to then-pending claims made by any Purchaser Indemnified Party under this Article VII prior to such time.  If any claim made by any Purchaser Indemnified Party is still pending as of such time and the total amount of all such pending claims exceeds the remaining portion of the Indemnity Escrow Amount at such time, then Purchaser shall retain a portion of the Indemnity Equity Shares representing an amount equal to the amount by which the Losses relating to such pending claims exceeds the remaining portion of the Indemnity Escrow Amount, which shares shall be retained until such claims have been satisfied or otherwise resolved, at which point, Purchaser shall (i) distribute to the applicable Purchaser Indemnified Parties such number of Indemnity Equity Shares having a value equal to the Losses to which such Purchaser Indemnified Party is entitled to indemnification in connection with resolution of such claims, and (ii) distribute to the Sellers, allocated between the Sellers in proportion to their Percentage Interests, any remaining portion of the Indemnity Equity Shares.  Each Seller covenants and agrees that it will not distribute, grant or transfer any interest in the Indemnity Equity Shares to any other Person prior to the expiration of the Survival Period, and any such attempted transfer shall be void ab initio.

7.6                         Right of Set-Off; Claw Back of Equity.  Subject to the provisions of this Article VII, including the limitations provided in Section 7.4, in the event that any Purchaser Indemnified Party has one or more good-faith claims against the Seller Parties pursuant to this Article VII pending at the time any Contingent Payment becomes payable to Sellers hereunder, then an amount equal to the aggregate amount of all such claims of the Purchaser Indemnified Parties, less any remaining portion of the Indemnity Escrow Amount (including any accrued interest thereon), shall be withheld from the Contingent Payment Amount and placed into a third party escrow account, to be held until final resolution of such claims in accordance with the provisions of this Agreement.  In the event that any Purchaser Indemnified Party is entitled to any payment pursuant to this Article VII that is not paid from the Indemnity Escrow Amount nor, following demand therefor, by the Sellers, Purchaser shall have the right, in its sole discretion, to redeem such portion of the Purchaser Shares then held by the Sellers having a value equal to the amount of Losses that have not been paid.

7.7                         Characterization of Indemnity Payments.  Any payments made to any Purchaser Indemnified Party or Seller Indemnified Party pursuant to this Article VII shall constitute an adjustment of the consideration paid for the Membership Interests for Tax purposes and shall be treated as such by the parties on their Tax Returns to the extent permitted by applicable Law.

ARTICLE VIII

TAX MATTERS

8.1                         Preparation and Filing of Tax Returns; Payment of Taxes.

(a)                                       The Sellers shall prepare or cause to be prepared all Tax Returns of the Company Entities for any taxable period that ends on or prior to the Closing Date that are due  to be filed (taking into account extensions) after the Closing Date, and shall pay or cause to be paid all Taxes shown due thereon.  Such Tax Returns shall be prepared in accordance with the past custom and practice of the Company Entities in preparing their Tax Returns except as otherwise required by applicable Law.  To the extent any such Tax Return is required to be filed by a Company Entity, the Sellers shall deliver such Tax Return to the Company at least thirty (30) Business Days prior to the due date for filing such Tax Return (taking into account extensions), and the Company will thereupon timely file or cause to be timely filed such Tax Return.  The Sellers shall provide a copy to Purchaser of, and permit Purchaser to review and comment on, each such Tax Return at least fifteen days in the case of income Tax Returns, and at least fifteen (15) days in the case of other types of Tax Returns, prior to filing, and Sellers shall incorporate any timely and reasonable comments requested by Purchaser to the extent such comments and the related Tax treatment (i) are in accordance with applicable Tax Law, (ii) could have any material effect on the amount of Taxes in any post-Closing period for which Purchaser is liable, and (iii) will not materially increase the amount of Taxes for the Sellers for any Pre-Closing Tax Period or the portion of any Straddle Period prior to the Closing Date.

(b)                                       Purchaser shall prepare or cause to be prepared and timely file or cause to be timely filed all Tax Returns of the Company Entities for any Straddle Period that are due after the Closing Date, and shall pay or cause to be paid all Taxes shown due thereon.  To the extent that such Tax Returns relate to the portion of any Straddle Period ending on the Closing Date, such Tax Returns shall be prepared in accordance with the past custom and practice of the Company Entities in preparing its Tax Returns except as otherwise required by applicable Law.  Purchaser shall permit the Sellers to review and comment on the applicable portion of each such Tax Retur relating to the Pre-Closing Tax Period at least ten (10) days prior to filing, and Purchaser shall incorporate any timely and reasonable comments requested by any Seller to the extent such comments and the related Tax treatment (i) are in accordance with applicable Tax Law, (ii) could have any material effect on the amount of Taxes in any Pre-Closing Tax Period for which the Sellers are liable, and (iii) will not materially increase the amount of Taxes for Purchaser or any Company Entity for any Tax Period beginning after the Closing Date or the portion of any Straddle Period after the Closing Date.

8.2                         Cooperation on Tax Matters.  Purchaser, the Company and the Sellers shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Agreement and any Legal Proceeding or other proceeding with respect to Taxes.  Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information that are reasonably relevant to any such Legal Proceeding or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.  Purchaser, the Company and the Sellers agree to retain all books and records with respect to Tax matters pertinent to the Company Entities relating to any Pre-Closing Tax Period until the expiration of the applicable statute of limitations (and, to the extent notified by Purchaser, any extensions thereof), and to abide by all record retention agreements entered into with any Governmental Body and to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records, and if the other party so requests, Purchaser, the Company and the Sellers, as the case may be, shall allow the other party to take possession of such books and records at such other party’s expense.

8.3                         Tax Claims.  If, after the Closing, any of Purchaser or a Company Entity receives notice of a claim by any Governmental Body that, if successful, would result in indemnification by the Sellers pursuant to Section 7.2(a)(i) as a result of a breach of any representation or warranty set forth in Section 4.10 (Taxes) or Section 7.2(a)(iii) (a “Tax Claim”), then after receipt of such notice, Purchaser or the Company, as the case may be, shall give reasonably prompt notice of such Tax Claim to the Sellers; provided, however, that the failure to give reasonably prompt notice of any Tax Claim shall not release, waive or otherwise affect the Sellers’ obligations with respect thereto except to the extent that the Sellers are actually prejudiced as a result of such failure.  The Sellers shall have the right, at the expense of the Sellers, to control the conduct and resolution of any Tax Claim relating to a Pre-Closing Tax Period, but not to any Straddle Period if the Tax Claim could or will have any effect on any Taxes or Tax Return relating to a period after the Closing Date.

8.4                         Transfer Taxes.  All transfer, documentary, sales, use, stamp, registration and other substantially similar Taxes and fees incurred in connection with this Agreement (collectively, “Transfer Taxes”) shall be borne and paid by Purchaser, and Purchaser will file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes; provided, however, that this Section shall not apply to any income or franchise Taxes or similar state or local Taxes imposed on the Sellers by reason of the sale of the Membership Interests, which shall be borne and paid solely by the Sellers or their direct or indirect owners, as appropriate.

8.5                         Convention for Allocating Taxes.  To the extent permitted under applicable Law, each of the Company Entities shall close the income Tax (or similar sort of Taxes) taxable year of such Company Entity as of the close of business on the Closing Date; provided however, that if the Company Entity is required to file a Tax Return for a Straddle Period, the portion of Taxes for a Straddle Period that relate to the Pre-Closing Tax Period shall be calculated as though the taxable period of the Company Entity terminated as of the close of the Closing Date; and provided, further, that in the case of a Tax not based on income, receipts, proceeds, profits or similar items (or items determined on an annual basis such as depreciation or amortization), the portion of the Tax (or item) for a Pre-Closing Tax Period shall be equal to the amount of Tax (or item) for the entire Straddle Period multiplied by a fraction, the numerator of which is the total number of days from the beginning of the Straddle Period through (and including) the Closing Date and the denominator of which is the total number of days in the Straddle Period.

8.6                         Refunds.  All refunds of Taxes (including any interest thereon) from a Tax authority in respect of a Company Entity for any Pre-Closing Tax Period (or any such refund for a Pre-Closing Tax Period) that is credited against a Tax liability of Purchaser or a Company Entity, or any of their respective Affiliates for any taxable period (or portion thereof) beginning after the Closing Date shall be held in trust by Purchaser for the benefit of the Sellers and paid by Purchaser to the Sellers within thirty (30) days after receipt of such refunds.

8.7                         Negative Tax Covenant.  Without the prior consent of Sellers, not to be unreasonably withheld, Purchaser shall not, and shall cause its Affiliates not to, absent clear conflict with applicable Law or the existing reporting position or information, (i) amend, refile or otherwise modify any Tax Return, or make, change or revoke any Tax election, (ii) initiate discussions or examinations with any Governmental Body regarding Taxes of any Company Entity for any Pre-Closing Tax Period, or (iii) make any voluntary disclosures with respect to Taxes of any Company Entity for any Pre-Closing Tax Period.

8.8                         Tax Matter Disputes.  Any dispute in connection with the preparation and filing of Tax Returns pursuant to this Article VIII or any Tax Claim pursuant to Section 8.3 shall be resolved by an independent accounting firm mutually acceptable to the Sellers and Purchaser.  Each of the Sellers and Purchaser shall submit to such independent accounting firm its own proposed calculation of such disputed items.  The fees, costs and expenses of such independent accounting firm shall be borne equally by Purchaser on the one hand and the Sellers on the other.  If any dispute with respect to a Tax Return is not resolved prior to the due date of such Tax Return, such Tax Return shall be filed in the manner that the party responsible for preparing such Tax Return deems correct, without prejudice to the rights of the other party.

ARTICLE IX

MISCELLANEOUS

9.1                         Expenses.  Except as otherwise provided in this Agreement, the Sellers and Purchaser shall each bear their own expenses incurred in connection with the negotiation and execution of this Agreement and each other agreement, document and instrument contemplated by this Agreement and the consummation of the transactions contemplated hereby and thereby.

9.2        Specific Performance.  The parties hereto acknowledge and agree that a breach of this Agreement by any party would cause irreparable damage to the other party and that such other party will not have an adequate remedy at law. Therefore, the obligations of the parties under this Agreement shall be enforceable by a decree of specific performance issued by any court of competent jurisdiction, and appropriate injunctive relief may be applied for and granted in connection therewith.  Such remedies shall, however, be cumulative and not exclusive and shall be in addition to any other remedies which any party may have under this Agreement or otherwise.

9.3        Entire Agreement; Amendments and Waivers.  This Agreement (including the schedules and exhibits hereto), the Seller Documents, the Company Documents, and the Purchaser Documents, represent the entire understanding and agreement among the parties hereto or between or among any of them with respect to the subject matter hereof and can be terminated, amended, supplemented or changed, and any provision hereof can be waived, only by a written instrument making specific reference to this Agreement signed by the party against whom enforcement of any such termination, amendment, supplement, modification or waiver is sought.  The Confidential Disclosure Agreement, dated October 1, 2017, between Purchaser and the Company Group is hereby terminated and shall have no further force or effect.  No action taken pursuant to this Agreement, including any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any provision of this Agreement.  The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach.  No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy hereunder.

9.4        Governing Law.

(a)           This Agreement shall be governed by and construed in accordance with the Laws of the State of North Carolina applicable to contracts made and performed in such State without giving effect to any choice or conflict of law provision or rule (whether of the State of North Carolina or any other jurisdiction).

(b)           ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY MAY BE INSTITUTED ONLY IN THE COURTS OF THE STATE OF NORTH CAROLINA, COUNTY OF DURHAM, OR, IF IT HAS OR CAN ACQUIRE JURISDICTION, IN THE UNITED STATES DISTRICT COURT FOR THE MIDDLE DISTRICT OF NORTH CAROLINA LOCATED IN THE CITY OF DURHAM, NORTH CAROLINA, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS,

SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

9.5        Notices.  All notices and other communications under this Agreement shall be in writing and shall be deemed given (i) when delivered personally in hand (with written confirmation of receipt), (ii) upon delivery by overnight courier (with written confirmation of receipt) or (iii) on the date of transmission if sent by facsimile, electronic mail or other wire transmission during normal business hours (and if not, on the next succeeding Business Day), in each case at the following addresses or facsimile numbers (or to such other address or facsimile number as a party may have specified by notice given to the other party pursuant to this provision):

If to any Seller, to its address set forth in Exhibit D;

with a copy (which shall not constitute notice) sent at the same time and by the same means to:

William A. Wiese

Attorney at Law

825 East Speer Blvd., Suite 100A

Denver, CO 80218

Telephone: 303-832-3933

Fax: 303-647-1324

Email: bill@wawdenverlaw.com

If to Purchaser, to:

Cerecor Inc.

400 Pratt St, Suite 606

Baltimore, MD 21202

Attention:  Mariam Morris

Telephone:  443-304-8002

E-mail: MMorris@cerecor.com

with a copy (which shall not constitute notice) sent at the same time and by the same means to:

Wyrick Robbins Yates & Ponton LLP

4101 Lake Boone Trail, Suite 300

Raleigh, North Carolina 27607

Attention:  Amy E. Risseeuw

Telephone:  919.781.4000

Fax:  919.781.4865

E-mail:  arisseeuw@wyrick.com

9.6        Severability.  If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any Law or public policy, all other terms or provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.  Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

9.7        Binding Effect; Assignment.  This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns.  Nothing in this Agreement shall create or be deemed to create any third party beneficiary rights in any person or entity not a party to this Agreement except as provided below.  No assignment of this Agreement or of any rights or obligations hereunder may be made by either the Sellers or Purchaser (by operation of law or otherwise) without the prior written consent of the other parties hereto and any attempted assignment without the required consents shall be void; provided, however, that Purchaser may assign this Agreement and any or all rights or obligations hereunder (including Purchaser’s rights to seek indemnification hereunder) to any Affiliate of Purchaser, any Person from which it has borrowed money or any Person to which Purchaser or any of its Affiliates proposes to sell all or substantially all of the assets relating to the business; provided, that no such assignment of rights or obligations shall relieve Purchaser of its obligations hereunder.  Upon any such permitted assignment, the references in this Agreement to Purchaser shall also apply to any such assignee unless the context otherwise requires.

9.8        Counterparts.  This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

** REMAINDER OF PAGE INTENTIONALLY LEFT BLANK**

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first written above.

Purchaser:

Cerecor Inc.

By:	/s/ Mariam E. Morris
Name:	Mariam E. Morris
Title:	Chief Financial Officer

Sellers:

Fremantle Corporation

By:	/s/ Randal Jones
Name:	Randal Jones
Title:	CEO

LRS International, LLC

By:	/s/ Robert Moscato
Name:	Robert Moscato
Title:	Manager

Company:

TRx Pharmaceuticals, LLC

By:	/s/ Randal Jones
Name:	Randal Jones
Title:	CEO and Manager

Solely for purposes of Section 6.2:

/s/ Randal Jones
Randal Jones

/s/ Robert Moscato
Robert Moscato

[Signature Page to Equity Interest Purchase Agreement]

EXHIBIT A

MERGER AGREEMENT

See attached.

EXHIBIT B

FORM OF ASSIGNMENT AND TRANSFER OF MEMBERSHIP INTERESTS

See attached.

EXHIBIT C

FORM OF RELEASE

See attached.

EXHIBIT D

MEMBER OWNERSHIP AND NOTICE INFORMATION

HOLDERS	PERCENTAGE INTEREST	CAPITAL/EQUITY UNITS
Fremantle Corporation 4903 Oak Hill Road Chapel Hill, NC 27514 Attention: Randal Jones	50%	71,429

LRS International, LLC 9116 Winged Thistle Ct Raleigh, NC 27617 Attention: Robert Moscato	50%	71,429

Total	100%	142,858

Exhibit 2.2

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

AND REORGANIZATION

by and among

CERECOR INC.,

ZPC MERGER CORP.

ZYLERA PHARMA CORP.

ZYLERA PHARMACEUTICALS, LLC

and

THE SELLERS NAMED HEREIN

Dated as of November 17, 2017

i

(continued)

ii

(continued)

iii

AGREEMENT AND PLAN OF MERGER

AND REORGANIZATION

This AGREEMENT AND PLAN OF MERGER AND REORGANIZATION, dated as of November 17, 2017 (the “Agreement”), is by and among Cerecor Inc., a Delaware corporation (“Parent”), ZPC Merger Corp., a North Carolina corporation (“Merger Sub,” and collectively with Parent, “Purchaser”), Zylera Pharma Corp., a North Carolina corporation (the “Company”), Zylera Pharmaceuticals, LLC, a North Carolina limited liability company and the sole shareholder of the Company (the “Shareholder”), and the ultimate entity owners of the Company listed on the signature pages hereof (each a “Seller” and collectively, the “Sellers”).

RECITALS

A.            The board of directors of the Company has unanimously determined that it is in the best interests of the Shareholder for Merger Sub to merge with and into the Company (the “Merger”) in accordance with the North Carolina Business Corporation Act, as amended (the “NCBCA”), and upon the terms of and subject to the conditions set forth herein.

B.            The board of directors of the Company has approved and adopted this Agreement and has determined that the consideration to be paid for each share of Company Common Stock upon consummation of the Merger is fair to the Shareholder, and has recommended that the Shareholder approve this Agreement and the transactions contemplated hereby.

C.            The board of directors of Merger Sub has approved and adopted this Agreement, and Parent has authorized and approved this Agreement.

D.            Immediately following the effectiveness of the Merger, the Shareholder and then TRx Pharmaceuticals, LLC, a North Carolina limited liability company (“TRx”), will distribute all of the proceeds received by the Shareholder in the Merger (consisting of shares of common stock of Parent) to their respective members, so as to result in the Sellers owning all of such shares immediately after the Merger and such distributions.

E.            Parent, Merger Sub and the Company desire to provide the respective representations, warranties, covenants and indemnities contained herein.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter contained, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1        Certain Definitions.  For purposes of this Agreement, the following terms shall have the meanings specified in this Section 1.1:

“Accounting Methodology” means GAAP, applied on a consistent basis.

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person, and the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting interests or securities, by contract or otherwise.

“Business Day” means any day of the year on which national banking institutions in North Carolina are open to the public for conducting business and are not required or authorized to close.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and the regulations promulgated pursuant thereto.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Group” means the Company, TRx, the Shareholder, and Princeton Therapeutics, LLC, a North Carolina limited liability company.

“Company Intellectual Property” means Intellectual Property owned by the Company.

“Company Products” means the products listed in Section 1.1A of the Disclosure Schedule.

“Contract” means any contract, agreement, indenture, note, bond, mortgage, loan, instrument, lease, license, commitment or other arrangement, understanding, undertaking, commitment or obligation, whether written or oral.

“Contract Manufacturing Agreement” means any manufacturing or supply agreement with a manufacturer or supplier of raw materials, bulk product, final packaged doses or any intermediate form of any drug product to which the Company is a party.

“Environmental Law” means any Law, as now or hereafter in effect, in any way relating to the protection of human health and safety, the environment or natural resources including the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. App. § 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), the Clean Water Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.) the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. § 136 et seq.), and the Occupational Safety and Health Act (29 U.S.C. § 651 et seq.), as each has been or may be amended and the regulations promulgated pursuant thereto.

“ERISA” means the Employment Retirement Income Security Act of 1974, as amended.

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“ERISA Affiliate” means any entity which is (or at any relevant time was) a member of a “controlled group of corporations” with, under “common control” with, or a member of an “affiliated service group” with, or otherwise required to be aggregated with, the Company as set forth in Section 414(b), (c), (m) or (o) of the Code.

“FDA” means the United States Food and Drug Administration.

“GAAP” means generally accepted accounting principles in the United States as of the date hereof.

“Good Manufacturing Practice” means, as applicable, the current good manufacturing practices of pharmaceutical products in accordance with the U.S. Federal Food, Drug, and Cosmetic Act (21 U.S.C. § 301 et. seq.), the regulations promulgated thereunder, as amended from time to time, including the current Good Manufacturing Practice Regulations of the United States Code of Federal Regulations Title 21 (21 C.F.R. §§ 210-211), guidance pertaining to the production of finished pharmaceutical products, pharmaceutical intermediates and active pharmaceutical ingredients, and such standards of good manufacturing practices as are required by the applicable regulatory authorities of any foreign Governmental Body, if applicable, and; current good manufacturing practices of dietary supplements in accordance with the U.S. Federal Food, Drug, and Cosmetic Act (21 U.S.C. § 301 et. seq.), the regulations promulgated thereunder, as amended from time to time, including the current Good Manufacturing Practice Regulations of the United States Code of Federal Regulations Title 21 (21 C.F.R. § 111), guidance pertaining to the production of dietary supplements, and such standards of good manufacturing practices as are required by the applicable regulatory authorities of any foreign Governmental Body, if applicable.

“Governmental Body” means any government or governmental or regulatory body thereof, or political subdivision thereof, whether federal, state, local or foreign, or any agency, instrumentality or authority thereof, or any court or arbitrator (public or private).

“Hazardous Material” means any substance, material or waste that is regulated, classified, or otherwise characterized under or pursuant to any Environmental Law as “hazardous,” “toxic,” “pollutant,” “contaminant,” “radioactive,” or words of similar meaning or effect, including petroleum and its by-products, asbestos, polychlorinated biphenyls, radon, mold and urea formaldehyde insulation.

“Health Care Laws” means Title XVIII of the Social Security Act, 42 U.S.C. §§ 1395-1395hhh (Medicare), including specifically, the Ethics in Patient Referrals Act, as amended, 42 U.S.C. § 1395nn; Title XIX of the Social Security Act, 42 U.S.C. §§ 1396-1396v (Medicaid); the Federal Health Care Program Anti-Kickback Statute, 42 U.S.C. § 1320a-7b(b); the False Claims Act, 31 U.S.C. §§ 3729-3733 (as amended); the Program Fraud Civil Remedies Act, 31 U.S.C. §§ 3801-3812; the Anti-Kickback Act of 1986, 41 U.S.C. §§ 51-58; the Civil Monetary Penalties Law, 42 U.S.C. §§ 1320a-7a and 1320a-7b; the Exclusion Laws, 42 U.S.C. § 1320a-7; the Physician Payments Sunshine Act, 42 USC § 1320a—7h; the Health Insurance Portability and Accountability Act of 1996, 42 U.S.C. §§ 1320d-1329d-8 and all applicable implementing regulations, rules, ordinances, judgments, and orders; and any similar state and local statutes, regulations, rules, ordinances, judgments, and orders; and all applicable

3

federal, state, and local licensing, certificate of need, regulatory and reimbursement statutes, regulations, rules, ordinances, orders, and judgments applicable to healthcare service providers providing the items and services that the Company provides.

“Health Care Regulatory Authorizations” means any approvals, clearances, authorizations, registrations, certifications or licenses granted by any Governmental Body which administers Health Care Laws, including the FDA, FTC, DEA or other equivalent agencies.

“Indemnity Equity Shares” means that number of shares of common stock of Parent having an aggregate value as of the Closing Date equal to Four Hundred Thousand Dollars ($400,000), such shares to be issued as part of the Merger Consideration and held by Parent on its ledger in the name of Sellers until released to Sellers in accordance with Section 7.5(b).  For the avoidance of doubt, each individual share of common stock of Parent included in the Indemnity Equity Shares has a value equal to the Volume-Weighted Average Stock Price for the twenty (20) consecutive trading days prior to the Closing Date (which, for the avoidance of doubt, is an amount equal to $1.075 per share).

“Intellectual Property” means (i) patents and patent applications (including divisions, extensions, continuations, continuations-in-part, PCTs, provisionals, non-provisionals, reexaminations and reissues) including counterparts claiming priority therefrom, foreign equivalents and utility models (collectively, “Patents”), and inventions, inventions disclosures, discoveries and improvements, whether or not patentable, (ii) copyrights and copyrightable works, moral rights, rights of privacy and publicity, software and databases, (iii) trademarks, service marks, domain names, business names, trade dress, and any other names, marks or indicators of origin together with all goodwill associated with any of the foregoing, (iv) trade secrets (including, those trade secrets defined in the Uniform Trade Secrets Act or under corresponding foreign statutory law or common law), confidential, proprietary and non-public information, marketing and technical information, product specifications, compositions, formulae, proprietary processes, know-how, methods and techniques (collectively, “Trade Secrets”), and (v) any other intellectual property or proprietary rights, in any jurisdiction, including, for each of the foregoing (i) through (v), all rights thereto and any applications or registrations therefor.

“IRS” means the United States Internal Revenue Service.

“Knowledge” or any other similar knowledge qualification means, with respect to an individual, the actual knowledge of such individual after reasonable inquiry. A Person (other than an individual) will be deemed to have “Knowledge” of a fact or matter if any individual currently serving as a director, officer, manager or managing-member of such Person has Knowledge of such fact or matter.

“Law” means any foreign, federal, state or local law (including common law), statute, code, ordinance, rule, regulation, Order or other requirement.

“Legal Proceeding” means any judicial, administrative or arbitral actions, suits, mediation, investigation, inquiry, proceedings or claims (including counterclaims) by or before a Governmental Body.

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“Liability” means any debt, loss, damage, adverse claim, fines, penalties, liability or obligation, and including all costs and expenses relating thereto, including all fees, disbursements and expenses of legal counsel, experts, engineers and consultants and costs of investigation.

“License Agreements” means all Contracts for which the principal purpose is the licensing of (or covenanting not to assert) any Intellectual Property by or to (or by or against) the Company (but excluding licenses for off-the-shelf Software commercially-available on standard terms and having an aggregate acquisition cost of $50,000 or less).

“Licensed IP” means all Intellectual Property that is licensed to the Company, excluding (i) software that is generally available for license on a mass market commercial basis pursuant to a standard form agreement that is not subject to negotiation for annual fees that exceed $25,000, and (ii) other software that is not material to the conduct of the business of the Company and can be readily replaced for $100,000 or less with software that provides substantially the same features, functionalities and overall performance.

“Lien” means any lien, pledge, mortgage, deed of trust, security interest, claim, lease, charge, option, right of first refusal, easement, servitude, proxy, voting trust or agreement, transfer restriction under any shareholder or similar agreement, encumbrance or any other restriction or limitation whatsoever.

“Material Adverse Effect” means any event, condition, effect, change, development or circumstance (each an “Effect”) that, individually or when considered together with all other Effects, has or would reasonably be expected to have a materially adverse effect on (a) the business, assets, financial condition or results of operations of the Company, or (b) the ability of the Sellers or the Company to consummate the transactions contemplated by this Agreement or perform their obligations under this Agreement or the Company Documents; provided, however, that Material Adverse Effect shall not include, alone or in combination:  (i) Effects resulting from changes in applicable Law or GAAP; (ii) Effects resulting from factors generally affecting the economy, financial markets or capital markets; (iii) Effects resulting from changes or conditions generally affecting the industry in which the Company operates; (iv) Effects directly resulting from the announcement or pendency of the transactions contemplated by this Agreement (including any loss of employees, customers, suppliers, vendors, licensors, licensees or distributors); (v) Effects of any war, act of terrorism, civil unrest or similar event; or (vi) Effects resulting from any action taken, or any omission to act, by Parent or any of its Affiliates; provided, further, however, that any Effect referred to in clauses (i), (ii), (iii) or (v) may be taken into account in determining whether or not there has been a Material Adverse Effect to the extent any such Effect adversely affects the Company in a disproportionate manner relative to other companies in the same industry.

“Order” means, with respect to any Person, any order, stipulation, injunction, judgment, doctrine, decree, ruling, writ, assessment or arbitration award of a Governmental Body applying to such Person.

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“Ordinary Course of Business” means the ordinary and usual course of day-to-day operations of the business of the Company through the date hereof consistent with past practice.

“Percentage Interest” means, with respect to each Selling Member, the percentage specified opposite its name in the following table:

Seller	Percentage Interest
Fremantle Corporation	50%
LRS International, LLC	50%
Total:	100%

“Permits” means any approvals, authorizations, consents, licenses, permits or certificates of a Governmental Body.

“Permitted Exceptions” means (i) statutory Liens for current Taxes, assessments or other governmental charges not yet delinquent or the amount or validity of which is being contested in good faith by appropriate proceedings and for which adequate reserves, to the extent required by GAAP, have been taken, (ii) mechanics’, carriers’, workers’, landlords’ and repairers’ Liens arising or incurred in the Ordinary Course of Business that are not material to the assets so encumbered and that are not resulting from a breach, default or violation by the Company of any Contract or Law and (iii) other Liens that are not material to the assets so encumbered.

“Person” means any individual, corporation, limited liability company, partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Body or other entity.

“Pre-Closing Tax Period” means any Tax period (and that portion of any Straddle Period) ending on or before the Closing Date.

“Release” means any release, spill, emission, leaking, pumping, pouring, injection, deposit, dumping, emptying, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor environment, or into, from or out of any property.

“Remedial Action” means all actions including any capital expenditures undertaken to (i) clean up, remove, treat or in any other way address any Hazardous Material; (ii) prevent the Release or threat of Release, or minimize the further Release of any Hazardous Material so it does not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment; (iii) perform pre-remedial studies and investigations or post-remedial monitoring and care; or (iv) to correct a condition of noncompliance with Environmental Laws.

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“Software” means any and all (i) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code; (ii) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise; (iii) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons; and (iv) all documentation, including user manuals and other training documentation, related to any of the foregoing.

“Straddle Period” means any Tax period beginning on or before the Closing Date and ending after the Closing Date.

“Tax” means any federal, state, local or foreign income, franchise, social security, gross receipts, profits, estimated, alternative minimum, add on minimum, sales, use, transfer, real property gains, registration, value added, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Section 59A of the Code), customs, duties, real property, personal property, capital stock, social security, unemployment, health, pension, insurance, disability, payroll, license, employee or other withholding, or other tax or similar duty, charge or impost, as well as any escheat or unclaimed property charges or obligations, of any kind, that in each case is imposed by any Governmental Body, including any interest, penalties or additions to tax or additional amounts in respect of the foregoing and including any obligations to indemnify or otherwise assume or succeed to the Tax liability of any other Person.

“Tax Return” means any report, declaration, return, claim for refund, or information return or other statement relating to Taxes, including any schedule or attachment thereto, and including any amendments thereof or supplements thereto.

“Technology” means, collectively, all designs, formulae, algorithms, procedures, methods, techniques, ideas, know-how, results of research and development, Software, programs, tools, data, inventions, apparatus, creations, improvements, works of authorship and other similar materials, and all recordings, graphs, drawings, reports, analyses, and other writings, and any other embodiments of the above, in any form whether or not specifically listed herein, and all related technology, that are used in, incorporated or embodied in or displayed by any of the foregoing or used in the design, development, reproduction, maintenance or modification of any of the foregoing.

“Treasury Regulations” means the final and temporary Regulations promulgated under the Code by the United States Department of the Treasury.

“Volume-Weighted Average Stock Price” means, for the relevant measurement period, the cumulative sum of the daily dollar volume-weighted closing price for the common stock of Purchaser, for each Business Day during which the common stock of Purchaser trades on the principal exchange, quotation system or reporting system upon which the common stock of Purchaser trades; divided by the cumulative number of shares of common stock of Purchaser that are traded during such period of measurement (as reported by Bloomberg, L.P.).

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“WARN Act” means the Worker Adjustment and Retraining Notification Act, 29 U.S.C. § 2101 et seq. (1988).

1.2        Terms Defined Elsewhere in this Agreement.  For purposes of this Agreement, the following terms have meanings set forth in the sections indicated:

Term	Section

Agreement	Preamble
Articles of Merger	2.2
Basket	7.4(a)
Book-Entry Shares	3.2
Cap	7.4(b)
Certificates	3.2
Closing	2.2
Closing Date	2.2
Company	Preamble
Company Common Stock	3.1(a)
Company Documents	4.2
Company Marks	6.4
Company Permits	4.18(b)
Company Plan	4.15(a)
DEA	4.23(a)
Disclosure Schedule	Article IV
Effective Time	2.2
FCPA	4.18(a)
FTC	4.23(a)
Fundamental Representations	7.1
HIPPA	4.23(h)
Insurance Policies	4.19
IP Agreements	4.13(h)
Leased Real Property	4.11(a)
Loss or Losses	7.2(a)
Material Contracts	4.14(a)
Merger	Recitals
Merger Consideration	3.1(a)
Merger Sub	Preamble
Multiemployer Plan	4.15(b)

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Term	Section

Multiple Employer Plan	4.15(b)
NCBCA	Recitals
Parent	Preamble
Previously Leased Real Property	4.11(a)
Purchaser	Preamble
Purchaser Documents	5.2
Purchaser Indemnified Parties	7.2(a)
Real Property Lease	4.11(a)
Related Persons	4.20
Seller Indemnified Parties	7.2(b)
Sellers	Preamble
Shareholder	Preamble
Survival Period	7.1
Surviving Corporation	2.1
Tax Claim	8.3
Third Party Claim	7.3(b)
Transfer Taxes	8.4
TRx	Recitals
USDA	4.23(a)

1.3        Other Definitional and Interpretive Matters.

(a)           Unless otherwise expressly provided, for purposes of this Agreement, the following rules of interpretation shall apply:

(i)          Calculation of Time Period.  When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded.  If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day.

(ii)         Time Zone.  Except as otherwise expressly provided herein, all references to a specific time of day refer to the specific time of day in the Eastern time zone of the United States of America.

(iii)        Delivered.  Any reference to documents previously delivered by the Company and/or the Sellers to Purchaser means that the Company and/or the Sellers have

9

either delivered such documents to Purchaser or made them available for Purchaser’s inspection in the online data room hosted by ansarada Pty Ltd.

(iv)        Dollars.  Any reference in this Agreement to $ shall mean U.S. dollars.

(v)         Exhibits/Schedules.  The Exhibits and Schedules to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement.  All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein.  Any capitalized terms used in any Schedule or Exhibit but not otherwise defined therein shall be defined as set forth in this Agreement.

(vi)        Gender and Number.  Any reference in this Agreement to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa.

(vii)       Headings.  The provision of a Table of Contents, the division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement.  All references in this Agreement to any “Section” or “Article” are to the corresponding Section or Article of this Agreement unless otherwise specified.

(viii)      Herein; Including.  The words such as “herein,” “hereinafter,” “hereof,” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires.  The word “including” or any variation thereof means “including, without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.

(ix)        Successor Statutes, Regulations and Governmental Bodies.  Any reference contained in this Agreement to specific statutory or regulatory provisions or to any specific Governmental Body shall include any successor statute or regulation, or successor Governmental Body, as the case may be.

(b)           The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

ARTICLE II

THE MERGER

2.1          The Merger.  At the Effective Time, upon the terms and subject to the conditions set forth in this Agreement and in accordance with the applicable provisions of the NCBCA, Merger Sub shall be merged with and into the Company, whereupon the separate

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corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving company in the Merger (the “Surviving Corporation”) and a wholly owned subsidiary of Parent.

2.2        Closing; Effective Time.  The closing of the Merger (the “Closing”) will take place via the electronic transmittal of executed documents on the date hereof (the “Closing Date”).  On the Closing Date, the Company shall cause articles of merger (the “Articles of Merger”) to be filed with the Secretary of State of the State of North Carolina in accordance with Section 55-11-05 of the NCBCA, in such form as required by and executed in accordance with the relevant provisions of the NCBCA.  The Merger shall become effective at the time of such filing or at such later time as may be agreed by the parties in writing and specified in the Articles of Merger (such time as the Merger becomes effective is referred to herein as the “Effective Time”).

2.3        Effects of the Merger; Plan of Reorganization.  The Merger shall have the effects set forth in this Agreement and the applicable provisions of the NCBCA.  It is intended that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code, and Parent, Merger Sub, and the Company hereby adopt this Agreement as, and intend that it will constitute, a “plan of reorganization” as that term is used in Sections 354 and 361 of the Code and the Treasury Regulations promulgated thereunder.

2.4        Articles of Incorporation and Bylaws of the Surviving Corporation.

(a)           The articles of incorporation of the Company, as in effect immediately prior to the Effective Time, shall be the articles of incorporation of the Surviving Corporation until thereafter amended in accordance with the provisions thereof and applicable Law.

(b)           The bylaws of Merger Sub, as in effect at the Effective Time, shall be the bylaws of the Surviving Corporation until thereafter amended in accordance with the provisions thereof and applicable Law.

2.5        Directors.  The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

2.6        Officers.  The officers of Merger Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation and shall hold office until their respective successors are duly appointed and qualified, or their earlier death, resignation or removal.

2.7        Closing Deliveries.

(a)           At the Closing, the Company shall deliver, or cause to be delivered, to Purchaser:

(i)          Copies of resolutions, certified by a duly authorized representative of the Company, as to the authorization of this Agreement and all of the transactions contemplated hereby by the Company;

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(ii)         Certificates of existence or similar certificates in North Carolina and each other jurisdiction where the Company is qualified to do business, dated not more than ten (10) Business Days prior to the Closing Date, certifying as to the good standing of the Company in such jurisdictions;

(iii)        Copies reasonably acceptable to Purchaser of all consents, approvals and notices listed in Section 2.7(a)(iii) of the Disclosure Schedule;

(iv)        Written resignations of each of the directors and officers of the Company;

(v)         A certificate of non-foreign status that complies with Treasury Regulations Section 1.1445-2(b)(2) from TRx;

(vi)        An IRS Form W-9 duly executed by TRx;

(vii)       An investor letter duly executed by the Sellers that is mutually acceptable to the parties and reflects customary terms for like agreements, providing for the transfer of the Merger Consideration to the Sellers from TRx;

(viii)      All books and records of the Company or relating to their businesses and operations; and

(ix)        Such other documents and instruments as may be reasonably requested by Parent.

(b)           At the Closing, Parent shall deliver to the Shareholder:

(i)            Payment of the Merger Consideration, in accordance with Section 3.2; and

(ii)           Such other documents and instruments as may be reasonably requested by Shareholder or the Company.

ARTICLE III

CONVERSION OF SHARES; EXCHANGE OF CERTIFICATES

3.1        Effect on Capital Stock.  At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Shareholder, Merger Sub or Parent:

(a)           Conversion of Company Common Stock.  The issued and outstanding common stock, no par value per share, of the Company outstanding immediately prior to the Effective Time (such shares, collectively, the “Company Common Stock”), shall thereupon be converted automatically into and shall thereafter represent the right to receive such number of shares of common stock of Parent having an aggregate value as of the Closing Date of Four Million Dollars (the “Merger Consideration”), with each individual share of common stock of Parent to have a value equal to the Volume-Weighted Average Stock Price for the twenty (20)

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consecutive trading days prior to the Closing Date (which, for the avoidance of doubt, is an amount equal to $1.075 per share).  At the Effective Time, the Company Common Stock shall be automatically cancelled and retired and shall cease to exist, and the Shareholder, as the holder of a certificate (or shares in book-entry form) which immediately prior to the Effective Time represented such Company Common Stock, shall cease to have any rights with respect to such shares other than the right to receive the Merger Consideration.

(b)           Conversion of Merger Sub Common Stock.  At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, each share of common stock, no par value per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, no par value per share, of the Surviving Corporation and such shares shall constitute the only outstanding shares of capital stock of the Surviving Corporation.  From and after the Effective Time, all certificates representing the common stock of Merger Sub shall be deemed for all purposes to represent the number of shares of common stock of the Surviving Corporation into which they were converted in accordance with the immediately preceding sentence.

3.2        Payment Procedures.

(a)           As soon as reasonably practicable after the Effective Time, Parent shall deliver the Merger Consideration to the Shareholder pursuant to Section 3.1, and the Sellers, on behalf of the Shareholder, shall deliver the certificates that immediately prior to the Effective Time represented the Company Common Stock (“Certificates”) or non-certificated shares of Company Common Stock represented by book-entry (“Book-Entry Shares”) in exchange for the Merger Consideration.  Upon surrender of Certificates (or effective affidavits of loss in lieu thereof) or Book-Entry Shares to Parent, and such other documents as may customarily be required by Parent, the holder of such Certificates or Book-Entry Shares shall be entitled to receive the Merger Consideration in exchange therefor.  No interest will be paid or accrued on any amount payable upon due surrender of Certificates (or effective affidavits of loss in lieu thereof) or Book-Entry Shares.

(b)           The Surviving Corporation and Parent shall be entitled to deduct and withhold from the consideration otherwise payable under this Agreement to any holder of the Company Common Stock, such amounts as are required to be withheld or deducted under the Code, or any provision of U.S. state or local or foreign Tax Law with respect to the making of such payment.  To the extent that amounts are so withheld or deducted and paid over to the applicable Governmental Body, such withheld or deducted amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Company Common Stock, in respect of which such deduction and withholding were made.  The recipient of any such payment shall provide any necessary Tax forms, including IRS Form W-9 and any other Tax form(s), as applicable, and any similar information.  To the extent that any payment pursuant to this Agreement is not reduced by such deductions or withholdings, such recipient shall indemnify Parent and its Affiliates (including the Company) for any such amounts imposed by any Governmental Body (excluding any penalty or interest related to the failure to withhold) and Parent, at its option and its sole discretion, may (a) treat such amounts as an obligation due and payable, and to be reimbursed, by the Sellers within ten (10) Business Days after written

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notice of such amount is provided to the Sellers, (b) treat the amount as a Loss of the Purchaser Indemnified Parties under Section 7.2, or (c) apply some combination of the two forgoing procedures.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES RELATING TO
THE COMPANY

The Company hereby represents and warrants to Purchaser that the following statements are true and correct, except as disclosed in the disclosure schedule attached hereto (the “Disclosure Schedule”).  The Disclosure Schedule is numbered and captioned to correspond to the sections in this Agreement; each disclosure in the Disclosure Schedule qualifies the representations and warranties in the corresponding section of this Agreement and in any other section(s) of this Agreement to which such disclosure is cross-referenced, and any other section(s) of this Agreement to which the relevance of such disclosure is reasonably apparent on the face of such disclosure.

4.1        Organization and Good Standing.  The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of North Carolina and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now conducted and as currently proposed to be conducted.  The Company is duly qualified or authorized to do business as a foreign limited liability company and is in good standing under the Laws of each jurisdiction in which it owns or leases real property and each other jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification or authorization, except where the failure to be so qualified, authorized or in good standing would not have a material impact on the Company.

4.2        Authorization of Agreement.  The Company has all requisite power, authority and legal capacity to execute and deliver this Agreement and each other agreement, document, or instrument or certificate contemplated by this Agreement to be executed by the Company in connection with the transactions contemplated by this Agreement (the “Company Documents”), to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  The execution, delivery and performance of this Agreement and each of the Company Documents, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized and approved by all required action on the part of the Company.  This Agreement and each of the Company Documents have been duly and validly executed and delivered by the Company and (assuming due authorization, execution and delivery by Purchaser) constitute legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies (regardless of whether enforcement is sought in a proceeding at law or in equity).

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4.3        Conflicts; Consents of Third Parties.

(a)           Except as set forth in Section 4.3(a) of the Disclosure Schedule, none of the execution and delivery by the Company of this Agreement or the Company Documents, the consummation of the transactions contemplated hereby or thereby, or compliance by the Company with any of the provisions hereof or thereof will conflict with, or result in any violation or breach of, conflict with or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or give rise to any obligation of the Company to make any payment under, or to the increased, additional, accelerated or guaranteed rights or entitlements of any Person under, or result in the creation of any Liens upon any of the properties or assets of the Company under, any provision of (i) the certificate of incorporation and by-laws or similar organizational documents of the Company; (ii) any Material Contract; (iii) any Order applicable to the Company or any of the properties or assets of the Company; or (iv) any applicable Law.

(b)           Except as set forth in Section 4.3(b) of the Disclosure Schedule, no consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Person or Governmental Body, in each case other than such as have been obtained in writing and provided to Purchaser, is required on the part of any the Company in connection with the execution and delivery of this Agreement, the Company Documents, the compliance by the Company with any of the provisions hereof and thereof, or the consummation of the transactions contemplated hereby or thereby.

4.4        Capitalization.

(a)           The authorized capital stock of the Company consists of 100 shares of Company Common Stock, all of which are issued and outstanding.  The Company does not have any shares of its capital stock issued or oustanding other than the shares of Company Common Stock.   All shares of Company Common Stock are validly issued, fully paid and non-assessable and were not issued in violation of any purchase or call option, right of first refusal, subscription right, preemptive right or any similar right.  All such shares represented as being owned by the Shareholder are owned by the Shareholder free and clear of any and all Liens (other than by reason of the issuance of securities without registration or qualification under federal and state securities Laws).  There is no existing option, warrant, call, right or Contract to which the Company is a party requiring, and there are no convertible securities of the Company outstanding which upon conversion would require, the issuance of any shares of capital stock or other equity interests of the Company or other securities convertible into shares of capital stock or other equity interests of the Company.  The Company does not own, directly or indirectly, any membership interests, capital stock or equity securities of any Person.

(b)           The Company Common Stock was issued in compliance with applicable Laws. The Company Common Stock was not issued in violation of the articles of incorporation or bylaws of the Company or any other agreement, arrangement or commitment to which the the Company is a party and is not subject to or in violation of any preemptive or similar rights of any Person.

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4.5        Intentionally Omitted.

4.6        Corporate Records.

(a)           The Company has delivered to Purchaser true, correct and complete copies of the articles of incorporation (certified by the Secretary of State) and bylaws (certified by an officer of the Company) of the Company, each as amended and in effect on the date hereof, including all amendments thereto.

(b)           The books and records of the Company previously made available to Purchaser accurately reflect all material company action of the board of directors of the Company.  The ownership interest or stock certificate books and ownership interest or stock transfer ledgers of the Company previously made available to Purchaser are true, correct and complete.  All ownership interest or stock transfer Taxes levied, if any, or payable with respect to all transfers of ownership interests or shares of the Company prior to the date hereof have been paid.

4.7        Financial Statements.

(a)           Intentionally Omitted.

(b)           All books, records and accounts of the Company are accurate and complete in all material respects and, to the Knowledge of the Company, are maintained in all material respects in accordance with standard business practice, except for any inaccuracies that would be adjusted at year end in accordance with standard year-end adjustment practices.

4.8        No Undisclosed Liabilities.   Except as set forth in Section 4.8 of the Disclosure Schedule, the Company has no Liabilities that would be required under GAAP to be reflected on a balance sheet dated the date of this Agreement other than those (i) specifically reflected on and fully reserved against in the unaudited consolidated balance sheet of the Company Group as of October 31, 2017 or (ii) incurred in the Ordinary Course of Business since October 31, 2017.

4.9        Absence of Certain Developments.  Except as set forth in Section 4.9 of the Disclosure Schedule, since the December 31, 2016, (a) the Company has conducted its business only in the Ordinary Course of Business, (b) there has not been any Material Adverse Effect, and (c) the Company has not (i) experienced an event, circumstance, condition, change or development that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect, (ii) experienced any material loss, damage or destruction of assets (whether or not covered by insurance), (iii) experienced any material supply disruption, supplier dispute or slowdown or stoppage of supply, (iv) accelerated, terminated, made material modifications to, or canceled any material agreement, contract, lease, or license to which the Company is a party, (v) sold, transferred, or disposed of material assets, other than sales of inventory in the Ordinary Course of Business, (vi) settled or waived any material claims or lawsuits under applicable Law, (vii) disclosed any information previously maintained as confidential information (other than pursuant to agreements requiring the recipient to maintain the confidentiality of and preserving all rights of the Company in such confidential information), (viii) made any increase or material modification to the salary, employee benefits or other

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compensation of any individual, (ix) changed its method of Tax accounting or compromised or settled any material claim for Taxes, or (x) hired or terminated any employee.

4.10      Taxes.

(a)           The Company has timely filed all income and other material Tax Returns that were required to be filed concerning or attributable to the Company or to any of its operations, except for any Tax Return for which the Company has timely filed for an extension, and all such Tax Returns are true, complete and correct in all material respects and have been completed in accordance with applicable Law.  Except as set forth on Section 4.10(a) of the Disclosure Schedule, the Company is not currently the beneficiary of any extension of time within which to file any Tax Return.

(b)           The Company (i) has timely paid all material Taxes due, whether or not shown or reflected on any Tax Returns, and (ii) has withheld and paid over all federal, state, local and foreign Taxes required to be withheld with respect to its employees, independent contractors, creditors, members, or other third parties.

(c)           There is no income or other Tax deficiency proposed in writing, claimed or assessed against the Company, nor has the Company executed any waiver of any statute of limitations extending the period for the assessment or collection of any income or other Tax which waiver or extension is currently in effect.  There are no active pending or, to the Company’s Knowledge, threatened audits, assessments, requests for information or other actions relating to any Taxes of the Company.

(d)           Company has delivered or made available to Parent complete and accurate copies of all federal, state and local income or franchise Tax Returns and all state or local sales and use and/or value added Tax Returns of the Company filed or required to be filed for all periods from and after 2011, together with all related work papers and analysis created by or on behalf of the Company.

(e)           The Company has not been a member of an affiliated group filing a consolidated, combined, or unitary income Tax Return.  The Company does not have any Liability for the Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign Law).  The Company has not been a party to, or bound by, any Tax indemnity agreement, Tax sharing agreement, Tax allocation agreement or similar Contract other than Contracts the primary purpose of which does not relate to Taxes.

(f)            The Company has not engaged in any transaction that, as of the Closing Date, is a reportable transaction under Code Section 6707(c)(1) or Treasury Regulations Section 1.6011-4 (or any similar provisions under any state, local or foreign laws).

(g)           There are no Liens on the assets of the Company relating to or attributable to Taxes other than statutory Liens for ad valorem Taxes not yet due and payable.

(h)           There are no Tax rulings, requests for rulings, or “closing agreements” (as described in Section 7121 of the Code or any corresponding provision of state, local or other

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Tax Law) relating to the Company that could affect Company’s liability for Taxes for any period after the Closing Date.

(i)            The Company, whether on its own Tax Return or in a Tax Return of Purchaser or its Affiliates in which the Company’s income or activities will be included, will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing as a result of any (i) change in method of accounting, use of an improper method of accounting, or any other adjustments under Section 481 of the Code (or any similar adjustments under any provision of the Code or the corresponding foreign, state, or local Tax Law) for or with respect to any taxable period before the Closing Date, (ii) deferred intercompany gain or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding provision of foreign, state, or local Tax Law), (iii) installment sale or open transaction disposition made on or before the Closing Date, (iv) prepaid amount or deferred revenue received on or before the Closing Date, or (v) any election made pursuant to Section 108(i) of the Code on or before the Closing Date.

(j)            The Company has not participated in an international boycott within the meaning of Section 999 of the Code.

(k)           With respect to any property transferred in connection with the performance of services for the Company, the provisions of Section 83 of the Code have been complied with in all material respects (including with respect to the filing of any applicable statements or elections).

(l)            There is no Contract, plan or arrangement to which the Company is a party, including the provisions of this Agreement, that, individually or collectively, (i) is subject to either Section 409A or Section 457A of the Code, or (ii) could require the Company, Purchaser, or any Affiliate of Purchaser to gross up a payment to any employee or other service provider of the Company for Tax-related payments or cause a penalty Tax under Sections 280G, 409A or 457A of the Code.

(m)          The Company has not constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for nontaxable treatment, or governed in whole or in part, under Section 355 of the Code.

(n)           The Company has not acquired assets from another Person in a transaction in which the Company’s federal income Tax basis for the acquired assets was determined, in whole or in part, by reference to the federal income Tax basis of the acquired assets (or any other property) in the hands of the transferor.

(o)           Section 4.10(o) of the Disclosure Schedule sets forth (i) each jurisdiction (other than United States federal) in which the Company files, is required to file, or has been required to file a Tax Return or is or has been liable for any Taxes on a “nexus” basis and (ii) each jurisdiction that has sent, within the past five (5) years, notices or communications of any kind requesting information relating to the nexus of the Company with such jurisdiction.  No written claim has been made in the past five (5) years by a Tax authority in any jurisdiction

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where the Company (i) does not file Tax Returns that the Company is or may be subject to taxation by such jurisdiction or (ii) in any jurisdiction where the Company does file Tax Returns that it is or might be required to file Tax Returns for any type of Tax for which the Company has not filed all applicable Tax Returns in such jurisdiction.

(p)           The Company is not, has never been, and has never owned an interest in (i) a “passive foreign investment company” within the meaning of Sections 1291 through 1298 of the Code or (ii) a “controlled foreign corporation” within the meaning of Section 957 of the Code.  The Company has not ever had a “permanent establishment” in any foreign country as defined in any applicable Tax treaty or convention between the United States and such foreign country.

(q)           The Company has disclosed on its income Tax Returns all positions that could give rise to a substantial understatement of federal income within the meaning of Section 6662 of the Code.

(r)            The unpaid Taxes of the Company (i) did not, as of December 31, 2016, exceed the reserve, if any, for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) and (ii) will not exceed the reserve, if any, as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company in filing their Tax Returns.  Since October 31, 2017, the Company has not incurred any Tax Liability arising from extraordinary gains or losses, as that term is used in GAAP, outside the Ordinary Course of Business.

(s)            There are no jurisdictions outside the United States in which the Company is required to file a Tax Return, or is otherwise subject to Tax by virtue of having a permanent establishment or other place of business outside the United States, or, to the Knowledge of any Seller, otherwise. No claim has ever been made in writing (or otherwise to the Knowledge of any Seller) by a Governmental Body in a jurisdiction where the Company does not currently file a particular type of Tax Return or pay a particular type of Tax that the Company is or may be required to file such Tax Return or pay such Tax (including obligations to withhold amounts with respect to Tax) in that jurisdiction. The Company has not conducted activities in any jurisdiction that would require it to pay Taxes or file Tax Returns in such jurisdiction of a type that it had not filed or paid in the most recently ended taxable period for which a Tax or a Tax Return of such type would be due and which is listed in Section 4.10(t) of the Disclosure Schedule, except for the jurisdictions where the failure to register or cure would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(t)            Section 4.10(t) of the Disclosure Schedule identifies all Tax Returns that the Company has filed, or that any Seller has filed for or on behalf of the Company, for which the applicable statute of limitations remains open and the taxable period of the Company covered by each such Tax Return, and identifies those Tax Returns or taxable periods that have been audited or are currently the subject of an audit by a Governmental Body. The Sellers have delivered to Parent complete and accurate copies of all documents requested in writing by Parent relating to Taxes of, or Tax Returns filed by or on behalf of, the Company.

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(u)           The Company has complied with all sales Tax resale certificate exemption requirements.

4.11      Real Property.

(a)           Section 4.11(a) of the Disclosure Schedule sets forth (i) a complete list of all real property leased or occupied by the Company (the “Leased Real Property”) and (ii) a complete list of all real property previously leased by the Company (the “Previously Leased Real Property”).  The Company has good and marketable leasehold title to the Leased Real Property.  Section 4.11(a) of the Disclosure Schedule lists all leases, lease guaranties, subleases, agreements for the leasing, use or occupancy of, or otherwise granting a right in or relating to the Leased Real Property, including all amendments, terminations and modifications thereof (individually, a “Real Property Lease” and collectively, the “Real Property Leases”), and there are no other Real Property Leases affecting the real property used by the Company, or to which the Company is bound.  The Company has provided Purchaser with true and complete copies of each Real Property Lease.  The Company has not received any notice of a default, alleged failure to perform, or any offset or counterclaim with respect to any Real Property Lease, which has not been fully remedied and withdrawn.

(b)           The Leased Real Property is in good operating condition and repair, is maintained in a manner consistent with standards generally followed with respect to similar properties, is suitable for the conduct of the business of the Company as presently conducted and, to the Knowledge of the Company, is structurally sufficient and free from structural, physical and mechanical defects.

(c)           The Company has not owned and does not currently own any real properties.

4.12      Tangible Personal Property.  Section 4.12 of the Disclosure Schedule includes a depreciation schedule that lists all the items of tangible personal property used in the business and owned by the Company.  Except as set forth on Section 4.12 of the Disclosure Schedule, the Company has good and marketable title to all such items of tangible personal property, free and clear of any and all Liens, other than the Permitted Exceptions.  The tangible personal property of the Company is (i) in good operating condition and properly maintained, subject to normal wear and tear, and (ii) sufficient for the conduct of the business of the Company as currently conducted.

4.13      Technology and Intellectual Property.

(a)           Section 4.13(a) of the Disclosure Schedule sets forth a complete and accurate list of (i) each item of Company Intellectual Property (including domain names) that is registered with or subject to an application for registration with any Governmental Body that is, in each case, owned or filed by or on behalf of the Company, (ii) each trade name, d/b/a, unregistered trademark, and unregistered service mark used by the Company that is material to their respective businesses and (iii) any License Agreement governing Licensed IP.  Such list shall contain, as applicable, (A) the name of all actual and recorded owners, (B) the jurisdiction in which the application or registration was made, (C) the application and registration numbers,

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and (D) the filing and registration, issue and application dates.  The list pertaining to the License Agreements governing Licensed IP shall contain (x) the name and date of the license agreement pursuant to which such Licensed IP is licensed and (y) whether or not such License Agreement grants an exclusive license to the Company. All registered Company Intellectual Property is valid, enforceable, subsisting and in full force and effect.

(b)           The Company (i) owns, free and clear of all Liens, all right, title and interest in and to, or (ii) has valid and continuing rights to use, sell and license, all Intellectual Property, Software and other Technology that is material to the conduct of the business and operations of the Company as presently conducted, including rights to develop, manufacture, use, market, sell, offer for sale, exploit and import all of the Company Products, and the Company has not received any written, or to the Knowledge of the Company, any non-written, notice from any Person asserting any claim to the contrary.  The Company Intellectual Property owned by the Company is owned solely and exclusively by the Company.

(c)           To the Knowledge of the Company, the conduct of the business of the Company, including the development, use, manufacture, marketing, sale and offer for sale of the Company Products and services of the Company, has not infringed, misappropriated or otherwise violated, and does not infringe, misappropriate or otherwise violate any Intellectual Property of any Person.  The Company has not received any written, or to the Knowledge of the Company, any non-written, notice of any claims that have been made against the Company alleging the infringement, misappropriation or violation by the Company of any Intellectual Property of any Person.  Except as set forth on Section 4.13(c) of the Disclosure Schedule, to the Knowledge of the Company, no Person has infringed, misappropriated or otherwise violated any Company Intellectual Property owned by the Company or any Licensed IP in any material respect, and there is no and has not been any Legal Proceeding pursuant to which the Company or, to the Knowledge of the Company, any licensor to the Company has alleged any such infringement, misappropriation or violation by any Person.

(d)           Each item of Company Intellectual Property owned by the Company immediately subsequent to the Effective Time will be owned and available for use by the Company on the same terms and conditions as are in effect immediately prior to the Effective Time.  Except as set forth on Section 4.13(d) of the Disclosure Schedule, each item of Licensed IP will be licensed to and available for use by the Company on the same terms and conditions as are in effect immediately prior to the Effective Time.

(e)           Except as set forth on Section 4.13(e) of the Disclosure Schedule, to the Knowledge of the Company, no Governmental Body owns or has rights to (or has the option to obtain such ownership or rights to) any Company Intellectual Property owned by the Company, or, to the Knowledge of the Company, any Licensed IP.

(f)            Except as set forth on Schedule 4.13(f) of the Disclosure Schedule, there is no Legal Proceeding or other proceeding (including any interference, derivation, re-examination, opposition, cancellation, reissue or other post-grant proceeding, but excluding customary office actions issued by an application examiner with the United States Patent and Trademark Office or its foreign equivalent in the Ordinary Course of Business in connection with the prosecution of a pending application for a patent or a trademark registration) pending,

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threatened in writing or, to the Knowledge of the Company, verbally threatened, by any third party before any Governmental Body (including, without limitation, the United States Patent and Trademark Office or equivalent authority anywhere in the world) relating to any of the Company Intellectual Property or Licensed IP, nor has any claim or demand been made by any third party that (i) challenges the validity, enforceability, use, right to use, scope, duration, effectiveness or ownership of the Company Intellectual Property or Licensed IP or (ii) alleges any infringement, misappropriation, dilution, or other violation, or unfair competition or trade practices by the Company of or regarding any Intellectual Property or Technology of any third party.

(g)           Except as disclosed in Section 4.13(g) of the Disclosure Schedule and except in respect of any Licensed IP pursuant to the License Agreements, the Company is not obligated to make any material payments by way of royalties, fees or otherwise to any owner or licensor of, or other claimant to, any Intellectual Property.

(h)           Section 4.13(h) of the Disclosure Schedule sets forth a form of confidentiality agreement (the “IP Agreements”) that the Company has caused all current employees and all other Persons currently (i) involved in the conception, reduction to practice, creation or development of any Intellectual Property for the Company, or (ii) who have access to any non-public Company Intellectual Property, to execute, except as set forth on Section 4.13(h) of the Disclosure Schedule.  To the Knowledge of the Company, no material breach of any such IP Agreements has occurred or been threatened.

(i)            The Company has taken commercially reasonable actions, consistent with current industry standards, to maintain and protect Company Intellectual Property, including the secrecy, confidentiality and value of their Trade Secrets and other confidential information.

4.14      Material Contracts.

(a)           Section 4.14(a) of the Disclosure Schedule sets forth all of the following Contracts to which the Company is a party or by which any of them or their respective assets of properties are bound (collectively, the “Material Contracts”):

(i)        Contracts (A) with any Seller or Affiliate thereof or any current or former officer, director, stockholder or Affiliate of the Company or (B) between the Sellers with respect to the Company;

(ii)       Contracts for the sale of any of the assets of the Company other than in the Ordinary Course of Business or for the grant to any Person of any preferential rights to purchase any of its assets;

(iii)      Contracts containing change of control or other similar provisions that are material to the Company;

(iv)      Contracts establishing or governing the material terms of any joint venture, partnership, strategic alliance, collaboration, material research and development project, sharing of profits or proprietary information or similar arrangement;

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(v)                           Contracts with respect to any options, co-existence agreements, rights, escrows, licenses, covenants not to assert or sue, or releases of any kind relating to rights in or to any Company Intellectual Property that have been granted (A) to the Company, or (B) by the Company to any other Person (other than standard and customary confidentiality agreements executed in the Ordinary Course of Business);

(vi)                        Contract Manufacturing Agreements or other Contracts that relate to the research, development, distribution, marketing, supply, co-promotion or manufacturing of any Company Product;

(vii)                     Contracts pursuant to which goods or materials are supplied to the Company from an exclusive source (i.e., “single source” supply Contracts);

(viii)                  Contracts containing covenants of the Company not to compete in any line of business or with any Person in any geographical area or not to solicit or hire any person with respect to employment or covenants of any other Person not to compete with the Company in any line of business or in any geographical area or not to solicit or hire any person with respect to employment;

(ix)                        Contracts relating to the acquisition (by merger, purchase of stock or assets or otherwise) by the Company of any operating business or material assets or the capital stock of any other Person;

(x)                           Contracts relating to the incurrence, assumption or guarantee of any Indebtedness or imposing a Lien on any of the assets of the Company, including indentures, guarantees, loan or credit agreements, sale and leaseback agreements, purchase money obligations incurred in connection with the acquisition of property, mortgages, pledge agreements, security agreements, or conditional sale or title retention agreements;

(xi)                        the form of Contract pursuant to which the Company collects and compiles data;

(xii)                     Contracts obligating any Company to provide or obtain products or services for a period of one (1) year or more or requiring the Company to purchase or sell a stated portion of its requirements or outputs;

(xiii)                  Contracts under which the Company has made advances or loans to any other Person;

(xiv)                 Contracts providing for severance, retention, change in control or other similar payments, which require payments exceeding $100,000;

(xv)                    Contracts for the employment of any individual on a full-time, part-time or consulting or other basis providing for annual compensation in excess of $100,000;

(xvi)                 material Contracts with independent contractors or consultants (or similar arrangements) that are not cancelable without penalty or further payment and without more than 30 days’ notice;

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(xvii)              Contracts of guaranty, surety or indemnification, direct or indirect, by the Company;

(xviii)           Contracts (or group of related Contracts) which involve the expenditure of more than $250,000 annually or $1,000,000 in the aggregate or require performance by any party more than one (1) year from the date hereof and that are not cancelable without penalty or further payment and without more than 90 days’ notice;

(xix)                 License Agreements either (A) with annual payments exceeding $50,000; or (B) pursuant to which the Company has granted to, or licensed from, any Person any rights (or immunities) with respect to any Intellectual Property, Software or other Technology (other than nonexclusive licenses granted to customers on standard terms in the Ordinary Course of Business);

(xx)                    Contracts pursuant to which the Company has continuing obligations or interests involving royalties (or other amounts calculated based upon the revenues or income of the Company), license fees or similar payments (but exclusive of any Material Contracts listed in Section 4.14(a)(xix) of the Disclosure Schedule);

(xxi)                 Real Property Leases;

(xxii)              Contracts concerning leases of personal property requiring rental payments exceeding $100,000;

(xxiii)           Contracts with any Governmental Body involving annual payments exceeding $100,000;

(xxiv)          Contracts with any of the largest customers or largest suppliers of the Company, as identified in Section 4.21 of the Disclosure Schedule;

(xxv)             Contracts entered into after January 1, 2012 related to the compromise or settlement of any litigation, arbitration or other proceding, other than Contracts entered into with former employees of the Company in connection with termination of employment involving a settlement amount of $50,000 or less;

(xxvi)          Contracts containing any most-favored nations undertakings, rights of first refusal, price protection mechanisms with respect to sales to customers of the Company, or any other similar provisions restricting the business of the Company;

(xxvii)       Contracts with any labor union or any collective bargaining agreement;

(xxviii)    Contracts involving any outstanding powers of attorney executed on behalf of the Company; and

(xxix)          Contracts that are otherwise material to the Company.

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(b)                                 Except as disclosed in Section 4.14(b) of the Disclosure Schedule, each of the Material Contracts is in full force and effect and is the legal, valid and binding obligation of the Company, and to the Knowledge of the Company, of the other parties thereto enforceable against each of them in accordance with its terms (except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies (regardless of whether enforcement is sought in a proceeding at Law or in equity)).  The Company is not in default under any Material Contract, nor, to the Knowledge of the Company, is any other party to any Material Contract in breach of or default thereunder.  To the Knowledge of the Company, there is no event or existing condition that, with the lapse of time, giving of notice or both, would constitute a breach of or default under any Material Contract.  No party to any of the Material Contracts has exercised in writing any termination rights with respect thereto, and no party has given written notice of any significant dispute with respect to any Material Contract.  The Company has delivered to Parent true, correct and complete copies of all of the Material Contracts, together with all amendments, modifications or supplements thereto.

4.15                  Employee Benefits Plans.

(a)                                 Section 4.15 of the Disclosure Schedule sets forth a true and complete list of each “employee benefit plan” as defined in Section 3(3) of ERISA (whether or not subject to ERISA), and any other plan, policy, program, practice, agreement, understanding or arrangement (whether written or oral) providing compensation or benefits to any current or former director, officer, employee or consultant (or to any dependent or beneficiary thereof) of the Company or any ERISA Affiliate, which are now, or were within the past 6 years, maintained, sponsored or contributed to by the Company or any ERISA Affiliate, or under which the Company or any ERISA Affiliate has any obligation or Liability, whether actual or contingent, including, all incentive, bonus, retirement, deferred compensation, vacation, holiday, cafeteria, medical, disability, sick leave, life insurance, stock purchase, stock option, stock appreciation, phantom stock, restricted stock, restricted stock unit or other stock-based compensation plans, change-in-control, retention, transaction or severance policies, programs, practices or arrangements (each a “Company Plan”).  With respect to each Company Plan, the Company has made available to Parent true and complete copies of (i) each Company Plan (or, if not written, a written summary of its material terms), including all plan documents, trust agreements, annuity contracts, insurance contracts or other funding vehicles and all amendments thereto, (ii) all summaries and summary plan descriptions, including any summary of material modifications, (iii) the three (3) most recent annual reports (Form 5500 series) filed with the IRS with respect to such Company Plan, (iv) the most recent actuarial report or other financial statement relating to such Company Plan, (v) the three (3) most recent determination or opinion letters, if any, issued by the IRS with respect to any Company Plan and any pending request for such a determination letter, (vi) the three (3) most recent nondiscrimination tests performed under the Code (including 401(k) and 401(m) tests) for each Company Plan, (vii) each contract or agreement relating to such Company Plan, (viii) all private letter rulings, requests, and letters issued with respect to any Company Plan and filings, and (ix) any summaries of self-corrections or applications made under the Employee Plans Compliance Resolution System (as set forth in IRS Revenue Procedures 2003-44, 2006-27, 2013-12, and/or any predecessor or successor thereto) or the Voluntary Fiduciary Correction, Delinquent Filer

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Voluntary Compliance programs or Closing Agreement Programs with respect to the Company Plans.

(b)                                 None of the Company Plans is a multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA) (a “Multiemployer Plan”) or a single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA) for which the Company or any ERISA Affiliates could incur Liability under Sections 4063 or 4064 of ERISA (a “Multiple Employer Plan”).  None of the Company Plans is a defined benefit pension plan within the meaning of Section 3(35) of ERISA.  Except as required by applicable provisions of the Agreement, none of the Company Plans provides for or promises retiree or post-employment medical, disability or life insurance benefits to any current or former employee, officer or director of the Company.  The Company does not sponsor any Company Plan that is funded other than a Company Plan that is intended to be qualified under Section 401(a) or 401(k) of the Code.

(c)                                  Each Company Plan is being administered, and has been administered since January 1, 2012, in all material respects in accordance with its terms and all applicable Law, including, ERISA, the Code, COBRA and state law.  Since January 1, 2012, all required reports and descriptions (including Form 5500 Annual Reports, summary annual reports, PBGC 1’s, and summary plan descriptions) have been timely filed and distributed appropriately with respect to each such Company Plan.  The requirements of COBRA have been met in all respects with respect to each Company Plan that is a welfare plan within the meaning of Section 3(2) of ERISA.  As of the date of this Agreement, no Legal Proceeding is pending or, to the Knowledge of the Company, threatened, with respect to any Company Plan (other than Legal Proceedings relating to claims for benefits in the Ordinary Course of Business), the Company has not received notice from the IRS, the Department of Labor, or any state insurance department or other state agency of any investigation or audit with respect to any Company Plan, and to the Knowledge of the Company, there is no defect in the operation or the documentation of any Company Plan that could result in liability to Company or any participants in the Company Plans.  To the Knowledge of the Company, there have been no prohibited transactions within the meaning of Section 4975 of the Code, or Sections 406 or 407 of ERISA, with respect to any Company Plan.  To the Knowledge of the Company, no fiduciary (within the meaning of Section 3(21) of ERISA) has any liability or threatened liability for breach of a fiduciary duty or any other failure to act or comply in connection with the administration of any Company Plan or investment of the assets of any Company Plan.

(d)                                 Each Company Plan that is intended to be qualified under Section 401(a) of the Code or Section 401(k) of the Code has either received a favorable determination letter from the IRS, or is in a prototype or master plan with a valid and up-to-date IRS opinion letter, and such determination or opinion letter confirms that the Company Plan documents meet all current requirements for qualification under Section 401(a) of the Code and that any trust or other funding vehicle established in connection with any Company Plan is exempt from federal income taxation under Section 501(a) of the Code.

(e)                                  All contributions (including all Company contributions and employee salary reduction contributions) that are due have been paid to each Company Plan that is a “pension plan” within the meaning of Section 3(1) of ERISA, and all contributions for any

26

period ending on or before the Closing Date that are not yet due have been paid to each such Company Plan or accrued on the financial statements of the Company Group. All premiums or other payments due for all periods ending on or before the Closing Date have been paid or accrued on the financial statements with respect to each such Company Plan that is a “welfare plan” within the meaning of Section 3(2) of ERISA.

(f)                                   Except as may be explicitly provided in this Agreement, the execution of this Agreement, approval of this Agreement or consummation of any of the transactions contemplated by this Agreement will not (i) entitle any employee to severance pay or any increase in severance pay upon any termination of employment after the date hereof, (ii) accelerate the time of payment or vesting (except as required as a condition for qualification of a Company Plan that is intended to be a qualified plan under Code Section 401(a)) or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits, or increase the amount payable or trigger any other material obligation to any director, officer, employee or consultant, under any of the Company Plans or other compensation or benefit arrangements of the Company or any of its ERISA Affiliates, (iii) result in any breach or violation of, or a default under any of the Company Plans, (iv) result in any payment by the Company or any ERISA Affiliate that would be a “parachute payment” to a “disqualified individual” as those terms are defined in Section 280G of the Code, without regard to whether such payment is reasonable compensation for personal services performed or to be performed in the future, or (v) limit or restrict the right of the Company or, after the consummation of the transactions contemplated hereby, Purchaser to merge, amend or terminate any of the Company Plans.

4.16                  Employee and Labor Matters.

(a)                                 Section 4.16(a) of the Disclosure Schedule contains a true and correct list of all persons who are employees of the Company as of the date hereof, including any employee who is on a leave of absence of any nature, paid or unpaid, authorized or unauthorized, and sets forth for each such individual the following: (i) name; (ii) title or position (including whether full or part time); (iii) current annual base compensation rate; (iv) commission, bonus or other incentive-based compensation; and (v) a description of the fringe benefits provided to each such individual.  All compensation, including wages, commissions and bonuses payable to all employees of the Company for services performed on or prior to the date hereof, has been paid in full and there are no outstanding agreements, understandings or commitments of the Company with respect to any compensation, commissions or bonuses.  The consummation of the transactions contemplated under this Agreement will not cause Purchaser or the Company to incur or suffer any liability relating to, or obligations to pay, any severance payments, bonuses, fees, incentives or other payments to any person, including any employees, members, officers, managers, agents, consultants or representatives of the Company.

(b)                                 The employment of all employees of the Company (including any employees with an employment agreement) are terminable at the will of the Company without any penalty on the part of the Company.  To the Knowledge of the Company, no executive, key employee, or significant group of employees has any plans to terminate employment with the Company.

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(c)                                  The Company has never been a party to or otherwise bound by any collective bargaining agreement, Contract or other agreement or understanding with a labor union or labor organization, nor is any such contract or agreement presently being negotiated.  There has not been, nor is there any pending or, to the Knowledge of the Company, threatened, organizational effort, strike, dispute, walkout, work stoppage, slow-down or lockout involving the Company.

(d)                                 The Company has complied in all material respects with all applicable federal, state and local Laws relating to employment and employment practices, terms and conditions of employment, the payment of wages for hours worked, discrimination and harassment, family and medical leave, occupational health and safety, and immigration.  The Company has not and is not engaged in any unlawful employment practice or unfair labor practice, and there are no Legal Proceedings, complaints, claims, charges or investigations of any unlawful employment practice pending or to the Knowledge of the Company threatened, against the Company before the Equal Employment Opportunity Commission, the National Labor Relations Board, any state or federal Department of Labor, the Occupational Safety and Health Administration, or any other Governmental Body.  The Company has not received notice of the intention of any Governmental Body responsible for the enforcement of Laws related to labor, employment, occupational health and safety, workers’ compensation, taxation of employee earnings and/or the classification of employees to conduct an investigation or begin an inquiry of or affecting the Company, and the Sellers have no Knowledge that any investigation or inquiry is anticipated.

(e)                                  The workforce of the Company is appropriately and correctly classified and in compliance with all laws governing the classification of employees including, but not limited to the Fair Labor Standards Act, the Internal Revenue Code and any other federal, state or local law governing the payment of wages and/or the retention and submission of monies withheld from wages as required by federal, state and/or local law.

(f)                                   Within the past five (5) years, the Company has not implemented any mass layoff, plant closing, or other termination of employees that could implicate the WARN Act or any similar state or local Law.  With respect to the transactions contemplated by this Agreement, any notice of termination required under Law has been given.

4.17                  Litigation.  Except for those Legal Proceedings set forth on Section 4.17 of the Disclosure Schedule, there is no Legal Proceeding pending or, to the Knowledge of the Company, threatened against the Company, or to which the Company is otherwise a party before any Governmental Body.  The Company is not subject to any Order, and the Company is not in breach or violation of any Order.  Except as set forth on Section 4.17 of the Disclosure Schedule, none of the Legal Proceedings set forth on Section 4.17 of the Disclosure Schedule, if determined adversely, would reasonably be expected to have Material Adverse Effect.  There is no Legal Proceeding pending or threatened by the Company against any Person.

4.18                  Compliance with Laws; Permits.

(a)                                 The Company is, and has been since January 1, 2012, in compliance in all material respects with all Laws applicable to its business, operations or assets, including any

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Environmental Laws, any Health Care Laws, the Foreign Corrupt Practices Act of 1977, 15 U.S.C. §§ 78dd-1, et seq. (the “FCPA”), or any other applicable anti-corruption or anti-bribery Law.  Except as set forth in Section 4.18(a) of the Disclosure Schedule, the Company has not received any written notice of or been charged with the violation of any Laws, including any Environmental Laws, the FCPA or any other applicable anti-corruption or anti-bribery Law, or recieved notice of any condition requiring Remedial Action under Environmental Laws, and, to the Knowledge of the Company, no condition exists that would support such a notice or charge.  To the Knowledge of the Company, the Company is not under investigation with respect to the violation of or condition under any Laws, including any Environmental Laws, the FCPA or any other applicable anti-corruption or anti-bribery Law.

(b)                                 The Company is in possession of all Permits required under applicable Law for the current operation of their business and the Leased Real Property, and such Permits are set forth in Section 4.18(b) of the Disclosure Schedule (the “Company Permits”), other than those the failure of which to possess would not have a material impact on the Company, taken as a whole.  The Company Permits are in full force and effect.  Neither the Company nor any property of the Company is in default or violation, in any material respect, of any term, condition or provision of any Company Permit.  There are no Legal Proceedings pending or, to the Knowledge of the Company, threatened, relating to the suspension, revocation or modification of any Company Permit.  Except as set forth in Section 4.18(b) of the Disclosure Schedule, since January 1, 2012, no written notice from a Govermental Body has been received by Company alleging the failure to hold any Permit or the violation of any term thereof.  The Company has timely filed applications for renewals of the Company Permits, as required.

(c)                                  To the Knowledge of the Company, except as set forth in Section 4.18(c) of the Disclosure Schedule, there has been no Release at any Leased Real Property or any Previously Leased Real Property, and there are no other facts, circumstances or conditions existing, initiated, or occurring that have resulted in liability to the Company under the Enviornmental Laws.

(d)                                 The Company has not arranged, by contract, agreement or otherwise, for the transportation, disposal or treatment of Hazardous Materials at any location except in accordance with Environmental Laws and the Company has not received a Request for Information pursuant to Section 104 of the Federal Comprehensive Environmental Response, Compensation, and Liability Act, or other similar Environmental Law or written notice from a Government Body that the Company has or may have liability for disposal at the site.

(e)                                  The Company has furnished Parent with copies of all environmental assessments, studies, reports, audits or other documents in their possession or under their control that relate to the Company’s compliance with Environmental Laws or the environmental condition of any Leased Real Property or Previously Leased Real Property.  All such information that the Company has furnished to Parent is materially accurate.

(f)                                   The Company currently complies, and has complied, with all financial assurance and/or financial responsiblity requirements associated with the Company Permits.

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4.19                  Insurance.  The Company has insurance policies in full force and effect for such amounts as are customary for similarly situated companies as to industry scope and size.  Set forth in Section 4.19 of the Disclosure Schedule is a list of all insurance policies and all fidelity bonds held by or applicable to the Company, including the carriers and liability limits for each such insurance policy (the “Insurance Policies”).  True and complete copies of all such policies and bonds have been provided to Parent.  Excluding insurance policies that have expired and been replaced in the Ordinary Course of Business, no insurance policy has been cancelled within the last two (2) years and, to the Knowledge of the Company, no threat has been made to cancel any insurance policy of the Company during such period.  The Company has disclosed to Parent all material claims submitted by or on behalf of the Company since January 1, 2014 pursuant to the Insurance Policies, and the Company has provided proper and timely notice of all such claims for which losses may be recoverable in accordance with the terms of such Insurance Policies.  All premiums have been paid in full for each Insurance Policy and the Company is not in default in any material respect, whether as to payment of premiums or otherwise, under the terms of any Insurance Policy.  The consummation of the transactions contemplated by this Agreement will not cause a termination, cancellation or reduction in the coverage of such Insurance Policies.

4.20                  Related Party Transactions.  Except as set forth in Section 4.20 of the Disclosure Schedule, no Seller, any member or manager of a Seller, or any member of a Seller’s immediate family, nor any other employee, officer, director, or stockholder of the Company, any member of his or her immediate family or any of their respective Affiliates (“Related Persons”) (i) owes any amount to the Company nor (other than in respect of employment compensation and reimbursement of business expenses in the Ordinary Course of Business) does the Company owe any amount to, or has the Company committed to make any loan or extend or guarantee credit to or for the benefit of, any Related Person, (ii) is involved in any business arrangement or other relationship with the Company (whether written or oral) other than as an employee, officer, director, and stockholder of the Company, (iii) owns any property or right, tangible or intangible, that is used by the Company or (iv) has any claim or cause of action against the Company (other than in respect of employment compensation and reimbursement of business expenses in the Ordinary Course of Business.

4.21                  Customers and Suppliers.

(a)                                 Section 4.21 of the Disclosure Schedule sets forth a list of the three (3) largest customers and the ten (10) largest suppliers of the Company as measured by the dollar amount of purchases therefrom or thereby, during the fiscal year ended December 31, 2016 and the nine months ended September 30, 2017, showing the approximate total sales by the Company to each such customer and the approximate total purchases by the Company from each such supplier, during such periods.

(b)                                 Since December 31, 2016, no customer or supplier listed in Section 4.21 of the Disclosure Schedule has terminated its relationship with the Company or materially reduced or changed the pricing or other terms of its business with the Company.

4.22                  Financial Advisors.  Except for Torreya Capital Partners, no Person has acted, directly or indirectly, as a broker, finder or financial advisor to the Company in connection

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with the transactions contemplated by this Agreement, and no Person is or will be entitled to any fee or commission or like payment in respect thereof.

4.23                  Compliance with Law; Permits; Regulatory Matters.

(a)                                 The Company holds, and is operating in material compliance with, all Health Care Regulatory Authorizations required for the conduct of its business as currently conducted.  The Company has fulfilled and performed all of its material obligations with respect to the Health Care Regulatory Authorizations.  The Company has complied, and remains in compliance, in all material respects with all Laws applicable to the business, properties, assets and activities of the Company.  The Company has not received notice of or, to the Knowledge of the Company, been subject to or threatened with, any finding of deficiency or non-compliance; penalty, fine or sanction; request for corrective or Remedial Action; or pending or, to the Knowledge of the Company, threatened claim, suit, proceeding, hearing, enforcement, audit, investigation, arbitration or other action by the FDA or any other Governmental Body relating to any of (i) the Company Products, (ii) the ingredients in the Company Products or (iii) the facilities at which such Company Products are manufactured, packaged or initially distributed, whether issued by the FDA, the United States Federal Trade Commission (the “FTC”), the United States Drug Enforcement Administration (“DEA”), the United States Department of Agriculture (“USDA”) or by any other Governmental Body having responsibility for the regulation of such Company Products.  To the Knowledge of the Company, there is no threatened suspension, revocation or withdrawal of any Health Care Regulatory Authorization.  To the Knowledge of the Company, there is no condition that would preclude the renewal of a Health Care Regulatory Authorization upon its expiration.

(b)                                 All Company Products that are subject to the jurisdiction of the FDA, the FTC, the DEA, the USDA or other Governmental Bodies in other jurisdictions are being manufactured, imported, exported, processed, developed, labeled, stored, tested, marketed, promoted, detailed and distributed by or on behalf of the Company in material compliance with all applicable requirements under any Permit or Law, including applicable statutes and implementing regulations administered or enforced by the FDA or other similar Governmental Body, including those relating to investigational use, premarket approval and applications or abbreviated applications to market a new pharmaceutical product.

(c)                                  The Company has not voluntarily recalled, suspended, or discontinued manufacturing or investigation of any of the Company Products or done so at the request of the FDA, the FTC, the DEA or any other Governmental Body having responsibility for the regulation of such Company Products, nor has the Company received any notice from the FDA, the FTC, the DEA or any other Governmental Body having responsibility for the regulation of such Company Products that such Governmental Body has commenced or, to the Knowledge of the Company, threatened to initiate any action to withdraw any approval or application for investigation, sale or marketing of any Company Products, restrict sales or marketing of any Company Products, place any clinical investigation on clinical hold or request a recall of any Company Products, or that the FDA, the FTC, the DEA or such other Governmental Body having responsibility for the regulation of any Products has commenced or, to the Knowledge of the Company, threatened to initiate any action to enjoin or place restrictions on the production of any Company Products, other than those restrictions generally existing by Law or that may

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be specifically set forth in any Health Care Regulatory Authorizations, supplement thereto, or related supporting documentation, in each case.

(d)                                 To the Knowledge of the Company, all preclinical studies and clinical trials, and other studies and tests conducted by or on behalf of the Company has been, and if still pending are being, conducted in material compliance with (i) the required experimental protocols, procedures and controls, (ii) all applicable Laws, and (iii) current good clinical practices. No clinical trial conducted by or on behalf of the Company has been terminated, suspended or placed on clinical hold by the FDA, the FTC, the DEA or any other applicable Governmental Body, and none of the FDA, the FTC, the DEA or any other applicable Governmental Body has commenced or, to the Knowledge of the Company, threatened to initiate, any action to place a clinical hold order on, or otherwise terminate, delay, suspend or materially restrict, any proposed or ongoing clinical trial conducted or proposed to be conducted by or on behalf of the Company.

(e)                                  None of the Company Products, or any other products previously manufactured, tested, distributed, held or marketed by the Company, has been recalled, withdrawn, suspended or discontinued (whether voluntarily or otherwise).  No proceedings (whether completed or pending) seeking the recall, withdrawal, suspension or seizure of (i) any Company Products, (ii) any other products previously manufactured, tested, distributed, held or marketed by the Company, or (iii) any product candidate or pre-market approvals or marketing authorizations of the Company, are pending or, to the Knowledge of the Company, threatened, against the Company.  The Company has, prior to the date hereof, made available to Parent all material information about adverse experiences relating to (i) the Company Products or (ii) any other products previously manufactured, tested, distributed, held or marketed by the Company, obtained or otherwise received by the Company from any source, in the United States or outside the United States, including material information relating to the Company Products derived from clinical investigations prior to any market authorization approvals, commercial marketing experience, clinical investigations, surveillance studies or registries, reports in the scientific literature, and unpublished scientific papers.  In addition, to the Knowledge of the Company, the Company has filed all annual and periodic reports, amendments and safety reports required for any of the products or product candidates required to be made by the Company to the FDA, the FTC, the DEA or any other Governmental Body.

(f)                                   All batches and doses of any Company Product that are or were previously marketed, sold or distributed by the Company have been manufactured in conformance with (i) specifications set forth in any Health Care Regulatory Authorization and/or applicable Contract Manufacturing Agreements and (ii) in material compliance with applicable Laws, including all Current Good Manufacturing Practices.

(g)                                  All labels and labeling for all Company Products, including all inventory of such Company Products, are and have been in material compliance with applicable Laws. All advertising and promotional materials, and the advertising and promotional practices, of the Company are and have been in material compliance with all applicable Laws.

(h)                                 The Company has complied in all material respects with all applicable security and privacy standards regarding protected health information under (i) the Health

32

Insurance Portability and Accountability Act of 1996, as amended by the Health Information Technology for Economic and Clinical Health Act of 2009, including the regulations promulgated thereunder (collectively “HIPPA”) and (ii) any applicable state privacy Laws.  The Company has not received written or, to the Knowledge of the Company, any non-written, notice of any claims (including any investigation or notice from any Governmental Body) that have been asserted or threatened against the Company alleging any violation of any Person’s protected health information under HIPAA or any applicable state privacy Laws.

(i)                                     To the Knowledge of the Company, and in connection with the business of the Company as currently conducted, no director, officer, employee or agent of the Company has made any untrue statement of material fact or fraudulent statement to the FDA or any other Governmental Body; failed to disclose a material fact required to be disclosed to the FDA or any other Governmental Body; or committed an act, made a statement, or failed to make a statement that would reasonably be expected to provide the basis for the FDA or any other Governmental Body to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities,” as set forth in 56 Fed. Reg. 46191 (September 10, 1991).

(j)                                    Neither the Company nor any director or officer of the Company is debarred or otherwise excluded from or restricted in any manner from participation in, any government program or, to the Knowledge of the Company, convicted of any crime or engaged in any conduct for which debarment is mandated or permitted by 21 U.S.C. § 335a, or convicted of any crime or engaged in any conduct for which such person could be excluded from participating in any federal health care programs.

(k)                                 The Company has filed, maintained or furnished all material applications, reports, documents, claims, permits, notification and notices required to be filed, maintained or furnished to the FDA, FTC, the DEA or any other Governmental Body in connection with any active pharmaceutical ingredient, dietary ingredient, or product developed, tested or manufactured or marketed by the Company. All such applications, reports, documents, claims and notices were true, complete and accurate in all material respects on the date filed (or, to the extent not true, complete and accurate in all material respects, were corrected in or supplemented by a subsequent filing), and any necessary or required updates, changes, corrections or modifications to such applications, reports, documents, claims and notices, in each case, required to have been submitted to the FDA, the FTC, the DEA or other Governmental Body, have been so submitted.  All information, claims, reports, statistics, and other data and conclusions, if any, submitted by the Company to the FDA, the FTC, the DEA or other Governmental Body were true, complete and correct in all material respects as of the date of submission and no updates, changes, corrections, supplements, amendments or modifications has been submitted to the FDA outside the Ordinary Course of Business.

(l)                                     The Company is not, nor has it been since January 1, 2012, a party to any corporate integrity agreement, monitoring agreement, consent decree, settlement order, or similar agreement with or imposed by any Governmental Body.

(m)                             The Company has made available to Parent true and complete copies of (i) all warning letters, untitled letters, cyber letter, regulatory letters, notices of inspectional observations (Form FDA 483s), establishment inspection reports (EIRs) or other material

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written correspondences from any Governmental Body relating to the Company’s manufacture or marketing of Company Products or compliance with Laws and all of the Company’s responses thereto since January 1, 2012, and a complete list of the foregoing if set forth in  Section 4.23(m) of the Disclosure Schedule; (ii) all correspondence, meeting minutes or related documents concerning material communications between any Governmental Body and the Company, including requests for information and responses thereto; and (iii) all written audit reports pertaining to the assessment of compliance with Good Manufacturing Practice requirements by the Company or any other Person as it relates to the manufacture of the Company Products.  The Company is not currently subject to any outstanding observations or obligations arising under a criminal, civil or regulatory action, FDA inspection, FDA warning letter, FDA notice of violation or “untitled” letter, or other obligation made in writing to or with the FDA or any other Governmental Body.

(n)                                 Section 4.23(n) of the Disclosure Schedule sets forth a complete and correct list of all Health Care Regulatory Authorizations from the FDA, the FTC, the DEA or any other Governmental Body that administers Health Care Laws held by the Company and, to the Knowledge of the Company, there are no other Health Care Regulatory Authorizations required for the Company or the Company Products in connection with the conduct of the business of the Company as currently conducted.

4.24                  Accounts Receivable.  All accounts receivable of the Company reflected in the financial statements of the Company Group with respect to the Company represent bona fide and valid obligations, arose in the Ordinary Course of Business and are carried at values determined in accordance with the Accounting Methodology.  No Person has any Lien on any of the Company’s accounts receivable, and no request or agreement for an additional deduction or discount has been made with respect to any of the Company’s accounts receivable, except for such requests or agreements for additional deductions or discounts (i) that are fully reflected on the balance sheet of the Company Group as of October 31, 2017, or (ii) that have been made in the Ordinary Course of Business since October 31, 2017.

4.25                  Inventory.  All items in inventory (including finished products, raw materials, intermediates, work in process, supplies, parts and packaging and labeling materials, if applicable) reflected in the financial statements of the Company Group with respect to the Company and acquired since December 31, 2016 (i) have been valued at the lesser of cost or fair market value determined in accordance with the Accounting Methodology, including the establishment of reserves for obsolete, damaged, slow-moving, defective or excessive inventories, (ii) meet the current requirements of the Company in all material respects, (iii) are of a quality and quantity usable in the Ordinary Course of Business and (iv) are appropriate in all material respects for their intended use.

4.26                  Product Liability and Warranty Breach.  To the Knowledge the Company, the Company has not committed any act, and there has been no omission by the Company, in violation of any applicable Laws or breach of any contractual obligations, including any express warranties, which would reasonably be expected to result in material product liability or material liability for breach of warranty (in each case, not covered by insurance or expressly reserved against in the financial statements of the Company Group) on the part of the Company with respect to any Company Products or services delivered or rendered.

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4.27                  No Other Representations. Except as expressly set forth in this Article IV, the Company makes no representation or warranty, express or implied, at Law or in equity, in respect of the Company, or any of its assets, liabilities or operations, including with respect to merchantability or fitness for any particular purpose, and any such other representations or warranties are hereby expressly disclaimed.  The Company does not make any representation or warranty with respect to any projections or forecasts delivered or made available to Parent of future revenues, results of operations, cash flows or financial conditions of the Company (including any such projections or forecasts made available to Parent in certain “data rooms” or management presentations in expectation of the transactions contemplated hereby).

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub hereby represent and warrant to the Company and Sellers that:

5.1                         Organization and Good Standing.  Each of Parent and Merger Sub is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization.  Each of Parent and Merger Sub has all requisite corporate, limited liability company, or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted.

5.2                         Authorization of Agreement.  Each of Parent and Merger Sub has full corporate power and authority to execute and deliver this Agreement and each other agreement, document, instrument or certificate contemplated by this Agreement or to be executed by Parent or Merger Sub in connection with the consummation of the transactions contemplated hereby and thereby (the “Purchaser Documents”), and to consummate the transactions contemplated hereby and thereby.  The execution, delivery and performance by each of Parent and Merger Sub of this Agreement and each Purchaser Document have been duly authorized by all necessary corporate action on behalf of each of Parent and Merger Sub.  This Agreement and each Purchaser Document have been duly executed and delivered by Parent and Merger Sub, as applicable, and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) constitutes the legal, valid and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its respective terms, except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies (regardless of whether enforcement is sought in a proceeding at law or in equity).

5.3                         Conflicts; Consents of Third Parties.

(a)                                 Except as set forth in Section 5.3(a) of the Disclosure Schedule hereto, none of the execution and delivery by Parent or Merger Sub of this Agreement and of the Purchaser Documents, the consummation of the transactions contemplated hereby or thereby, or the compliance by Parent and Merger Sub with any of the provisions hereof or thereof will conflict with, or result in violation of or default (with or without notice or lapse of time, or both)

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under, or give rise to a right of termination or cancellation under any provision of (i) the certificate of incorporation and by-laws of Parent or the articles of incorporation and by-laws of Merger Sub; (ii) any Contract to which Parent or Merger Sub is a party or by which any of the properties or assets of Parent or Merger Sub are bound; (iii) any Order of any Governmental Body applicable to Parent or Merger Sub or by which any of the properties or assets of Parent or Merger Sub are bound; or (iv) any applicable Law.

(b)                                 Except as set forth in Section 5.3(b) of the Disclosure Schedule hereto, no consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Person or Governmental Body is required on the part of Parent or Merger Sub in connection with the execution and delivery of this Agreement or the Purchaser Documents or the compliance by Parent or Merger Sub with any of the provisions hereof or thereof or the consummation of the transactions contemplated hereby or thereby.

5.4                         Litigation.  There are no Legal Proceedings pending or, to the Knowledge of Purchaser, threatened against Parent or Merger Sub or to which Parent or Merger Sub is otherwise a party relating to this Agreement, the Purchaser Documents or the transactions contemplated hereby and thereby.

5.5                         Ownership and Operations of Merger Sub.  As of the date of this Agreement, the authorized capital stock of Merger Sub consists of 100 shares of common stock, no par value per share, all of which are validly issued and outstanding.  All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned by Parent.  Merger Sub has not conducted any business other than incident to its formation and pursuant to this Agreement, the Merger and the other transactions contemplated hereby.

5.6                         Independent Investigation.  Parent has conducted its own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) or assets of the Company, and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Sellers and the Company for such purpose.  Parent acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, Parent has relied solely upon its own investigation and the express representations and warranties of the Company set forth in Article IV of this Agreement (including the related portions of the Disclosure Schedule); and (b) none of the Sellers, the Company or any other Person is making any representation or warranty as to the Company, except as expressly set forth in Article IV of this Agreement (including the related portions of the Disclosure Schedule).

5.7                         Financial Advisors.  No Person has acted, directly or indirectly, as a broker, finder or financial advisor for Parent in connection with the transactions contemplated by this Agreement and no Person is entitled to any fee or commission or like payment in respect thereof.

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ARTICLE VI

COVENANTS

6.1                         Further Assurances.  Each of the Sellers, the Company, Parent and Merger Sub shall use its commercially reasonable efforts to take, or cause to be taken, all actions necessary or appropriate to consummate the transactions contemplated by this Agreement.  In case at any time after the Closing any further action is necessary to carry out the purposes of this Agreement, each of the parties will take such further action (including the execution and delivery of such further instruments and documents) as any other party reasonably may request.

6.2                         Intentionally Omitted.

6.3                         Publicity.  None of the Sellers shall issue any press release or public announcement concerning this Agreement or the transactions contemplated hereby without obtaining the prior written approval of Parent (it being understood that the parties shall agree upon the text of a press release to be issued following the Closing).

6.4                         Use of Names.  The Sellers hereby agree that upon the Closing, Parent and the Company shall have the sole right to the use of the name “Zylera Pharma Corp”, and similar names and any service marks, trademarks, trade names, d/b/a names, fictitious names, identifying symbols, logos, emblems, signs or insignia related thereto or containing or comprising the foregoing, or otherwise used in the business of the Company, including any name or mark confusingly similar thereto and the trademarks and service marks listed on Section 4.13(a) of the Disclosure Schedule (collectively, the “Company Marks”).  From and after the Closing, the Sellers shall not, and shall not permit their respective Affiliates to, use such name or any variation or simulation thereof or of any of the Company Marks.

ARTICLE VII

INDEMNIFICATION

7.1                         Survival of Representations and Warranties.  The representations and warranties of the parties contained in this Agreement shall survive the Closing through and including the eighteen (18) month anniversary of the Closing Date (the “Survival Period”); provided, however, the first sentence of 4.1 (Organization and Good Standing), 4.2 (Authorization of Agreement), 4.4 (Capitalization), and 4.22 (Financial Advisors) (collectively, the “Fundamental Representations”) shall continue in full force and effect indefinitely and the representation and warranties set forth in Sections 4.10 (Taxes) and 4.15 (Employee Benefit Plans) shall continue in full force and effect until thirty (30) days after the expiration of the applicable statute of limitations; and provided, further, that any obligations under Sections 7.2(a)(i) and 7.2(b)(i) shall not terminate with respect to any Losses as to which the Person to be indemnified shall have given notice (stating in reasonable detail, to the extent practicable, the basis of the claim for indemnification) to the indemnifying party in accordance with Section 7.3(a) or Section 8.3 before the termination of the applicable Survival Period.  Notwithstanding any other provision of this Agreement, no claim for indemnification in respect of any breach or alleged breach of a representation or warranty set forth in this Agreement may be made, and no

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indemnification shall be owing in respect of any such claim made, after the end of the applicable Survival Period for such representation or warranty.

7.2                         Indemnification.

(a)                                 Subject to the limitations set forth in Sections 7.1 and 7.4, the Sellers, jointly and severally, hereby agree to indemnify and hold Purchaser, the Company, and their respective directors, officers, employees, Affiliates, stockholders, agents, attorneys, representatives, successors and permitted assigns (collectively, the “Purchaser Indemnified Parties”) harmless from and against, and pay to the applicable Purchaser Indemnified Parties the amount of, any and all losses, liabilities, claims, obligations, deficiencies, demands, judgments, interest, fines, penalties, suits, actions, causes of action, assessments, awards, costs and expenses (including costs of investigation and defense and reasonable attorneys’ and other professionals’ fees), whether or not involving a third party claim and damages to the extent the foregoing has, would or will give rise to a claim for damages under Law, but in all cases excluding exemplary or punitive damages except to the extent such damages are paid in relation to a Third Party Claim (individually, a “Loss” and, collectively, “Losses”):

(i)                               based upon, attributable to or resulting from the failure of any of the representations or warranties made by the Company in this Agreement to be true and correct as of the date hereof;

(ii)                            based upon, attributable to or resulting from the breach of any covenant or other agreement on the part of the Sellers or (prior to the Closing) the Company under this Agreement; or

(iii)                         for or attributable to any Taxes of the Company for all Pre-Closing Tax Periods (determined, with respect to the pre-Closing portion of any Straddle Period, by applying the provisions of Section 8.5).

(b)                                 Subject to the limitations set forth in Sections 7.1 and 7.4, Parent hereby agrees to indemnify and hold the Sellers and their respective Affiliates, stockholders, agents, attorneys, representatives, successors and permitted assigns (collectively, the “Seller Indemnified Parties”) harmless from and against, and pay to the applicable Seller Indemnified Parties the amount of any and all Losses:

(i)                               based upon, attributable to or resulting from the failure of any of the representations or warranties made by Parent or Merger Sub in this Agreement to be true and correct in all respects as of the date hereof; and

(ii)                            based upon, attributable to or resulting from the breach of any covenant or other agreement on the part of Parent or Merger Sub under this Agreement.

(c)                                  For purposes of determining the amount of any Losses incurred by a party seeking indemnification hereunder (but not for purposes of determining whether there has been a breach of any representation or warranty in this Agreement), each representation or warranty set forth herein shall be read without regard and without giving effect to any materiality or Material Adverse Effect standard or qualification.

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(d)                                 The right to indemnification or any other remedy based on representations, warranties, covenants and agreements in this Agreement shall not be affected by any investigation by or knowledge of the party seeking indemnification hereunder, whether conducted or obtained before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of, or compliance with, any such representation, warranty, covenant or agreement.

7.3                         Indemnification Procedures.

(a)                                 A claim for indemnification for any matter not involving a third party claim shall be asserted by notice to the party from whom indemnification is sought; provided, however, that failure to so notify the indemnifying party shall not preclude the indemnified party from any indemnification which it may claim in accordance with this Article VII except to the extent that the indemnifying party is actually prejudiced as a result of such failure.  In the case of any claim for indemnification in respect of a breach of representation or warranty, such claim must be made within the applicable Survival Period for such representation or warranty.  In the case of any claim for indemnification in respect of a breach of covenant, such claim must be made within the period of the statute of limitations following the date performance was due.

(b)                                 In the event that any Legal Proceedings shall be instituted or any claim or demand shall be asserted by any third party in respect of which indemnification may be sought under Section 7.2 hereof other than Tax Claims, which shall be governed by Section 8.3 (a “Third Party Claim”), the indemnified party shall promptly cause written notice of the assertion of any Third Party Claim to be forwarded to the indemnifying party.  The failure of the indemnified party to give reasonably prompt notice of any Third Party Claim shall not release, waive or otherwise affect the indemnifying party’s obligations with respect thereto except to the extent that the indemnifying party is actually prejudiced as a result of such failure.  Subject to the provisions of this Section 7.3, the indemnifying party shall have the right, at its sole expense, to be represented by counsel of its choice, which must be reasonably satisfactory to the indemnified party.  The indemnifying party shall have the right, at its sole expense, to defend against, negotiate, settle or otherwise deal with any Third Party Claim which relates to any Losses indemnified against hereunder so long as the amount of indemnifiable Losses in respect of such Third Party Claim is not, in the reasonable judgment of Parent, reasonably likely to exceed the Cap when aggregated with all other Losses; provided, that the indemnifying party shall have acknowledged in writing to the indemnified party its obligation to indemnify the indemnified party as provided (and subject to any applicable limitations on indemnification) hereunder.  If the indemnifying party elects to defend against, negotiate, settle or otherwise deal with any such Third Party Claim, it shall within ten (10) Business Days of its receipt of the indemnified party’s written notice of the assertion of such Third Party Claim notify the indemnified party of its intent to do so; provided, that the indemnifying party must conduct the defense of the Third Party Claim actively and diligently thereafter in order to preserve its rights in this regard.  If the indemnifying party elects not to (or is not eligible to) defend against, and (subject to the other limitations set forth in this Agreement) negotiate, settle or otherwise deal with any Third Party Claim which relates to any Losses indemnified against hereunder, fails to notify the indemnified party of its election as herein provided or contests its obligation to indemnify the indemnified party for such Losses under this Agreement, this shall not waive the indemnifying party’s right to dispute that it is obligated to indemnify the indemnified party

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hereunder, and the indemnified party may defend against, negotiate, settle or otherwise deal with such Third Party Claim.  If the indemnified party defends any Third Party Claim for which the indemnifying party is liable to indemnify it hereunder, then the indemnifying party shall reimburse the indemnified party (subject to any applicable limitations on indemnification hereunder) for the expenses of defending such Third Party Claim upon submission of periodic bills.  If the indemnifying party shall assume the defense of any Third Party Claim, the indemnified party may participate in (but not control), at his or its own expense, the defense of such Third Party Claim; provided, however, that such indemnified party shall be entitled to participate in (but not control) any such defense with separate counsel at the expense of the indemnifying party if (i) so requested by the indemnifying party to participate or (ii) in the reasonable opinion of counsel to the indemnified party, a conflict or potential conflict of interests exists between the indemnified party and the indemnifying party that would make such separate representation advisable; and provided, further, that the indemnifying party shall not be required to pay for more than one such counsel for all indemnified parties in connection with any Third Party Claim.  The parties hereto agree to provide reasonable access to the other to such documents and information as may be reasonably requested in connection with the defense, negotiation or settlement of any such Third Party Claim.

(c)                                  Notwithstanding anything in this Section 7.3 to the contrary, upon assuming the defense of any Third Party Claim, the indemnifying party shall not, without the written consent of the indemnified party (which shall not be unreasonably withheld or delayed), settle or compromise any Third Party Claim or permit a default or consent to entry of any judgment unless such settlement or judgment (i) relates solely to monetary damages for which the indemnifying party shall be responsible and (ii) includes an unqualified release of the indemnified party from all liability in respect of the Third Party Claim.  If the indemnifying party makes any payment on any Third Party Claim, the indemnifying party shall be subrogated, to the extent of such payment, to all rights and remedies of the indemnified party to any insurance benefits or other claims of the indemnified party with respect to such Third Party Claim (less any fees and expenses (including any increase in insurance premiums) incurred in obtaining such recovery); provided, that the indemnifying party shall take commercially reasonable efforts to prevent any disruption or interference with the indemnified party’s commercial relationships.

(d)                                 After any final decision, judgment or award shall have been rendered by a Governmental Body of competent jurisdiction and the expiration of the time in which to appeal therefrom, or a settlement shall have been consummated, or the indemnified party and the indemnifying party shall have arrived at a mutually binding agreement, in each case with respect to an Third Party Claim hereunder, the indemnified party shall forward to the indemnifying party notice of any sums due and owing by the indemnifying party pursuant to this Agreement with respect to such matter and the indemnifying party shall pay all of such remaining sums so due and owing to the indemnified party in accordance with Section 7.5 by wire transfer of immediately available funds within five (5) Business Days after the date of such notice.

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7.4                         Limitations on Indemnification for Breaches of Representations and Warranties.

(a)                                 An indemnifying party shall not have any liability under Sections 7.2(a)(i) or Section 7.2(b)(i) hereof until the aggregate amount of Losses incurred by the indemnified parties and indemnifiable thereunder based upon, attributable to or resulting from the failure of any of the representations or warranties to be true and correct exceeds Twenty-One Thousand Seven Hundred Fifty Dollars ($21,750) (the “Basket”) and, in such event, the indemnifying party shall be required to pay the amount in excess of the Basket (subject to the other limitations on indemnification set forth in this Agreement); provided, however, that the Basket shall not apply in the event of any failure of any of the Fundamental Representations to be true and correct or in the event of fraud.

(b)                                 An indemnifying party shall not have any liability under Sections 7.2(a)(i) or Section 7.2(b)(i) hereof for an aggregate amount of Losses exceeding Four Hundred Thousand Dollars ($400,000) (the “Cap”); provided, however, that the Cap shall not apply in the event of any failure of any of the Fundamental Representations to be true and correct or in the event of fraud, but the aggregate amount of Losses for which an indemnifying party shall have liability in respect of any failure of the Fundamental Representations to be true and correct or in the event of fraud shall not exceed the amount of the Merger Consideration.

(c)                                  Except in the event of fraud, the provisions of this Article VII and Section 8.3 are the sole and exclusive basis for the assertion of claims against, or the imposition of liability on, any party hereto or any officer or director of any party hereto or the Company in connection with the ownership or operation of the Company prior to the Closing, or this Agreement and the transactions contemplated hereby, whether based on contract, tort, statute, regulation or otherwise.  Each party irrevocably waives and relinquishes, and agrees not to assert or pursue, any claim not based on the provisions of this Article VII, Section 8.3 or Section 9.2.

7.5                         Escrow; Indemnity Equity Shares.

(a)                                 Intentionally Omitted.

(b)                                 If any Purchaser Indemnified Party becomes entitled to indemnification under this Article VII, then Parent shall transfer from Sellers to the applicable Purchaser Indemnified Parties such number of Indemnity Equity Shares having a value equal to the Losses to which such Purchaser Indemnified Party is entitled to indemnification.  Within five (5) Business Days after the date that is eighteen (18) months following the Closing Date, Parent shall release to the Sellers, allocated between the Sellers in proportion to their Percentage Interests, any portion of the Indemnity Equity Shares that is not subject to then-pending claims made by any Purchaser Indemnified Party under this Article VII prior to such time.  If any claim made by any Purchaser Indemnified Party is still pending as of such time, then Parent shall retain a portion of the Indemnity Equity Shares representing an amount equal to the amount of such Losses relating to such pending claims, which shares shall be retained by Parent in the names of Sellers until such claims have been satisfied or otherwise resolved, at which point, Parent shall (i) transfer to the applicable Purchaser Indemnified Parties such number of

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Indemnity Equity Shares having a value equal to the Losses to which such Purchaser Indemnified Party is entitled to indemnification in connection with resolution of such claims, and (ii) release to the Sellers any remaining portion of the Indemnity Equity Shares.  Each Seller covenants and agrees that it will not distribute, grant or transfer any interest in the Indemnity Equity Shares to any other Person prior to the expiration of the Survival Period, and any such attempted transfer shall be void ab initio.

7.6                         Claw Back of Equity.  In the event that any Purchaser Indemnified Party is entitled to any payment pursuant to this Article VII that is not paid from the Indemnity Equity Shares nor, following demand therefor, by the Sellers, Purchaser shall have the right, in its sole discretion, to redeem such portion of the Parent shares then held by the Sellers or in the Sellers’ names having a value equal to the amount of Losses that have not been paid.

7.7                         Characterization of Indemnity Payments.  Any payments made to any Purchaser Indemnified Party or Seller Indemnified Party pursuant to this Article VII shall constitute an adjustment of the consideration paid for the Company Common Stock for Tax purposes and shall be treated as such by the parties on their Tax Returns to the extent permitted by applicable Law.

ARTICLE VIII

TAX MATTERS

8.1                         Preparation and Filing of Tax Returns; Payment of Taxes.

(a)                                 The Sellers shall prepare or cause to be prepared all Tax Returns of the Company for any taxable period that ends on or prior to the Closing Date that are due  to be filed (taking into account extensions) after the Closing Date, and shall pay or cause to be paid all Taxes shown due thereon.  Such Tax Returns shall be prepared in accordance with the past custom and practice of the Company in preparing its Tax Returns except as otherwise required by applicable Law.  To the extent any such Tax Return is required to be filed by the Company, the Sellers shall deliver such Tax Return to the Company at least thirty (30) Business Days prior to the due date for filing such Tax Return (taking into account extensions), and the Company will thereupon timely file or cause to be timely filed such Tax Return.  The Sellers shall provide a copy to Parent of, and permit Parent to review and comment on, each such Tax Return at least twenty (20) days in the case of income Tax Returns, and at least fifteen (15) days in the case of other types of Tax Returns, prior to filing, and Sellers shall incorporate any timely and reasonable comments requested by Parent to the extent such comments and the related Tax treatment (i) are in accordance with applicable Tax Law, (ii) could have any material effect on the amount of Taxes in any post-Closing period for which Parent or its Affiliates (including the Company after Closing) is liable, and (iii) will not materially increase the amount of Taxes for the Sellers for any Pre-Closing Tax Period or the portion of any Straddle Period prior to the Closing Date.

(b)                                 Parent shall prepare or cause to be prepared and timely file or cause to be timely filed all Tax Returns of the Company for any Straddle Period that are due after the Closing Date, and shall pay or cause to be paid all Taxes shown due thereon.  To the extent that

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such Tax Returns relate to the portion of any Straddle Period ending on the Closing Date, such Tax Returns shall be prepared in accordance with the past custom and practice of the Company in preparing its Tax Returns except as otherwise required by applicable Law.  Parent shall permit the Sellers to review and comment on the applicable portion of each such Tax Return relating to the Pre-Closing Tax Period at least ten (10) days prior to filing, and Parent shall incorporate any timely and reasonable comments requested by any Seller to the extent such comments and the related Tax treatment (i) are in accordance with applicable Tax Law, (ii) could have any material effect on the amount of Taxes in any Pre-Closing Tax Period for which the Sellers are liable, and (iii) will not materially increase the amount of Taxes for Parent or any of its Affiliates (including the Company after the Closing Date) for any Tax Period beginning after the Closing Date or the portion of any Straddle Period after the Closing Date.

8.2                         Cooperation on Tax Matters.  Parent, the Company and the Sellers shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Agreement and any Legal Proceeding or other proceeding with respect to Taxes.  Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information that are reasonably relevant to any such Legal Proceeding or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.  Parent, the Company and the Sellers agree to retain all books and records with respect to Tax matters pertinent to the Company relating to any Pre-Closing Tax Period until the expiration of the applicable statute of limitations (and, to the extent notified by Parent, any extensions thereof), and to abide by all record retention agreements entered into with any Governmental Body and to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records, and if the other party so requests, Parent, the Company and the Sellers, as the case may be, shall allow the other party to take possession of such books and records at such other party’s expense.

8.3                         Tax Claims.  If, after the Closing, any of Purchaser or the Company receives notice of a claim by any Governmental Body that, if successful, would result in indemnification by the Sellers pursuant to Section 7.2(a)(i) as a result of a breach of any representation or warranty set forth in Section 4.10 (Taxes) or Section 7.2(a)(iii) (a “Tax Claim”), then after receipt of such notice, Parent or the Company, as the case may be, shall give reasonably prompt notice of such Tax Claim to the Sellers; provided, however, that the failure to give reasonably prompt notice of any Tax Claim shall not release, waive or otherwise affect the Sellers’ obligations with respect thereto except to the extent that the Sellers are actually prejudiced as a result of such failure.  The Sellers shall have the right, at the expense of the Sellers, to control the conduct and resolution of any Tax Claim relating to a Pre-Closing Tax Period, but not to any Straddle Period if the Tax Claim could or will have any effect on any Taxes or Tax Return relating to a period after the Closing Date.

8.4                         Transfer Taxes.  All transfer, documentary, sales, use, stamp, registration and other substantially similar Taxes and fees incurred in connection with this Agreement (collectively, “Transfer Taxes”) shall be borne and paid by Parent, and Parent will file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes; provided, however, that this Section shall not apply to any income or franchise Taxes or similar state or local Taxes imposed on the Sellers or any of the Company Group by reason of the sale of

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the Company Common Stock, which shall be borne and paid solely by the Sellers or their direct or indirect owners, as appropriate.

8.5                         Convention for Allocating Taxes.  To the extent permitted under applicable Law, the Company shall close its income Tax (or similar sort of Taxes) taxable year as of the close of business on the Closing Date; provided however, that if the Company is required to file a Tax Return for a Straddle Period, the portion of Taxes for a Straddle Period that relates to the Pre-Closing Tax Period shall be calculated as though the taxable period of the Company terminated as of the close of the Closing Date; and provided, further, that in the case of a Tax not based on income, receipts, proceeds, profits or similar items (or items determined on an annual basis such as depreciation or amortization), the portion of the Tax (or item) for a Pre-Closing Tax Period shall be equal to the amount of Tax (or item) for the entire Straddle Period multiplied by a fraction, the numerator of which is the total number of days from the beginning of the Straddle Period through (and including) the Closing Date and the denominator of which is the total number of days in the Straddle Period.

8.6                         Refunds.  All refunds of Taxes (including any interest thereon) from a Tax authority in respect of the Company for any Pre-Closing Tax Period (or any such refund for a Pre-Closing Tax Period) that is credited against a Tax liability of Parent, the Company, or any of their respective Affiliates for any taxable period (or portion thereof) beginning after the Closing Date shall be held in trust by Parent for the benefit of the Sellers and paid by Parent to the Sellers within thirty (30) days after receipt of such refunds; provided, however, that to the extent such refunds of Taxes (including any interest thereon) exceed $200,000, Parent shall be permitted in its discretion to pay any additional amount of such refunds in the form of shares of Parent (instead of cash).

8.7                         Negative Tax Covenant.  Without the prior consent of Sellers, not to be unreasonably withheld, Parent shall not, and shall cause its Affiliates not to, absent clear conflict with applicable Law or the existing reporting position or information, (i) amend, refile or otherwise modify any Tax Return, or make, change or revoke any Tax election, (ii) initiate discussions or examinations with any Governmental Body regarding Taxes of the Company for any Pre-Closing Tax Period, or (iii) make any voluntary disclosures with respect to Taxes of the Company for any Pre-Closing Tax Period.

8.8                         Tax Matter Disputes.  Any dispute in connection with the preparation and filing of Tax Returns pursuant to this Article VIII or any Tax Claim pursuant to Section 8.3 shall be resolved by an independent accounting firm mutually acceptable to the Sellers and Parent.  Each of the Sellers and Parent shall submit to such independent accounting firm its own proposed calculation of such disputed items.  The fees, costs and expenses of such independent accounting firm shall be borne equally by Parent on the one hand and the Sellers on the other.  If any dispute with respect to a Tax Return is not resolved prior to the due date of such Tax Return, such Tax Return shall be filed in the manner that the party responsible for preparing such Tax Return deems correct, without prejudice to the rights of the other party.

44

ARTICLE IX

MISCELLANEOUS

9.1                         Expenses.  Except as otherwise provided in this Agreement, the Sellers, the Company and Purchaser shall each bear their own expenses incurred in connection with the negotiation and execution of this Agreement and each other agreement, document and instrument contemplated by this Agreement and the consummation of the transactions contemplated hereby and thereby.

9.2                         Specific Performance.  The parties hereto acknowledge and agree that a breach of this Agreement by any party would cause irreparable damage to the other party and that such other party will not have an adequate remedy at law. Therefore, the obligations of the parties under this Agreement shall be enforceable by a decree of specific performance issued by any court of competent jurisdiction, and appropriate injunctive relief may be applied for and granted in connection therewith.  Such remedies shall, however, be cumulative and not exclusive and shall be in addition to any other remedies which any party may have under this Agreement or otherwise.

9.3                         Entire Agreement; Amendments and Waivers.  This Agreement (including the schedules and exhibits hereto), the Company Documents, and the Purchaser Documents, represent the entire understanding and agreement among the parties hereto or between or among any of them with respect to the subject matter hereof and can be terminated, amended, supplemented or changed, and any provision hereof can be waived, only by a written instrument making specific reference to this Agreement signed by the party against whom enforcement of any such termination, amendment, supplement, modification or waiver is sought.  No action taken pursuant to this Agreement, including any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any provision of this Agreement.  The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach.  No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy hereunder.

9.4                         Governing Law.

(a)                                 This Agreement shall be governed by and construed in accordance with the Laws of the State of North Carolina applicable to contracts made and performed in such State without giving effect to any choice or conflict of law provision or rule (whether of the State of North Carolina or any other jurisdiction).

(b)                                 ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY MAY BE INSTITUTED ONLY IN THE COURTS OF THE STATE OF NORTH CAROLINA, COUNTY OF DURHAM, OR, IF IT HAS OR CAN ACQUIRE JURISDICTION, IN THE UNITED STATES DISTRICT COURT FOR THE MIDDLE DISTRICT OF NORTH CAROLINA LOCATED IN THE CITY OF DURHAM, NORTH CAROLINA, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH

45

COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

9.5                         Notices.  All notices and other communications under this Agreement shall be in writing and shall be deemed given (i) when delivered personally in hand (with written confirmation of receipt), (ii) upon delivery by overnight courier (with written confirmation of receipt) or (iii) on the date of transmission if sent by facsimile, electronic mail or other wire transmission during normal business hours (and if not, on the next succeeding Business Day), in each case at the following addresses or facsimile numbers (or to such other address or facsimile number as a party may have specified by notice given to the other party pursuant to this provision):

If to any Seller, to its address set forth in Exhibit A;

with a copy (which shall not constitute notice) sent at the same time and by the same means to:

William A. Wiese

Attorney at Law

825 East Speer Blvd., Suite 100A

Denver, CO 80218

Telephone: 303-832-3933

Fax: 303-647-1324

Email: bill@wawdenverlaw.com

If to Purchaser, to:

Cerecor Inc.

400 Pratt St, Suite 606

Baltimore, MD 21202

Attention:  Mariam Morris

Telephone:  443-304-8002

E-mail: MMorris@cerecor.com

with a copy (which shall not constitute notice) sent at the same time and by the same means to:

Wyrick Robbins Yates & Ponton LLP

4101 Lake Boone Trail, Suite 300

Raleigh, North Carolina 27607

46

Attention:  Amy E. Risseeuw

Telephone:  919.781.4000

Fax:  919.781.4865

E-mail:  arisseeuw@wyrick.com

9.6                         Severability.  If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any Law or public policy, all other terms or provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.  Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

9.7                         Binding Effect; Assignment.  This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns.  Nothing in this Agreement shall create or be deemed to create any third-party beneficiary rights in any person or entity not a party to this Agreement except as provided below.  No assignment of this Agreement or of any rights or obligations hereunder may be made by either the Sellers or Purchaser (by operation of law or otherwise) without the prior written consent of the other parties hereto and any attempted assignment without the required consents shall be void; provided, however, that Purchaser may assign this Agreement and any or all rights or obligations hereunder (including Purchaser’s rights to seek indemnification hereunder) to any Affiliate of Purchaser, any Person from which it has borrowed money or any Person to which Purchaser or any of its Affiliates proposes to sell all or substantially all of the assets relating to the business; provided, that no such assignment of rights or obligations shall relieve Purchaser of its obligations hereunder.  Upon any such permitted assignment, the references in this Agreement to Purchaser or Parent shall also apply to any such assignee unless the context otherwise requires.

9.8                         Counterparts.  This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

** REMAINDER OF PAGE INTENTIONALLY LEFT BLANK**

47

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first written above.

Parent:

Cerecor Inc.

By:	/s/ Mariam E. Morris
Name:	Mariam E. Morris
Title:	Chief Financial Officer

Merger Sub:

ZPC Merger Corp.

By:	/s/ Mariam E. Morris
Name:	Mariam E. Morris
Title:	Chief Financial Officer

Sellers:

Fremantle Corporation

By:	/s/ Randal Jones
Name:	Randal Jones
Title:	CEO

LRS International, LLC

By:	/s/ Robert Moscato
Name:	Robert Moscato
Title:	Manager

Company:

Zylera Pharma Corp.

By:	/s/ Robert Moscato
Name:	Robert Moscato
Title:	President

[Signature Page to Merger Agreement]

Shareholder:

Zylera Pharmaceuticals, LLC

By:	/s/ Robert Moscato
Name:	Robert Moscato
Title:	Manager

[Signature Page to Merger Agreement]

EXHIBIT A

SELLER NOTICE INFORMATION

Exhibit 99.1

Cerecor Acquires TRx Pharmaceuticals

Addition of commercial franchise signals strategic shift toward pediatric healthcare

Revenue stream to drive development of early-stage orphan drug candidates

BALTIMORE, Nov. 17, 2017 — Cerecor Inc. (NASDAQ: CERC) and TRx Pharmaceuticals, LLC (TRx) today announced that the companies have entered into a purchase agreement in which Cerecor will acquire TRx, including subsidiary Zylera Pharmaceuticals, LLC and its franchise of commercial medications led by Poly-Vi-Flor® (multivitamin and fluoride supplement tablet, chewable) and Tri-Vi-Flor® (multivitamin and fluoride supplement suspension/drops) and a merger agreement in which Cerecor will acquire Zylera Pharma Corp. The transactions have been unanimously approved by the Cerecor Board of Directors and are expected to close today.

“The acquisition of TRx and its subsidiaries is a pivotal move in our strategic shift towards pediatric healthcare. Operationally, we believe the transaction adds a highly-effective commercial unit that will drive a solid revenue stream to help us advance our pipeline of drug candidates for rare neurologic diseases,” said Steven Boyd, majority shareholder and Cerecor Board Member. “Following this and other recent transactions, we believe Cerecor is well-capitalized to acquire additional products with a near-term goal of becoming a self-sustained, integrated pharmaceutical company.”

“TRx is excited to be bring its expertise to Cerecor, which enables the company to have a built-out commercial operation with deep relationships in the pediatric space,” said Robert Moscato, co-founder and chief executive officer of TRx. “We look forward to contributing to the future success of Cerecor.”

Under the terms of the transactions, Cerecor will make an initial payment of $23 million for the purchase of TRx, of which $18.9 million will be in cash and the remaining $4.1 million in Cerecor common stock, and will pay $4 million for the acquisition of Zylera Pharma Corp, paid in Cerecor common stock. TRx shareholders will be eligible to receive up to an additional $7 million in contingent payments upon achievement of certain commercial and regulatory milestones. Torreya Partners advised TRx of the transaction. Prior to the acquisition, TRx was expected to achieve approximately $13 million in net sales for 2017.

In August 2017, Cerecor sold full worldwide rights to CERC-501 to Janssen Pharmaceuticals, Inc. in exchange for initial gross proceeds of $25 million, of which $3.75 million was deposited into a twelve-month escrow to secure certain indemnification obligations to Janssen, as well as a potential future $20 million regulatory milestone payment.

About Poly-Vi-Flor® and Tri-Vi-Flor®

Poly-Vi-Flor and Tri-Vi-Flor are vitamin and fluoride supplements used in infants and children to treat or prevent deficiency of essential vitamins and fluoride, often caused by poor diet or low levels of fluoride in drinking water and other sources. Poly-Vi-Flor and Tri-Vi-Flor are available in various formulations, including an oral suspension and chewable tablets.

Respective product labeling for Poly-Vi-Flor and Tri-Vi-Flor is available here and here.

About Cerecor

Cerecor is a biopharmaceutical company focused on developing innovative therapies that make a difference in the lives of patients. The Company’s pipeline is led by CERC-301, which Cerecor currently intends to explore as a novel treatment for orphan neurological indications. The Company is also developing two pre-clinical stage compounds, CERC-611 and CERC-406.

For more information about Cerecor, please visit www.cerecor.com.

About TRx Pharmaceuticals

TRx Pharmaceuticals is the parent company of Zylera Pharmaceuticals, LLC (Zylera).  Zylera is a specialty pharmaceutical company that develops, acquires, and commercializes prescription pharmaceutical products and dietary supplements and markets those products in the U.S.  Zylera has a diversified portfolio of products prescribed by pediatricians to treat an array of conditions.  The Company’s R&D efforts are supported by revenues from its franchise of commercial medications led by Poly-Vi-Flor® (multivitamin and fluoride supplement tablet, chewable) and Tri-Vi-Flor® (multivitamin and fluoride supplement suspension/drops).

Forward-Looking Statements

This press release may include forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that are not historical facts. Such forward-looking statements are subject to significant risks and uncertainties that are subject to change based on various factors (many of which are beyond Cerecor’s control), which could cause actual results to differ from the forward-looking statements. Such statements may include, without limitation, statements with respect to Cerecor’s plans, objectives, projections, expectations and intentions and other statements identified by words such as “projects,” “may,” “will,” “could,” “would,” “should,” “continue,” “seeks,” “aims,” “predicts,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “potential,” or similar expressions (including their use in the negative), or by discussions of future matters such as the receipt of the escrowed initial gross proceeds amount or the potential future regulatory milestone payment from Janssen, the development of product candidates or products, potential attributes and benefits of product candidates, the expansion of Cerecor’s drug portfolio, Cerecor’s ability to identify new indications for its current portfolio, and new product candidates that could be in-licensed and other statements that are not historical. These statements are based upon the current beliefs and expectations of Cerecor’s management but are subject to significant risks and uncertainties, including those detailed in Cerecor’s filings with the Securities and Exchange Commission. Actual results may differ from those set forth in the forward-looking statements. Except as required by applicable law, Cerecor expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Cerecor’s expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based.

For more information about the Company and its products, please visit www.cerecor.com.

For media and investor inquiries

Scott Santiamo

Russo Partners LLC

scott.santiamo@russopartnersllc.com

(718) 344-5843

Exhibit 99.2

Cerecor Announces Leadership Changes

Appoints Randal O. Jones and Robert C. Moscato, Jr. to Board of Directors; Names Moscato as President and Chief Operating Officer

Interim chief executive officer John Kaiser and chief medical officer Dr. Ronald Marcus stepping down

Changes follow pivotal acquisition of TRx Pharmaceuticals guiding transformation toward pediatric health company

BALTIMORE Nov. 17, 2017 — Cerecor, Inc. (NASDAQ: CERC), a biopharmaceutical company focused on developing and commercializing innovative therapies that make a difference in the lives of patients, today announced key leadership changes, following the Company’s recent acquisition of TRx Pharmaceuticals. TRx co-founders Randal O. Jones and Robert C. Moscato Jr. have been appointed to the Cerecor Board of Directors, and Mr. Moscato will assume the roles of president and chief operating officer, effectively immediately. Concurrent with the new appointments, John Kaiser, interim chief executive officer, and Dr. Ronald Marcus, chief medical officer, have resigned, effective immediately.

“I am very pleased to welcome Randal and Rob to our board of directors, and Rob into our management team,” said Uli Hacksell, Ph.D., chairman of Cerecor. “With more than thirty years of achievements in biopharmaceuticals, Randal’s insight will be an important asset as we solidify our vision as a pediatric healthcare company. In addition, Rob’s extensive experience with business development, product launches, sales force development and channel marketing will enable him to make immediate contributions to the success of our business. Randal and Rob are welcomed additions to our leadership and we look forward to their contributions to Cerecor’s future success.”

Dr. Hacksell continued, “I want to thank John Kaiser for all of his immeasurable efforts, yet most notably for his instrumental role in shaping the future of Cerecor with our recent acquisitions. I am also grateful to Ron Marcus for his loyal service during his tenure with the Company.”

“I look forward to shaping and guiding the overall strategic vision of the company, including the important contributions of the commercial legacy assets Rob and I cultivated during our time at the helm of TRx,” said Mr. Jones.

Mr. Moscato added, “I am excited to join the organization at a pivotal point in its history. The addition of a growing commercial portfolio to a pipeline of innovative candidates has Cerecor well-positioned for success, and I’m proud to work alongside a talented group of colleagues who share my desire to make a difference in the lives of patients.”

Mr. Jones brings extensive biopharmaceutical enterprise development, business, and financial management experience to the Cerecor Board of Directors. Previously, Mr. Jones was co-founder and chief executive officer at TRx Pharmaceuticals, LLC, and chief financial officer of subsidiary Zylera Pharmaceuticals. As an entrepreneurial financial and operations executive with more than three decades of experience, Mr. Jones has successfully advised leadership of many biopharma companies, including MERIX Bioscience, Enhance Biotech, Ardent Pharmaceuticals, KBI Biopharma and Becton Dickinson. During the early portion of his career, Mr. Jones contributed to the rapid growth and development of Technico Agri Science and the Concord Group of Companies, where he held positions of increasing responsibility. Mr. Jones earned his bachelor’s degree from Arizona State University and master’s degree in business administration from the Daniels College of Business at the University of Denver.

Mr. Moscato brings a broad breadth of experience to Cerecor with specialized knowledge of business development, product launches, sales force development and channel marketing. Mr. Moscato has amassed his knowledge during more than 20 years in the biopharmaceutical industry, including c-suite leadership and commercial roles. Most recently, Mr. Moscato served as chief executive officer of Zylera Pharmaceuticals, a wholly-owned subsidiary of specialty pharmaceutical company TRx Pharmaceuticals, LLC. Prior to co-founding and leading TRx, Mr. Moscato was chief operating officer of Deston Therapeutics. Mr. Moscato initially built his career on marketing roles of increasing responsibility with industry giant GSK, where he contributed to the record sales of Wellbutrin XL. Mr. Moscato earned his bachelor’s degree from St. Francis College and master’s degree in business administration from Iona College.

Mariam Morris will continue as the Cerecor’s Chief Financial Officer, leading the company’s financial operations in support of its recent pivotal transactions.

About Cerecor

Cerecor is a biopharmaceutical company focused on developing innovative therapies that make a difference in the lives of patients. The Company’s pipeline is led by CERC-301, which Cerecor currently intends to explore as a novel treatment for orphan neurological indications. Cerecor is also developing two pre-clinical stage compounds, CERC-611 and CERC-406. The Company’s R&D efforts are supported by revenues from its franchise of commercial medications led by Poly-Vi-Flor® (multivitamin and fluoride supplement tablet, chewable) and Tri-Vi-Flor® (multivitamin and fluoride supplement suspension/drops).

For more information about Cerecor, please visit www.cerecor.com.

Forward-Looking Statements

This press release may include forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that are not historical facts. Such forward-looking statements are subject to significant risks and uncertainties that are subject to change based on various factors (many of which are beyond Cerecor’s control), which could cause actual results to differ from the forward-looking statements. Such statements may include, without limitation, statements with respect to Cerecor’s plans, objectives, projections, expectations and intentions and other statements identified by words such as “projects,” “may,” “will,” “could,” “would,” “should,” “continue,” “seeks,” “aims,” “predicts,” “believes,” “expects,” “anticipates,” “estimates,” “intends,”

“plans,” “potential,” or similar expressions (including their use in the negative), or by discussions of future matters such as the receipt of the escrowed initial gross proceeds amount or the potential future regulatory milestone payment from Janssen, the development of product candidates or products, potential attributes and benefits of product candidates, the expansion of Cerecor’s drug portfolio, Cerecor’s ability to identify new indications for its current portfolio, and new product candidates that could be in-licensed and other statements that are not historical. These statements are based upon the current beliefs and expectations of Cerecor’s management but are subject to significant risks and uncertainties, including those detailed in Cerecor’s filings with the Securities and Exchange Commission. Actual results may differ from those set forth in the forward-looking statements. Except as required by applicable law, Cerecor expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Cerecor’s expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based.

For media and investor inquiries

Scott Santiamo

Russo Partners LLC

scott.santiamo@russopartnersllc.com

(718) 344-5843